ROCKEFELLER CENTER NORTH, INC.,

Landlord,

TO

GREENHILL & CO., INC.,

Tenant

________________

Lease

Dated as of May 16, 2019

________________

1271 Avenue of the Americas

INDEX OF DEFINED TERMS

1271 Avenue of the Americas	59	Confidential Information	57
150% Competitor	59	Configuration Requirements	2
20 Premises	1	Consent Agreement	22
21 Premises	1	Consultants	57
80K Non-Competitor	59	Control	19
85% Occupancy	52	Cost of Operation and Maintenance	49
A/S Consent Request	21	Default Interest Rate	45
A/S Notice	24	Default Termination	36
A/S Requirements	21	Deflated Cost	51
AAA	58, 73	Deposit L/C	78
Accepted ROFO Space	76	Desk Payments	20
Added COM Costs	51	Desk Space	20
Additional Chilled Water Equipment	42	Desk Space Agreement	20
Additional Chilled Water Equipment Requirements	42	Desk Space Information	20
Additional Electric Equipment	12	Desk Space Occupants	20
Additional Office Premises	71	Desk Space Purpose	20
Alteration	62	Disclosing Party	58
Alternative Messenger Service	55	Early Non-Work Access	6
Anti-Corruption Law	82	Equipment License	66
Anti-Terrorism Law	20	Equipment Licensed Areas	66
Applicable Rental Rate	22	Escalation Rent	3
Arbitration Rules	58	Escalation Statement	52
Assembly Use	7	Expedited Arbitration Proceeding	58
Assignment Recapture Termination	24	Expiration Date	2
Assignment Recapture Termination Date	26	Fair Market Rental Value	73
Audit Proceeding	53	Financial Test	79, 80
Available Recapture Termination	24	Fire Stairwells	80
Available Recapture Termination Date	26	First Class Buildings	6
Available Space	24	First Class Standard	6
Average Real Estate Taxes	51	First Renewal Notice	72
Bank	78	First Renewal Premises	71
Base Building Components	18	First Renewal Term	72
Base Building Work	2	First Rent Period	3
Base COM	51, 76	Fitness Use	7
Base Real Estate Taxes	51, 76	Fixed Rent	3
Below Grade Premises	1	Floor	2
Bike Room	81	Force Majeure	5
Bike Room License	81	Full Floor	2
Bottom-up	72	GAAP	49
Building	1	Hazardous Substances	61
Building HVAC Hours	40	Indemnitees	16
Building Regulations	14	Initial Alterations	62
Business Day(s)	39	Initial Office Premises	71
Business Hours	39	Initial Security Date	77
C3 Notice	1	Initial SNDA Request	32
C3 Option	1	intermediate Successor Entity	19
Ceiling Mounted HVAC Units	10	Labor Harmony Requirements	63
Charity Events	7	Land	1
CofO Amendment	7	Landlord	1, 45
COM Percentage Increase	51	Landlord Expenses	13
Commencement Date	2	Landlord Party	15
Comparison Buildings	51	Landlord Pre-Commencement Work	4
Competitor	59	Landlord’s Broker	61
Competitor List	60	Lease	54
Computation Year	47	Leasing Restrictions	20

Licensed Areas	4	Relevant Factors	73
Material Tax Event	46	Remaining Period	36
Minimum Electric Service	11	Renewal Conditions	71
Minimum Sublet Terms	27	Renewal Notice	72
Minimum Total Revenue	79	Renewal Premises	71
New Tenant	38	Renewal Term	72
Non-Competitor	60	Rent	3
Non-Disclosing Party	58	Rent Commencement Date	3
Non-Metered Premises	11	Required Amount	79
Notice	34	Requirements	12
Notices	34	Reserved Tonnage	41
O.E. Share	48	Rockefeller	9
OFAC	20	Rockefeller Center	9
Offered Space	75	Rockefeller Plaza	9
Office Premises	1	ROFO Acceptance Notice	75
Office Premises Full Floor	2	ROFO Conditions	74
Office Premises Partial Floor	2	ROFO Floor	74
Office Uses	7	ROFO FMV Notice	77
Outside Commencement Date	5	ROFO Right	75
Outside Special Date	6	ROFO Space	74
Overall Expanded Premises	71	ROFO Space Commencement Date	76
PA Permit	7	ROFO Space Notice	75
Partial Floor	2	ROFO Superior Rights	74
Partial Floor Demise Work	25	Satellite Equipment	66
Permitted Pledge	18	Satellite Licensed Area	66
Permitted Transfers	18	Second A/S Consent Request	21
Permitted Uses	6	Second A/S Notice	24
Person	57	Second Expansion Space Target Delivery Date	75
Plaza Work	6	Second Renewal Notice	72
Plaza Work Target Date	6	Second Renewal Premises	72
Post-Stability Period	52	Second Renewal Term	72
Premises	1, 76	Second Rent Period	3
Premises Delivery Work	2	Second Tenant Alteration Request	63
Present Renovations	6	Security Areas	15
Preservation Agreement	4	Security Deposit	77
Pre-Stability Period	52	Shaft Space Equipment	69
Primary Business	60	Shaft Space License	69
Profit Obligations	23	Shaft Space Licensed Area	68
Prohibited Person	20	Signage Restriction Period	60
Prohibited Transferee	20	SNDA	32
Proposed Determination	74	Stability Year	52
Punch-List	4	Stability Year Tax Payment Amount	52
Qualified Charity	7	Stairway License	80
Qualified Delay	5	Substantial Completion	4
Qualified Encumbrances	4	Substantial Premises Damage	28
Qualified Fixtures	9	Substantially Complete	4
Qualified L/C Issuer	78	Substantiation Request	52
Qualified Personnel	68	Substantiation Response	52
R.E. Tax Share	48	Successor Entity	19
Rate Schedule	13	Successor Landlord	32
Real Estate Taxes	48	Successor Landlord Protections	32
Recapture Notice	24	Superior Instruments	32
Recapture Option	24	Superior Occupancy Rights	71
Recapture Party	25	Superior Party	32
Recapture Sublease	24	Superior Signage Rights	60
Reduction Requirements	79	Supplemental Equipment	66
Referee	73	Tax Year	48
Reimbursement Conditions	65	Technical Systems	63

Tenant	1	Tenant’s Broker	61
Tenant Affiliate	19	Tenant’s Personalty	37
Tenant Alteration Request	63	Term Sheet	24
Tenant Delay	5	Third Rent Period	3
Tenant Indemnitees	17	TI Allowance	65
Tenant Insurables	28	Top-down	72
Tenant Party	14	Transfer	18, 22
Tenant Security Systems	80	Transfers	18, 24
Tenant Service	62	TSP	43
Tenant’s Accountant	53	Unutilized Area	67
Tenant’s Area	48	USA Patriot Act	20
Tenant’s Audit Request	53	Use Permit	7
Tenant’s Audit Results	53	Use Permit Plans	7
Tenant’s Basic Assignment Cost	22	Working Drawings	63
Tenant’s Basic Subletting Cost	22	Year-End Statement	80
Tenant’s BMS	13

LIST OF EXHIBITS

DESCRIPTION
EXHIBIT 1	20 & 21 PREMISES
EXHIBIT 2A	BELOW GRADE PREMISES – OPTION 1
EXHIBIT 2B	BELOW GRADE PREMISES – OPTION 2
EXHIBIT 3	BASE BUILDING WORK
EXHIBIT 4A	PREMISES DELIVERY WORK FOR OFFICE PREMISES
EXHIBIT 4B	PREMISES DELIVERY WORK FOR BELOW GRADE PREMISES
EXHIBIT 5	RSF ON A FULL FLOOR BASIS
EXHIBIT 6	PLAZA WORK
EXHIBIT 7	RULES AND REGULATIONS
EXHIBIT 8	ASSIGNMENT CONSENT FORM
EXHIBIT 9	SUBLEASE CONSENT FORM
EXHIBIT 10	SNDA FORM
EXHIBIT 11	HVAC SPECS - OFFICE PREMISES
EXHIBIT 12	CLEANING SPECS - OFFICE PREMISES
EXHIBIT 13	CHILLED WATER SPECIFICATIONS
EXHIBIT 14	COMPARISON BUILDINGS & RSF
EXHIBIT 15	COMPETITOR LIST
EXHIBIT 16	FORM OF DEPOSIT L/C

Lease, dated as of May 16, 2019, between ROCKEFELLER CENTER NORTH, INC., a New York corporation, having an office at 1221 Avenue of the Americas, New York, N.Y. 10020 (the “Landlord”), and GREENHILL & CO., INC. a Delaware corporation, having an office at 300 Park Avenue, New York, New York 10022 (the “Tenant”).
W I T N E S S E T H:
WHEREAS, the Landlord is willing to lease to the Tenant and the Tenant is willing to hire from the Landlord, on the terms hereinafter set forth, certain space in the building known as 1271 Avenue of the Americas, New York, New York (such building, together with the related improvements on the Land, the “Building”) situated upon a plot of land (the “Land”), in the Borough of Manhattan, New York, N.Y.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Landlord and the Tenant agree as follows:
ARTICLE ONE
Demise of Premises, Term and Rent
1.1.1    The Landlord does hereby lease and demise the Premises to the Tenant, and the Tenant does hereby hire and take the Premises from the Landlord, subject and subordinate to the Qualified Encumbrances and upon and subject to the provisions of this Lease, and for the term hereinafter stated.
1.1.2    The “Premises” consists of the Office Premises and the Below Grade Premises (if any). The “Office Premises” as of the date hereof consists of and means the following (deemed to comprise 77,622 rentable square feet in total):
(i) the entire rentable space on the 21st Floor of the Building (deemed to comprise 38,752 rentable square feet, and designated by the Landlord for administrative purposes as ‘Space A’ on such Floor) as substantially shown hatched on the diagram attached hereto as Exhibit 1 (the “21 Premises”);
(ii) the entire rentable space on the 20th Floor of the Building (deemed to comprise 38,870 rentable square feet, and designated by the Landlord for administrative purposes as ‘Space A’ on such Floor) as substantially shown hatched on the diagram attached hereto as Exhibit 1 (the “20 Premises”);
together with, for each of the spaces described in the foregoing clauses (i)-(ii), all fixtures, equipment, improvements, installations and appurtenances which at the commencement of or during the term of this Lease are attached to all such space (except items not deemed to be included therein and removable by the Tenant as provided in Article Four).
The “Below Grade Premises” , if any, means the C3 Space identified by the Tenant in its C3 Notice in accordance with the terms hereof.
By Notice to the Landlord given at any time on or prior to July 31, 2019 (a “C3 Notice”), the Tenant shall have the one-time right to exercise the C3 Option subject to and in accordance with the terms and conditions hereof. The “C3 Option” means the right to expand the Premises to include either (i) the space on the Sub-Basement C-3 level of the Building (deemed to comprise 3,341 rentable square feet, and designated by the Landlord for administrative purposes as ‘Space ‘K’ on such level) as substantially shown hatched on the diagram attached hereto as Exhibit 2A, together with all fixtures, equipment, improvements, installations and appurtenances which at the commencement of or during the term of this Lease are attached to all such space (except items not deemed to be included therein and removable by the Tenant as provided in Article Four) or (ii) the space on the Sub-Basement C-3 level of the Building (deemed to comprise 2,714 rentable square feet) as substantially shown hatched on the diagram attached hereto as Exhibit 2B, together with all fixtures, equipment, improvements, installations and appurtenances which at the commencement of or during the term of this Lease are attached to all such space (except items not deemed to be included therein and removable by the Tenant as provided in Article Four). If a C3 Notice is not delivered, or is not delivered within the time frame set forth above, time of the essence, then, in any such case, the Tenant shall have no further C3 Option. Upon proper delivery of a C3 Notice and exercise of the C3 Option, the Below Grade Premises so elected shall become and be part of the Premises hereunder. Promptly after the exercise of the C3 Option the parties will execute and deliver an amendment to this Lease, confirming the expansion of the Premises to include the Below Grade Premises so elected, but the parties’ failure to do so shall not affect the exercise of the C3 Option or their respective rights and obligations under this Lease.
1.1.3    The term “Floor” or “Full Floor” means, with respect to each of the 2nd – 48th floors of the Building, the entire leasable area on each such floor. The term “Partial Floor” means, with respect to each of the 2nd – 48th floors of the Building, a portion, but not the entire, leasable area on such floor. “Office Premises Full Floor” means a Full Floor on which the Office Premises covers all of such Full Floor. “Office Premises Partial Floor” means a Full Floor on which the Office Premises covers a portion, but not all, of such Full Floor. The Premises may be expanded or contracted in accordance with the express provisions of this Lease.
1.1.4 “Configuration Requirements” means, with respect to any portion of a Floor (or any portion of a below-grade level) to be leased (or no longer leased) by the Tenant in the Building, that such portion is located and configured in a manner reasonably acceptable to the Landlord , taking into account its location on the applicable Floor or level, access to the unit from the common areas, size and configuration, and the configuration, location and marketability of the remaining space on the Floor on which such space is located (or the remaining space on the below-grade level on which such space is located). Promptly after the exercise of any relevant right for which the Configuration Requirements are a factor, the Tenant shall make a reasonably detailed written request and the Landlord shall reasonably determine whether such request is appropriate taking into account the foregoing criteria. Any disapproval shall contain reasonably detailed objections of the Landlord based on the foregoing criteria, and the parties shall work cooperatively to reasonably agree on how the Configuration Requirements apply with respect to such exercise.
1.2.1    The commencement date of the term of this Lease with respect to the Premises (the “Commencement Date”) shall be the date on which all of the following shall have occurred: (x) Substantial Completion of the Premises Delivery Work and the Base Building Work, (y) delivery to the Tenant of vacant and occupant-free possession of the Premises, broom-clean, and in accordance with Requirements applicable to vacant, demolished office space (as to the Office Premises), or applicable to vacant, demolished below grade space (as to any Below Grade Premises), and (z) execution and delivery by the Landlord and the Superior Party of the SNDA referred to in Section 13.1. The Landlord shall use commercially reasonable efforts to cause the matters covered in clauses (x)-(z) of the definition of “Commencement Date” to be satisfied by April 1, 2020, but, notwithstanding anything to the contrary set forth herein, if the matters covered in clauses (x)-(z) of the definition of “Commencement Date” are satisfied prior to April 1, 2020, then the Commencement Date will be deemed to occur on, but not prior to, April 1, 2020.
1.2.2    “Base Building Work” shall mean, (A) with respect to the Office Premises, the work described on Exhibit 3, and (B) with respect to any Below Grade Premises, no work.
1.2.3    “Premises Delivery Work” shall mean, (X) with respect to the Office Premises, the work as described therefor on Exhibit 4A, and any other work expressly described in this Lease as being Premises Delivery Work, and (Y) with respect any Below Grade Premises, the work described therefor on Exhibit 4B.
1.2.4     Upon occurrence of the Commencement Date, the Landlord and the Tenant shall execute and deliver an agreement memorializing the date of such occurrence, such agreement to be in form reasonably acceptable to both parties; provided, that the failure to do so shall not affect the occurrence of the Commencement Date, the validity of this Lease or the parties’ respective rights and obligations hereunder.
1.2.5     The term of this Lease shall end (i) on the last day of the month in which occurs the day prior to the day which is the fifteen (15) years and three (3) months following the Rent Commencement Date, or (ii) on such earlier date upon which the term may expire or be terminated pursuant to any of the conditions of limitation or other provisions of this Lease or pursuant to law (the “Expiration Date”). The Expiration Date is also subject to change as a result of the Tenant’s having exercised any renewal rights under Article Thirty-Three. All licenses in favor of the Tenant under this Lease shall be coterminous with the term of this Lease and shall automatically terminate and expire upon the expiration or earlier termination of this Lease and the termination of such licenses shall be self-operative and no further instrument shall be required to effect such termination; provided that licenses may nonetheless terminate earlier than as aforesaid in accordance with express provisions of this Lease applicable thereto, respectively.

1.3.1    The rent reserved under this Lease for the term of this Lease shall consist of (a) Fixed Rent, at the rates set forth below plus (b) the “additional rent”, which term shall mean and include all other charges payable by the Tenant to the Landlord hereunder, whether or not characterized as additional rent, payable as provided in this Lease. “Escalation Rent” means additional rent payable pursuant to Sections 24.1.1, 24.1.2 and 24.1.3. Fixed Rent and additional rent are referred to collectively as “Rent”. The Tenant’s obligation to pay Fixed Rent and Escalation Rent commences on November 1, 2020 (the “Rent Commencement Date”); provided that such Rent Commencement Date may be postponed subject to and in accordance with the provisions of Section 2.2.2.1. “Fixed Rent” shall mean and be payable as follows:
(I)     with respect to the Office Premises: (i) Ninety-one and 00/100 Dollars ($91.00) per rentable square foot thereof per annum for the period commencing on the Rent Commencement Date and ending on the day immediately preceding the date that is five (5) years and three (3) months after the Rent Commencement Date (the period covered by this clause (i), “First Rent Period”), (ii) Ninety-eight and 00/100 Dollars ($98.00) per rentable square foot thereof per annum for the period commencing on the first day after the end of the First Rent Period and ending on the day immediately preceding the fifth (5th) anniversary of the end of the First Rent Period (the period covered by this clause (ii), “Second Rent Period”) and (iii) One Hundred Five and 00/100 Dollars ($105.00) per rentable square foot thereof per annum for the period commencing on the first day after the end of the Second Rent Period and ending on the Expiration Date (the period covered by this clause (iii), “Third Rent Period”);
(II)    with respect to any Below Grade Premises: (i) Forty and 00/100 Dollars ($40.00) per rentable square foot thereof per annum for the First Rent Period, (ii) Forty-Four and 00/100 Dollars ($44.00) per rentable square foot thereof per annum for the Second Rent Period and (iii) Forty-Eight and 40/100 Dollars ($48.40) per rentable square foot thereof per annum for the Third Rent Period; and
(III)    from and after the Commencement Date, the additional amounts for electric service as set forth in Section 5.1.2 with respect to any Non-Metered Premises, if any.
Fixed Rent shall be payable without demand in equal monthly installments in advance on the first Business Day of each and every calendar month of the term of this Lease for which Fixed Rent is reserved as aforesaid (except that if the Rent Commencement Date does not occur on the first day of a month, then the first Fixed Rent payment shall be due on the Rent Commencement Date with an apportionment for such partial month).
1.3.2    All Rent shall be paid to the Landlord in lawful money of the United States of America by wire transfer of immediately available federal funds to JPMorgan Chase Bank, ABA Number 021-000-021, Account Name: Rockefeller Center North, Account Number 9102-716595, Reference: Greenhill, or to such other place, or by such other reasonable method, as the Landlord shall, from time to time, designate in a notice given to the Tenant a reasonable amount of time prior to the effectiveness of such change.
1.3.3 If and to the extent that an abatement (as opposed to a credit, and as opposed to the ‘free rent’ period between the Commencement Date and the Rent Commencement Date, neither of which are considered an ‘abatement’ for purposes hereof) of any Fixed Rent and/or Escalation Rent is expressly provided for under this Lease with respect to any portion of the Premises for any specific day(s), and the Tenant is entitled to a different abatement with respect to the same portion of the Premises for the same day(s), only one of such abatements shall apply (and if the abatements are not of equal value, only the one of greater value shall apply). If the Tenant would be entitled to an abatement between the Commencement Date and the Rent Commencement Date, such abatement (subject to the preceding sentence) shall be applied from and after the Rent Commencement Date.
1.4 The Tenant shall pay the Rent as and when the same shall become due and payable as provided in this Lease, without demand therefor and without any setoff or deduction whatsoever (except to the extent any right of setoff or deduction is expressly provided for in this Lease), and keep, observe and perform, and permit no violation of, each and every provision contained in this Lease (subject to and in accordance with the terms hereof) on the part of the Tenant to be kept, observed and performed.
1.5 In determining the rentable area and, where applicable, the useable area of the Building or any portion thereof pursuant to any provision of this Lease, the useable area thereof in square feet shall be determined in accordance with the Standard Method of Floor Measurement for Office Buildings approved by The Real Estate Board of New York, Inc., which became effective on January 1, 1987, and the rentable area thereof in square feet shall be determined by utilizing a 27% loss factor from useable to rentable for a Full Floor (with an appropriate adjustment for the loss factor for any Partial Floor, consistent with the configuration of the space in question), and a 20% loss factor for space below the 2nd floor of the Building (with an appropriate adjustment to such 20% loss factor based on the configuration of the space in question). For purposes of this Lease, the parties agree that the rentable square footages for the Full Floors and the other levels of the Building, using the loss factors referred to above, is as listed on Exhibit 5. With respect to any expansion or reduction of the Premises in accordance with the terms of this Lease as to which the precise rentable square footage thereof is not specified in this Lease, the Landlord and the Tenant shall reasonably agree upon the precise rentable square footage of such space using the applicable loss factor referred to in this Section 1.5 promptly after the determination of the configuration of such space in accordance with the terms hereof. The foregoing loss factors shall not be changed during the term of this Lease, but, as set forth in Section 34.1, any changes in the leasing market to the assumptions set forth in this Section 1.5 regarding loss factors shall be one of the Relevant Factors in making future determinations of the Fair Market Rental Value for the space in question.
1.6    The term “Qualified Encumbrances” means (a) matters of record affecting the Premises, Building or Land, (b) the Superior Instruments to which this Lease is subordinate, taking into account non-disturbance protection in favor of the Tenant subject to and in accordance with the provisions of Article Thirteen or any SNDA provided to the Tenant thereunder, (c) any declaration of restrictions or other document in respect of the transfer of use of development rights, (d) any declaration or other document which subjects all or any portion of the Land and/or the Building to a condominium regime, and (e) any preservation or similar easement, declaration or agreement containing covenants, restrictions or agreements in respect of the maintenance of the Building and/or the Land as a landmark site with or held by a governmental agency or an entity designated or accepted by a governmental agency (each, a “Preservation Agreement”); provided that any matters covered by clauses (a), (c), (d) or (e) of this definition which first come into effect after the date of this Lease shall not (i) adversely affect or restrict the Tenant’s use and enjoyment of the Premises, the Licensed Areas or access thereto, or the Tenant’s rights or non-monetary obligations under this Lease, in each case except to a de minimis extent, or (ii) impose any additional cost on the Tenant or result in an increase in the amounts that would otherwise be payable by the Tenant pursuant to this Lease, unless, in the case of this clause (ii), the Landlord and any counterparty to an SNDA in favor of the Tenant shall have agreed that the Landlord or such counterparty shall be obligated to pay for such additional costs or amounts.
ARTICLE TWO
Completion and Occupancy
2.1    Subject to the provisions of this Lease, the Tenant has examined and shall accept the Premises and the Licensed Areas and the Building “as-is” in their existing condition and state of repair and agrees and understands that no work is to be performed by the Landlord in connection therewith other than the Premises Delivery Work, the Base Building Work and the Plaza Work. “Licensed Areas” means, collectively, the Equipment Licensed Areas, the Shaft Space Licensed Area, the Fire Stairwells and the Bike Room (to the extent of the Tenant’s Bike Room License therein). The Landlord shall undertake the Premises Delivery Work, the Base Building Work and the Plaza Work with due diligence. All work (including repairs) which is the obligation of the Landlord under this Lease shall be done in a good and workmanlike manner and in compliance with all Requirements (except to the extent that compliance with Requirements is otherwise the Tenant’s obligation under this Lease). “Substantial Completion” means, and shall be deemed to have occurred upon, completion of the work in question other than details of construction, decoration or mechanical adjustments which are, in each case, minor in character and the non-completion which does not materially interfere with the Tenant’s use of the Premises (or performance of work by Tenant therein). “Substantially Complete” or “substantially complete” shall mean that Substantial Completion of the work in question has been achieved or deemed to have been achieved. Solely for purposes of establishing the Commencement Date, if Substantial Completion of any Premises Delivery Work or Base Building Work is delayed due to Tenant Delay, the Commencement Date shall be deemed to have occurred on the date it would have occurred absent such Tenant Delay. The Landlord shall endeavor to provide at least seven (7) Business Days’ prior notice of the date the Landlord anticipates achieving the Substantial Completion of all of the Landlord Pre-Commencement Work. “Landlord Pre-Commencement Work” means, collectively, all of the Premises Delivery Work and all of the Base Building Work. Not later than five (5) Business Days after Substantial Completion of all of the Landlord Pre-Commencement Work, the Tenant and the Landlord shall jointly inspect the Premises and jointly create a punch-list of the work that has not been finally completed, as of the date of such inspection (the “Punch-List”), which Punch-List shall be reasonably approved by the Landlord and the Tenant. The Landlord shall use commercially reasonable efforts to complete the Punch-List within sixty (60) days of its having been so created. The Tenant shall be entitled to request a final-walk through to confirm that all Punch List items have been completed.
2.2.1    The Landlord shall keep the Tenant reasonably informed as to progress of satisfying the conditions required for the occurrence of the Commencement Date. Except as otherwise expressly provided herein, if the conditions required for the occurrence of the Commencement Date are delayed, then (i) this Lease shall not be affected thereby but, in such case, the Commencement Date shall be postponed until the date when such conditions are satisfied, (ii) the Tenant shall not be entitled to possession of the subject portion of the Premises until the same is delivered to the Tenant by the Landlord in the manner required hereunder and there shall be no abatement of rent by reason thereof and (iii) the Tenant shall not have any claim against the Landlord nor any right to rescind this Lease and the Landlord shall have no liability to the Tenant, by reason thereof. The foregoing provisions of this Section 2.2.1 shall constitute “an express provision to the contrary” as such phrase is used in Section 223-a of the Real Property Law of the State of New York and shall constitute a waiver of the Tenant’s rights pursuant to such Section 223-a and any other law of like import now or hereafter in force.
2.2.2.1     Notwithstanding anything to the contrary contained herein, if the Commencement Date does not occur by April 1, 2020 (it being agreed that such date shall be postponed one day for each day (or portion thereof) of Tenant Delay and/or Force Majeure (the maximum number of days of such postponement for Force Majeure being subject to the provisions of Section 2.2.2.2) occurring from and after the date hereof; such April 1, 2020 date, or the date to which such date is so postponed, is referred to as the “Outside Commencement Date”), then (x) for each of the first sixty (60) days of Qualified Delay of the Commencement Date from and after the Outside Commencement Date until the occurrence of the Commencement Date, the Rent Commencement Date shall be postponed by two (2) days, and (y) for each day of Qualified Delay after the sixty (60) days referred to in clause (x) until the occurrence of the Commencement Date, the Rent Commencement Date shall be postponed by three (3) days. For greater clarity, the two (2) days of postponement of the Rent Commencement Date set forth in the prior sentence represent one (1) day of Qualified Delay of the Commencement Date and one (1) penalty day, and the three (3) days of postponement of the Rent Commencement Date set forth in the prior sentence represent one (1) day of Qualified Delay of the Commencement Date and two (2) penalty days.
2.2.2.2     “Qualified Delay” means a delay which is not a Tenant Delay or due to Force Majeure. “Tenant Delay” means any actual delay in the Substantial Completion of the Base Building Work, the Premises Delivery Work, the Plaza Work and/or any other work project required to be undertaken or service required to be provided by the Landlord under this Lease, which delay is due to any act or omission (where there is a duty to act) of or by any Tenant Party, including: delays due to a failure to comply with the Tenant’s obligations under this Lease; delays in submission of required information or fully-developed plans, drawings or estimates or in giving responses, authorizations or approvals with respect to same, or as a result of submitting plans which do not comply with the stated requirements therefor; failing to reasonably cooperate in scheduling and coordinating ongoing respective work being done by the Landlord and the Tenant in or near the same areas of the Building; any requested changes by the Tenant with respect to any work to be done by the Landlord; and/or changes to work to be done by the Landlord which are needed in order to comply with Requirements or to address other errors in the plans therefor (in situations where the plans therefor were not prepared by the Landlord). For greater clarity, the Tenant shall have no claim or rights against the Landlord, and the Landlord shall have no liability to the Tenant, by reason of any postponement to the extent resulting from Tenant Delay. Upon a request by the Tenant, the Landlord shall state whether it believes any requested entry to the Premises will cause Tenant Delay, it being acknowledged that if such entry actually causes Tenant Delay, then Tenant Delay shall be deemed to have occurred (irrespective of any statement by the Landlord to the contrary prior to such entry). “Force Majeure” means strikes, acts of G-d, shortages of labor or materials or supplies, war, terrorist acts, civil disturbances, and other causes beyond the reasonable control of the performing party; provided that unavailability of funds is hereby deemed not to be beyond the reasonable control of a party. Solely for purposes of determining the number of days of delay due to Force Majeure with respect to the Outside Commencement Date, delays due to Force Majeure shall be limited to a maximum aggregate of sixty (60) days. Solely for purposes of determining the number of days of delay due to Force Majeure with respect to the Outside Special Date, delays due to Force Majeure shall be limited to a maximum of sixty (60) days. For all purposes of this Lease, concurrent days of a Tenant Delay and delays due to Force Majeure shall count only as Tenant Delays.
2.3     The Tenant by taking possession of any part of the Premises (it being agreed that Early Non-Work Access is not considered taking possession for these purposes) shall be conclusively deemed to have agreed that the Landlord, up to the time of such possession, had performed all of its obligations under this Lease with respect to the delivery condition of the Premises and Licensed Areas as of the date of such possession; provided that the provisions of this sentence shall not apply to the Landlord’s obligations (i) to complete the Punch List items in accordance with the terms of this Lease, (ii) to repair any latent defects in the Base Building Work if and to the extent that the Tenant shall have notified the Landlord of the existence of such latent defects prior to the first anniversary of the substantial completion of such work, and the Landlord hereby agrees to promptly repair such latent defects for which such notice has been provided at the Landlord’s sole cost without pass-through to the Tenant (but the provisions of this clause (ii) shall not apply to the extent of any latent defect caused or exacerbated by any wrongful act or omission (where there is a duty to act) of a Tenant Party) or (iii) to treat or remove Hazardous Materials to the extent of express obligations of the Landlord under this Lease in respect thereof. The Landlord shall be obligated to remove or treat latent asbestos or asbestos-containing materials (and other items that are Hazardous Substances as of the date of this Lease) located in portions of the Premises which are first discovered after the Tenant has taken possession of such portion thereof, to the extent such removal or treatment is required under Requirements which apply in order for the Tenant to (x) be or continue to be legally permitted to occupy the Premises and use the Premises for the Permitted Uses or (y) effectuate Alterations (subject to the Landlord’s approval of such Alterations, to the extent Landlord’s approval is required under this Lease) undertaken by the Tenant; provided, however, that, notwithstanding anything to the contrary set forth in this Lease, the Landlord has no obligation to remove asbestos and/or asbestos-containing materials or other Hazardous Substances from (I) inaccessible areas of the wet stacks serving the Premises so long as the continued presence of such asbestos or asbestos-containing materials does not violate applicable Requirements or (II) any riser, shaft or other pathway space, other than as expressly required under Section 32.1(b).
2.4    The Tenant shall have the right of entry onto the Premises and the Licensed Areas prior to the Commencement Date, for a reasonable number of occasions and at reasonable times solely for the purpose of taking measurements and for preparing its plans for the Initial Alterations (the “Early Non-Work Access”), provided that (i) the Tenant gives the Landlord reasonable prior notice of its desire to enter the Premises, (ii) the Tenant, its employees, agents, representatives and contractors shall be accompanied by a representative of the Landlord (and the Landlord will make a representative available on a reasonable basis), (iii) the Tenant, its employees, agents, representatives and contractors shall not interfere in any respect with the Landlord’s performance of the Base Building Work, the Premises Delivery Work, the Plaza Work, and/or all other present renovations being undertaken by the Landlord with respect to the Building (all of such work by the Landlord, collectively, the “Present Renovations”) and (iv) no Alterations shall be undertaken or commenced by the Tenant during such Early Non-Work Access. During any Early Non-Work Access the Tenant shall be responsible for and shall fully comply with all applicable terms of this Lease, including (x) the insurance and indemnification obligations hereunder and (y) all Requirements and Building Regulations; provided, that in no event shall Fixed Rent or Escalation Rent be payable in respect of Early Non-Work Access.
2.5     “Plaza Work” means the plaza work described on Exhibit 6. The target date for the Plaza Work (“Plaza Work Target Date”) is September 1, 2020. If Substantial Completion of the Plaza Work does not occur prior to the date which is ninety (90) days after the Plaza Work Target Date (it being agreed that such date shall be postponed one day for each day (or portion thereof) of Tenant Delay and/or Force Majeure (the maximum number of days of such postponement for Force Majeure being subject to the provisions of Section 2.2.2.2) occurring from and after the date hereof, and that such 90th day, as may be so postponed, is referred to as the “Outside Special Date” ), then, for the first 60 days of Qualified Delay after the Outside Special Date until Substantial Completion of the Plaza Work, the Tenant shall be entitled to a credit against Fixed Rent in an amount equal to $2,500.00 per day for each of such 60 days, and, thereafter, the Tenant shall be entitled to a credit against Fixed Rent in an amount equal to $5,000.00 per day for each day of Qualified Delay after such 60th day until the occurrence of such Substantial Completion. Notwithstanding the foregoing, there shall be no Fixed Rent credit applied under this Section 2.5 if the day of Qualified Delay for which such credit would otherwise apply is prior to the date that the Tenant shall have moved in to substantially all of the Premises and begun the conduct of its business therein.
ARTICLE THREE
Use of Premises
3.1     (a) The term “First Class Standard” shall mean the standards in effect at First Class Buildings, to the extent the relevant matter applies or exists at such other buildings; provided, however, that with respect to any obligation of the Landlord for which this Lease provides a specific standard or specification, such specific standard or specification shall be deemed to be the First Class Standard for such obligation. “First Class Buildings” means first-class multi-tenanted office buildings located in midtown Manhattan (except if a more specific geographic area is specified in this Lease in a particular context) which are comparable to the Building. “Permitted Uses” are the uses permitted under this Section 3.1, in all cases subject to and in accordance with the term and conditions of this Section 3.1 and the other provisions of this

Lease, including all Building Regulations and all Requirements, and in all cases if and to the extent conducted in a manner which is consistent with the First Class Standard.
(b)    Subject to the terms and conditions hereof, the Premises may be used for the following, but no other purposes: general, administrative, and executive offices (collectively, “Office Uses”) and uses incidental or ancillary thereto, including pantry areas (without cooking therein, but customary office-type microwaves, coffee makers, toaster ovens and similar pantry equipment are permitted) and vending machines; meeting and conference centers and rooms; storage rooms; board rooms; libraries; auditoriums; data or printer center and server rooms; training/seminar room(s); the Tenant’s own messenger center; shipping/mail rooms; document reproduction and copying facilities; file and condensed file rooms; audio-visual and closed circuit television facilities; word-processing, computer and communications facilities; travel booking services for the Tenant’s employees, clients, business guests and permitted occupants of the Premises only; an ATM facility for Tenant’s employees only; a daycare/childcare facility and nursing rooms for the dependents of Tenant’s employees only; Fitness Use; Charity Events; and Assembly Use.
(c)    “Fitness Use” means use for exercise or fitness, including shower facilities in connection therewith, but only for the Tenant’s employees (and the Tenant’s clients who are otherwise present in the Premises for valid business purposes) and other permitted occupants in the Premises and such Fitness Use is permitted only if located directly above other space of the Office Premises. Any use which requires installation or use of grease traps or showers must be located in the Office Premises and is permitted only if located directly above other space of the Office Premises. The Tenant’s own messenger center, if any, is only permitted if located in Below Grade Premises (but shipping/mail rooms may be located in the Office Premises). “Assembly Use” means occasional events for clients and prospective clients of the Tenant (but are otherwise non-public), for training purposes or for Charity Events, in each case which do not require public assembly or other permits or licenses. “Charity Events” means events held to support a Qualified Charity. “Qualified Charity” means a non-profit organization or charitable organization whose use of the Premises is consistent with the First Class Standard and whose presence in or association with the Building or its ownership would not reasonably be expected to increase the likelihood of any disturbance, protest, or interruption at the Building.
(d)    The only Permitted Use for Licensed Areas is the respective specific use(s) for each respective Licensed Area expressly permitted in accordance with the terms of this Lease. Cooking is not permitted (other than customary office-type microwaves, coffee makers, toaster ovens and similar pantry equipment). No alcoholic beverage preparation, dispensing or service are permitted to the extent a liquor license is required therefor, unless such license is procured and maintained in accordance with Requirements. If in the Landlord’s reasonable judgment any particular use or manner of use of any portion of the Premises which is otherwise a Permitted Use requires soundproofing, structural reinforcement (such as libraries or file rooms) or other Alterations in order to satisfy the First Class Standard or Requirements or Building Regulations, the Tenant shall not use the applicable space for such use until such Alterations are completed in accordance with the terms of this Lease and the plans and specifications reasonably consented to by the Landlord and at the Tenant’s sole cost and expense, to the Landlord’s reasonable satisfaction.
(e)    Notwithstanding anything to the contrary contained herein, the Landlord, upon the Tenant’s written request from time to time (but, following the completion of the Initial Alterations, not more often than once in any eighteen (18) month period) and at the Tenant’s sole cost and expense, shall reasonably cooperate with and assist the Tenant to seek (x) an amendment of the certificate of occupancy for the Building to permit one or more of the Permitted Uses hereunder to become a permitted use under the certificate of occupancy for the Building (a “CofO Amendment”) and/or (y) an appropriate public assembly permit in connection with a Permitted Use hereunder as required by applicable Requirements (a “PA Permit”, together with a CofO Amendment, individually or collectively as the context may so require, a “Use Permit”), subject to and in accordance with the following terms and conditions:
(i)     the Landlord shall have the right to designate the expeditor (provided that the expeditor’s rates are commercially reasonable) to be engaged by the Tenant to seek such Use Permit and any related modifications to Building-related filings, plans and submissions (“Use Permit Plans”);
(ii)     the Landlord shall have no liability whatsoever to the Tenant if the Tenant is unable to obtain the applicable Use Permit or acceptance or approval by applicable regulatory agencies of any Use Permit Plans and the Tenant shall not be entitled to any compensation therefor, nor to any abatement or diminution of Rent (or any component thereof), nor shall the same be a condition precedent to the effectiveness of this Lease nor release the Tenant from its obligations hereunder, nor constitute an actual or constructive eviction, in whole or in part, by reason of inconvenience or annoyance to the Tenant, or injury to or interruption of the Tenant’s business, or otherwise;
(iii)    the Landlord makes no representation as to the possibility or feasibility of obtaining the Use Permit or approval of the Use Permit Plans (but if there is an outstanding Building violation with the NYC Department of Buildings (not caused by a Tenant Party) that is preventing the Tenant from obtaining a Use Permit, the Landlord will pay the reasonable out-of-pocket costs the Tenant incurs as a result of such violation to renew its temporary or permanent certificate of occupancy and the Landlord will use commercially reasonable efforts to resolve the violation, and the Tenant shall reasonably cooperate in connection with the Landlord’s efforts);
(iv)    in seeking to obtain the Use Permit and the Use Permit Plans, the Tenant shall do so in a manner which does not interfere or cause any conflict with the Landlord’s ability to obtain a renewal or amendment of the temporary or permanent certificate of occupancy covering the Building in the ordinary course;
(v)    no such Use Permit or approval of the Use Permit Plans may be sought by the Tenant, if the same will (or is reasonably likely to) reduce the permitted density in any leaseable area of the Building outside of the Premises;
(vi)    no such Use Permit or approval of the Use Permit Plans may be sought by the Tenant, if the same will (or is reasonably likely to) reduce the permitted density in any unleaseable area of the Building, other than to a de minimis extent;
(vii)    if any such Use Permit or approval of the Use Permit Plans sought by the Tenant will (or in the reasonable opinion of the Landlord is likely to) require physical changes to the Building, then the following shall apply: (x) if the conditions imposed by the relevant governmental authority require any physical Alterations to portions of the Building (I) any such Alterations shall be at the Tenant’s sole cost and expense and shall be subject to all of the provisions of Article Thirty and elsewhere in this Lease with respect to Alterations, including Landlord’s approval thereof (and if such Alterations are approved and are to be made outside the Premises, or inside the Premises but affecting Building Technical Systems or structural components, or are in any Licensed Areas, same may be made by the Landlord and the Tenant shall pay the Landlord Expenses in connection therewith) and (II) if any such Alterations will (or in the reasonable opinion of the Landlord are likely to) adversely affect any portion of the Building (including, without limitation, common areas, Building Systems or structural components) or would likely result in present or future tenants or occupants of the Building not having the same use and enjoyment of the Building or their premises as they would have had but for such Alterations, then the Landlord will have a discretionary approval right with respect to such Alterations (and no such Use Permit or approval of the Use Permit Plans may be sought by the Tenant in the absence of such approval by the Landlord); and
(viii)    Any actual delay in the occurrence of Substantial Completion of any Base Building Work, Premises Delivery Work or Plaza Work which arises out of any of the matters covered by this Section 3.1(e) shall be deemed a ‘Tenant Delay’.
3.2    The Tenant shall not use, or suffer or permit the use of, the Premises or any part thereof or the Licensed Areas or any part thereof in any manner or for any purpose or do, bring or keep anything, or suffer or permit anything to be done, brought or kept, therein or anywhere in the Building (including the installation or operation of any electrical, electronic or other equipment) which (i) would violate any provision of this Lease or is unlawful or in contravention of the Certificate of Occupancy for the Building, (ii) in the Landlord’s reasonable judgment may in any way impair or interfere with (beyond a de minimis extent) any of the Building services or the proper and economic heating, air conditioning, cleaning or other servicing of any portion of the Building or (iii) cause, or reasonably be expected to cause, security and/or crowd-control problems. Notwithstanding anything in this Lease to the contrary, to the extent that the Landlord permits the Tenant to use any telephone closets, same shall be used by the Tenant only for data transmission.
3.3     Tenant will not use, or suffer or permit the use of, the Premises or any part thereof for any of the following purposes, whether or not incidental to the Tenant’s business: (a) manufacturing of any kind, (b) broadcasting to the general public or the business of broadcasting to the public (including wireless or internet broadcasting) of any programs or pictures of any sort, or for the sale of apparatus or devices connected with the business of such broadcasting (but, except as prohibited in clause (d) (i) below, there is no prohibition on broadcasting relating to the Tenant’s business, including webinars, if the audience for such broadcasting is limited to the Tenant’s own personnel and clients, and/or is limited to audiences not physically present in the Premises ); (c) retail banking or the retail sale to the general public of any item whatsoever, (d) (i) in-person auctions of any kind (even if by invitation only) other than auctions to benefit a Qualified Charity which are ancillary to a primary event otherwise permitted under this Lease or (ii) auctions of any kind open to the public, (e) the preparation, dispensation or consumption of food or beverages to the public. In addition, the Tenant shall not use or permit the use of any portion of the Premises for (i) the sale or dissemination (or broadcast) of pornographic or obscene materials (but the dissemination or broadcast of such materials by occupants of the Premises shall not be a violation of this Lease if such dissemination or broadcasting is promptly halted upon the Tenant becoming aware thereof) or for any similar purpose or as a “sex club” or “topless bar” or other similar establishment, (ii) a facility for the sale of paraphernalia for use with illicit drugs, (iii) an off-track betting parlor, (iv) any school or other use for the education and/or training of third parties (other than employees, clients or potential clients of the Tenant, and other than occasional ‘by invitation only’ events for professional training in Tenant’s business), (v) a religious establishment or for religious services or ceremonies (but prayer rooms for use by the Tenant’s employees is not a violation of this clause (v)) or (vi) a travel agency or similar travel service (other than travel booking services which are expressly permitted as a Permitted Use).
3.4    If any governmental license or permit shall be required for the proper and lawful conduct of any business or other activity carried on in the Premises or the Licensed Areas, and if the failure to secure such license or permit would adversely affect the Landlord, then the Tenant shall, at its sole cost and expense, promptly procure and thereafter maintain such license or permit, submit the same to inspection by the Landlord, and comply with the terms and conditions thereof. For greater clarity, the Tenant has no obligation hereunder for obtaining or maintaining any required permanent or temporary certificate of occupancy for specific uses in the Building (as opposed to in the Premises or Licensed Areas) except to the extent required due to the wrongful acts or omissions of any Tenant Party.
3.5    Neither the Tenant nor any occupant of the Premises shall use the words “Rockefeller,” “Rockefeller Center” or “Rockefeller Plaza”, or any combination or simulation thereof, for any purpose whatsoever, including as or for any corporate, firm or trade name, trademark or designation or description of merchandise or services, except that the foregoing shall not prevent the use, in a conventional manner and without emphasis or display, of the words “Rockefeller Center” as part of the Tenant’s business address. Neither the Tenant nor any occupant of the Premises shall use the name of the Building (as contrasted with its address) or the name of the entity for which the Building is named or any part or abbreviation (including initials) of either such name except that the foregoing shall not prevent the use of the name of the Building or any part thereof, in a conventional manner and without emphasis, as a part of the Tenant’s or such occupant’s business address and/or by reference in the ordinary course of its business.
ARTICLE FOUR
Fixtures
4.1.1    All fixtures, equipment, improvements and installations ("Fixtures") attached to, or built into, the Premises and/or Licensed Areas at the commencement of or during the term of this Lease, whether or not installed at the expense of the Tenant or by the Tenant, shall be and remain part of the Premises and/or Licensed Areas and be deemed the property of the Landlord and shall not be removed by the Tenant except as otherwise expressly provided in this Lease, or if otherwise permitted by the Landlord in writing in its sole discretion, it being agreed that prior to the expiration or earlier termination of the term of this Lease the Tenant shall have the right (but not the obligation, except as stated below) to remove any Fixtures furnished and installed by, or on behalf of, the Tenant in any part of the Premises or the Licensed Areas, so long as such removal (and associated repair and restoration) is undertaken and completed in accordance with the requirements applicable to Qualified Fixtures under this Lease. All electric, plumbing, heating, sprinkling, dumbwaiter, elevator, fixtures and outlets, venetian blinds, partitions, railings, gates, doors, vaults, stairs, paneling (including display cases and cupboards recessed in paneling), molding, shelving, radiator enclosures, floors, and ventilating, silencing, air conditioning and cooling equipment shall be deemed to be included in Fixtures, whether or not attached to or built into the Premises. Notwithstanding the foregoing, not later than the expiration or earlier termination of this Lease the Tenant shall, in accordance with the requirements for Alterations under this Lease, at the sole cost and expense of the Tenant, (i) close up any ’cut-outs’ or other slab penetration in the Premises and (ii) remove all Qualified Fixtures, subject to and in accordance with the provisions of this Lease applicable to such removal. “Qualified Fixtures” means, collectively, any Fixtures furnished and installed in any part of the Premises and/or Licensed Areas which in the reasonable judgment of the Landlord are non-typical installations for Office Uses, it being agreed that the following, without limitation, are non-typical: any safes, vaults and vault areas, lead-lined rooms, conveyors, pneumatic tubes, internal elevators, contents of mechanical and electrical rooms, non-standard contents of telephone switch rooms, inter-connecting stairs and stairwells, auditoriums, studios, data centers, audio-visual production facilities and installations, any structural support installations, raised floors, conduits and the contents thereof (other than Qualified Wiring), generators and generator equipment, cooling towers, UPS systems, fuel tanks and fuel lines, Tenant Security Systems, private bathrooms, any installations associated with Fitness Use, satellite dishes, antennas, all Shaft Space Equipment and all Supplemental Equipment (other than Ceiling Mounted HVAC Units). “Ceiling Mounted HVAC Units” means ceiling-mounted supplemental HVAC units which are located within the Office Premises. ”Qualified Wiring” means data and telecom wiring in the Shaft Space Licensed Area which is marked in accordance with Section 32.6 and is neatly bundled to Landlord’s reasonable satisfaction. All such closing up and removal shall be performed by the Tenant at the Tenant’s sole expense and subject to and in accordance with the provisions of this Lease, including Article Thirty. The Landlord Expense of repairing any damage to the Premises or the Building arising from such closing and removal described in the preceding sentences shall be reimbursed by the Tenant within thirty (30) days after demand. If any Qualified Fixture which as aforesaid is required to be removed by the Tenant is not so removed within the time above specified therefor, then the Landlord may at its election deem that the same has been abandoned by the Tenant to the Landlord, but no such election shall relieve the Tenant of its obligation to pay the cost and expense of removing the same or the cost of repairing damage arising from such removal. Notwithstanding the foregoing, the Landlord may, by notice to the Tenant at any time, prohibit the closing of any slab penetration not theretofore closed (or as to which the closure work has not yet commenced) and/or the removal of any or all items the Tenant is otherwise required to remove pursuant to this Section 4.1.1 but has not theretofore been removed (or as to which the removal work has not yet commenced).
4.1.2     When the Tenant submits plans for Alterations (including for the Initial Alterations) to the Landlord for its approval, the Tenant may request that the Landlord identify any Qualified Fixtures set forth on such plans. To be valid, any such request shall prominently include in bold type and capital letters, the following: “THIS IS A REQUEST FOR IDENTIFYING ‘QUALIFIED FIXTURES’ IN THE CONTEXT OF A PROPOSED ALTERATION. THE LANDLORD’S RESPONSE IS REQUIRED TO IDENTIFY ‘QUALIFIED FIXTURES’, FAILING WHICH THE PROPOSED ALTERATIONS WILL BE DEEMED NOT TO BE ‘QUALIFIED FIXTURES’ ”. Subject to the following sentence, if the Landlord then fails, when approving such Alterations, to identify any such Qualified Fixtures, then, notwithstanding the inclusion of such Alterations as ‘Qualified Fixtures’ under the definition thereof in Section 4.1.1, the Tenant shall have no obligation to remove and/or pay for the removal of any such Qualified Fixtures shown on such plans. The provisions of this Section 4.1.2 do not apply with respect to those Alterations which specifically are identified as or are deemed to be ‘Qualified Fixtures’ under other provisions of this Lease, it being agreed that the Tenant shall have the removal and/or restoration obligations therefor whether or not the Landlord later identifies them as Qualified Fixtures.
4.2     All the perimeter walls of the Premises, all balconies, terraces and roofs adjacent to the Premises and/or Licensed Areas (including any flagpoles or other installations on said walls, balconies, terraces or roofs), and any space in and/or adjacent to the Premises and/or Licensed Areas used for shafts, stairways, stacks, pipes, conduits, ducts, mail chutes, conveyors, electric or other utilities, sinks, fans or other Building facilities, and the use thereof, as well as reasonable access thereto through the Premises and/or the Licensed Areas at reasonable times and on reasonable notice (other than with respect to an emergency, or with respect to any Licensed Areas which are not exclusive to the Tenant) for the purposes of such use and the operation, improvement, replacement, addition, repair or maintenance thereof, are expressly reserved to the Landlord; provided, however, that (i) in connection with its entry into the Premises as contemplated under this Section 4.2 the Landlord shall use commercially reasonable efforts to not interfere with the business or use and enjoyment of the Premises or the Licensed Areas by the occupants thereof beyond a de minimis extent (other than with respect to an emergency), and (ii) any physical changes to the Premises contemplated under this Section 4.2 (unless required by a Requirement and there are no other commercially reasonable alternatives which would satisfy such Requirement (or other commercially reasonable change which would render unnecessary the physical change otherwise required under such Requirement)) shall not interfere with the use and enjoyment of the Premises by the occupants thereof (other than on a temporary basis or to a de minimis extent), and, in any event, a proportional reduction to the Fixed Rent and the Escalation Rent shall be made to the extent that the Landlord’s exercise of its rights under this Section 4.2 results in permanent loss to the Tenant of rentable square footage of the Premises.
ARTICLE FIVE
Electric Current and Water
5.1.1     The Landlord shall furnish to the Tenant through the existing transmission facilities installed by it in the Building, alternating electric current to the electric closets provided by the Landlord and serving the Office Premises, in such quantity as may be required by the Tenant for the Tenant’s permitted use of the Office Premises for the purposes herein specified, but such quantity as required by the Tenant shall not exceed, in the aggregate, six watts (demand load) per useable square foot of space in the Office Premises (exclusive of the electric current necessary to operate the base Building systems). The Tenant may reasonably redistribute such electrical capacity within the Office Premises as it determines in its reasonable discretion; provided that such redistribution is in compliance with all applicable Requirements and the Building Regulations and the Tenant shall, at the sole cost and expense of the Tenant, be obligated as part of its end of term obligations under Article Nineteen, to restore to the condition prior to such redistribution and repair any damage arising from such redistribution and restoration by not later than the expiration or termination of this Lease.
5.1.2    “Non-Metered Premises” means such portion of the Premises, if any, which is located on the ‘Basement’ C-2 level and/or the ‘Sub-Basement’ C-3 level of the Building. With respect to any Non-Metered Premises, the Landlord shall provide a power source in an existing electric closet on the Non-Metered Premises’ level of the Building for electric service sufficient for convenience outlets and lighting in such Non-Metered Premises as are typical for convenience outlets and lighting in storage space (“Minimum Electric Service”), from which power source the Tenant, at its cost and expense, will be responsible to bring the electric service to the Non-Metered Premises in accordance with Requirements and Building Regulations and following a path to be reasonably determined by the Landlord. For the Minimum Electric Service the Tenant shall pay an additional amount of Fixed Rent under this Lease in a monthly amount (apportioned for any partial month) equal to the product of (x) $.2083, subject to adjustment for any increases in electric rates or taxes applicable thereto which come into effect after the date of this Lease and (y) the number of rentable square feet in the Non-Metered Premises. If the Landlord reasonably determines that the cost of the electricity being supplied to the Non-Metered Premises exceeds the amount being paid by the Tenant for electricity as set forth in this Section 5.1.2, or if the Non-Metered Premises must be metered in order to be in compliance with Requirements, then the Landlord shall have the right to install, at its cost, one or more meters for measuring electric consumption for all or a portion of the Non-Metered Premises, and, upon such installation, (i) the space covered by such meter(s) shall no longer be Non-Metered Premises hereunder, but the electric service to be provided by the Landlord therefor shall continue to be the Minimum Electric Service, (ii) electric costs for the former Non-Metered Premises for which electric consumption is now metered shall be paid for by the Tenant under the same methodology as set forth in Section 5.1.3 for all other metered space and (iii) the provisions of this Section 5.1.2 and Section 1.3.1(III) shall no longer apply with respect to the former Non-Metered Premises for which electric consumption is now metered.
5.1.3    All electric consumption in the Premises (other than the Non-Metered Premises) shall be measured by meters installed by the Landlord to measure electric consumption therefor. The Landlord shall endeavor to install all such meters prior to the Commencement Date, and the Landlord shall in any event install all such meters by November 1, 2020 (subject to Tenant Delay and delays due to Force Majuere). The cost of providing such meters and the installation thereof shall be the responsibility of the Landlord, and the cost and expense of providing any additional or other meters and the installation thereof shall be borne solely by the Tenant. The maintenance, repair, and replacement of all meters shall be performed by the Landlord, and the Landlord Expense of such maintenance, repair, and replacement shall be borne solely by the Tenant. From and after the Commencement Date, the Tenant shall pay to the Landlord, as billed by the Landlord, at the end of each billing period of the electric utility service provider(s) then supplying and/or distributing such alternating electric current to the Building an amount which shall be the sum of (a) 103% of the product obtained by multiplying (i) the actual number of kilowatt hours of electric current consumed by the Tenant in the Office Premises in such billing period by (ii) a fraction having as its numerator the amount charged to the Landlord by said electric utility service provider(s) (net of all rebates and discounts received by the Landlord for the Building from said electric utility service provider(s) which are for the benefit of the Building as a whole and not for the particular benefit of one or more tenants or occupants of the Building) for the total number of kilowatt hours billable to the Landlord for the electricity used in the Building in such billing period and as its denominator said total number of kilowatt hours, and (b) any taxes applicable to the amount determined pursuant to the foregoing clause (a); provided, that in respect of any period after the Commencement Date and prior to the Tenant’s initial move-in to the Premises during which both the Tenant and the Landlord are concurrently performing work in the Premises, the amount set forth in this sentence for metered space shall be 50% of the amount it would otherwise be under the provisions of this sentence. For any period after the Commencement Date when such meters are not so installed to measure the electric service for any portion of the Office Premises as hereinabove required, the Tenant shall pay an additional amount of Fixed Rent under this Lease in a monthly amount (apportioned for any partial month) equal to the product of (x) $.0833, subject to adjustment for any increases in electric rates or taxes applicable thereto which come into effect after the date of this Lease, and (y) the number of rentable square feet in such unmetered portion of the Office Premises; provided, that in respect of any period after the Commencement Date and prior to the Tenant’s initial move-in to the Premises during which both the Tenant and the Landlord are concurrently performing work in the Premises, the amount set forth in this sentence for un-metered space shall be 50% of the amount it would otherwise be under the provisions of this sentence.

5.2    The Landlord shall promptly notify the Tenant if the Landlord becomes aware that the Landlord is required by any Requirement to discontinue furnishing electricity to the Premises as contemplated by this Lease. If the Landlord is required by any Requirement to discontinue furnishing electricity to the Premises as contemplated by this Lease, then this Lease shall continue in full force and effect and shall be unaffected thereby, except that from and after the effective date of any such Requirement, (x) the Landlord shall not be obligated to furnish electricity to the Premises and (y) the Tenant shall not be obligated to pay to the Landlord the charges for electricity as described in Sections 5.1.2, 5.1.3 and 1.3.1(III). If pursuant to a Requirement the Landlord discontinues the Landlord’s furnishing electricity to the Premises or to any Licensed Area as to which the Tenant is under this Lease granted exclusive access, then the Tenant may obtain electricity for the Premises and such exclusive areas directly from the public utility and the Landlord shall cooperate with the Tenant in the Tenant’s efforts to obtain electricity for the Premises and such exclusive areas directly from the public utility. As part of such cooperation by the Landlord for the Tenant’s direct electric service necessitated by Requirements as aforesaid (i) the Landlord shall permit the Tenant to use reasonably available electrical facilities (as designated by the Landlord) that then exist in the Building (taking into account needs of current and future tenants) which service the Premises, provided that such use of such existing facilities is in compliance with all Requirements and the Building Regulations and (ii) subject to compliance with Article Thirty, including obtaining any Landlord consent required thereunder, the Tenant shall have the right to make reasonable additional installations (but only if and to the extent that such additional installations are needed for the Tenant to be able to be served with the same level of electric capacity as the Tenant was entitled to prior to the Landlord having to discontinue such service), if areas in the Building are available therefor (as reasonably determined by the Landlord, taking into account needs of current and future tenants of the Building), for the Tenant to obtain electricity from the public utility, provided that such installations are also in compliance with all Requirements and the Building Regulations The Landlord Expense of any cooperation by the Landlord with the Tenant’s efforts to obtain electricity for the Premises directly from the public utility as aforesaid, and the cost and expense of any such additional installations, shall be shared equally by the Tenant and the Landlord; provided, that the Landlord Expense of any such cooperation and the cost of any such additional installations made at a time when there are less than three years remaining in the term of this Lease shall be paid solely by the Landlord (but if any available renewal option not then yet exercised at such time when less than three years are remaining in the term is exercised later, then the parties shall true-up as of the commencement date of such renewal term so that each shall have shared equally in paying for such cost). Notwithstanding the foregoing, if the Tenant is not reasonably able to arrange such direct electric supply within the time frames provided above, then, so long as the Landlord is permitted to do so under Requirements and is reasonably able to do so, the Landlord shall continue to provide electric service to the Tenant under the provisions of Section 5.1.1- 5.1.3 (as applicable) until such time as the Tenant reasonably is able to obtain such direct electric service.
5.3    If the Tenant shall reasonably require for the conduct of its business electric current for use in portions of the Premises in excess of the respective quantity required to be furnished by the Landlord as provided in this Article Five, the Landlord shall (to the extent available from the public utility provider or the Building’s existing switchgear, and without any obligation of the Landlord to furnish such excess load if the installation of any additional risers, conduits, feeders, switchboards and/or appurtenances would require the Landlord to use or recapture space then leased to another tenant or would adversely affect the Landlord’s ability to meet the present and future reasonable requirements of tenants in the Building and of the Building itself), make such excess load available to the Tenant and the Tenant shall pay for such excess load availability (including the reasonable costs of making such excess load availability available) and the associated consumption charges in accordance with the rates and the methodology specified in Sections 5.1.1-5.1.3, as applicable. In addition to the foregoing charges, if, in the Landlord’s reasonable judgment, such additional electric current (i.e., in excess of the respective quantity required to be furnished by the Landlord as provided in this Article Five) cannot be furnished unless additional risers, pipes, conduits, feeders, switchboards and/or appurtenances (collectively, “Additional Electric Equipment”) are installed in the Building, the Landlord, upon request of the Tenant, will proceed with reasonable diligence to install such Additional Electric Equipment provided that (i) such Additional Electric Equipment and the use thereof shall be permitted by (x) all laws, ordinances, rules, orders, decisions and regulations of all governmental and quasi-governmental authorities and of all insurance bodies, and of all public utilities, at any time duly issued and in force applicable to the Land, the Building or the Premises and/or the Licensed Areas or any part thereof or to the Tenant’s use therein (collectively, “Requirements”) and (y) the Building Regulations, and (ii) such Additional Electric Equipment and the Tenant’s use thereof (I) shall not cause damage or injury to the Building or any portion thereof or system thereat or cause or create a dangerous or hazardous condition, (II) shall not entail excessive or unreasonable alterations or repairs or (III) except for de minimis interference or disturbances which are of brief duration and occur only at infrequent intervals, not otherwise interfere with or disturb other tenants or occupants of the Building, and (iii) in connection with any such installation of Additional Electric Equipment for the Tenant, the Tenant shall pay Landlord Expenses and (iv) if in connection with any such installation of

Additional Electric Equipment for the Tenant an additional transformer(s) is installed by the Landlord, then, at the time of the installation of such additional transformer(s), the Tenant shall pay the Building’s standard connection fees for additional electric service provided through the Additional Electric Equipment which is being installed or theretofore was installed for the Tenant, such connection fees to be in accordance with the Rate Schedule as in effect on the date of this Lease plus increases after the date hereof equal to actual increases in the Landlord Expense therefor after the date hereof. The rate schedule established by the Landlord from time to time for the Building, including any applicable minimum number of hours thereunder for specified services, is referred to herein as the “Rate Schedule”, and the Tenant acknowledges receipt of the Rate Schedule in effect as of the date hereof. “Landlord Expenses” means the third-party out-of-pocket costs and expenses actually and reasonably incurred by or on behalf of the Landlord. The Landlord does not supply, and the Tenant agrees to purchase and install at its own expense, all lamps, starters, bulbs and ballasts (including replacements thereof) used in the lighting fixtures in the Premises.
5.4    Anything in this Lease to the contrary notwithstanding, if any tenant or occupant of the Building (including the Tenant) is eligible for and receives the benefit of an economic incentive package with respect to its electricity, and, as a result thereof, the energy costs for the Building shall be reduced or abated, in whole or in part, with respect to all or any portion of the Building, then, (x) with respect to incentive packages in favor of tenants or occupants other than the Tenant, for purposes of calculating the payment required to be made by the Tenant in respect of electricity pursuant to this Lease, the energy costs for the Building shall be the amount which would have been payable without regard to such reduction or abatement (such that the Tenant is not a beneficiary of such incentives) and (y) with respect to incentive packages in favor of the Tenant, for purposes of calculating the payment required to be made by other tenants or occupants in respect of electricity pursuant to their leases, the energy costs for the Building shall be the amount which would have been payable without regard to such reduction or abatement (such that the Tenant alone is the beneficiary of such incentives). In addition, any economic incentive package with respect to electricity for the benefit of any tenant of the Building (including the Tenant) shall not be construed to reduce electric charges allocable to the non-demisable portions of the Building for purposes of calculating the Cost of Operation and Maintenance.
5.5    From and after the Commencement Date, the Landlord will provide at no additional charge (i) cold water, for normal use in core lavatory and toilet facilities and in core janitor closets, and for normal drinking and office cleaning use, and for ancillary pantry use in the Premises (such cold water to be in compliance with Requirements for potable water) and (ii) hot water, for normal use in core lavatory sink facilities and for ancillary pantry sink use in the Premises (but excluding pantry dishwashers) (such hot water to be a temperature which is not less than 104 degrees Fahrenheit as measured when leaving the hot water heater(s)); it being agreed that no water for shower use will be provided by the Landlord under this sentence. Where any other water is supplied for the Premises and/or the Licensed Areas by the Landlord, or where any steam is furnished for the Premises and/or Licensed Areas by the Landlord, the Tenant shall pay (i) the Landlord Expense of supplying, installing and maintaining a meter to measure such water or steam so furnished, (ii) the charges for such water or steam so furnished per the Rate Schedule, (iii) without duplication of amounts payable under clause (ii) above, in the case of such water, for the Landlord Expense for required pumping and/or heating thereof, if any, and (iv) without duplication, any additional taxes, sewer rent or other charges which may be imposed by any government or agency thereof based upon the quantity of such water or steam so furnished or based upon the charge therefor.
5.6    The Landlord agrees in concept that, as part of the Initial Alterations, a local dedicated building management system within the Premises (“Tenant’s BMS”) may be installed to control all VAV boxes (to the extent installed within the Premises) which distribute base-Building supply air provided by the base-Building main HVAC supply trunk; such Tenant’s BMS shall include a leak-detection system, including notification to the Landlord of any leak. The Tenant’s BMS will be compatible with the Landlord’s building management system, and the Landlord shall have access to the Tenant’s BMS to monitor the operation and airflow for each of Tenant’s VAV boxes. With respect to air supplied from the base-Building main HVAC supply trunk to the Office Premises, the Initial Alterations may include installation of (i) air flow measuring stations to measure the total amount of supply air and (ii) duct mounted temperature sensors in the Tenant’s main ductwork to measure the supply air temperature. The Tenant shall operate and maintain the leak-detection system installed as part of the Tenant’s BMS. The Tenant shall be responsible to respond to, and resolve, any such leak and to repair and/or restore the Tenant’s HVAC system and any damage within the Premises resulting from the leak.
5.7    The Landlord, at its sole cost and expense, shall provide an emergency generator for the Building (which generator shall have sufficient fuel storage capacity to be able to continuously operate for 24 hours) with power sufficient to (x) make operational base-Building life-safety systems and lighting for the Building as are required by Requirements to be operational during an emergency, (y) provide available power of ¼ watt per useable square foot for emergency lighting in the Office Premises, such power to be made available in an existing electric closet on the 23rd Floor, and (z) keep operational the domestic water pumps and sewage ejector pumps and one passenger elevator car servicing the Office Premises. The Landlord agrees to use commercially reasonable efforts to maintain fuel supplies sufficient to keep such emergency generator operational during an interruption of electric service to the Building.
ARTICLE SIX
Various Covenants
6.1     The Tenant:
(a)    shall, except to the extent of the Landlord’s express obligations to do so under this Lease, take good care of and maintain (ordinary wear and tear excepted) and make all necessary repairs to the Premises and the Licensed Areas, keep clean the portions of the Premises and the Licensed Areas which the Landlord is not required by this Lease to clean, and pay the cost of making good any injury, damage or breakage done by the Tenant or any affiliate thereof, any other occupant of the Premises (other than a Landlord Party) or any affiliate thereof, or any of their respective employees, officers, directors, partners, contractors, agents, licensees or invitees (each, inclusive of the Tenant, a “Tenant Party”); provided that the foregoing provisions of this clause (a) shall not apply to the extent that the Landlord is responsible for a particular matter under Section 6.4 and/or matters for which Tenant is relieved of liability under the express provisions of Section 9.3;
(b)    shall observe and comply with the Building Regulations; provided, however, that in the case of any conflict between the provisions of this Lease and any Building Regulation, the provisions of this Lease shall control. The Landlord shall not enforce against the Tenant any such Building Regulation which applies to, but is not generally being enforced against, other tenants, and the Landlord shall enforce the Building Regulations against other tenants in a commercially reasonable manner (but the Landlord shall have no obligation to terminate a tenant’s lease or commence any lawsuit or action against a tenant as part of any such enforcement). “Building Regulations” means, collectively, (i) the Rules and Regulations attached hereto as Exhibit 7, and (ii) other reasonable rules, regulations, specifications and guidelines of the Landlord for the Building as well as for work, operations and services therein, including those set forth in the Standards, Specifications and Guidelines for Tenant Alterations, Identification and Displays or any successor set of construction regulations, and/or for the use and enjoyment of common areas and Licensed Areas, all as issued and updated by the Landlord from time to time, and, in the case of both (i) and (ii), as same may be amended from time to time upon reasonable advance notice to the Tenant, so long as such amendments are reasonable, are consistent with the First Class Standard, and are applicable to all tenants similarly situated in the Building;
(c)    shall permit the Landlord, any Superior Party, and the employees, agents and representatives of the Landlord and of any Superior Party, to enter the Premises and the Licensed Areas (i) upon reasonable advance notice (and accompanied by a representative of the Tenant if the Tenant makes a representative available) during Business Hours (as hereinafter defined) as shall not unreasonably interfere with the Tenant’s business, (ii) at any time without notice in case of emergency, and (iii) at any time upon reasonable advance notice (and accompanied by a representative of the Tenant if the Tenant makes a representative available) for the purpose of complying with any Requirement or exercising any right reserved to the Landlord under Article Eight or elsewhere by this Lease (it being agreed that (x) any non-emergency entry under this clause (c) shall not unreasonably interfere with the use of the Premises or Licensed Areas for the Permitted Uses, (y) the parties for whom access under this clause (c) is permitted are third-party beneficiaries of the covenants specified in this clause (c) in the event of the Landlord’s breach of any obligation it may have to any such party to exercise a right of access on such party’s behalf) and (z) the provisions of this clause (c) as applied to Secured Areas are subject to the other provisions of this Lease which provide greater restrictions on access to Secured Areas;
(d)    waives and shall make no claim against the Landlord or the other Indemnitees for any injury or damage to the Tenant or to any other person or for any damage to, or loss (by theft or otherwise) of, or loss of use of, any property of the Tenant or of any other person, irrespective of the cause of such injury, damage or loss; provided, however, that such waiver and agreement shall not apply to the extent such injury, death, damage and/or loss is caused by (i) the negligence or willful misconduct of a Landlord Party and/or (ii) a breach of any of the express obligations of the Landlord under this Lease, but this proviso itself shall not apply with respect to any failure to provide services covered by Section 20.5 or any other provision of this Lease which sets forth the Landlord’s sole liability and/or a waiver by the Tenant for a particular matter(s), and, in addition, matters which under this proviso would be an exception to the Tenant’s waiver and agreement if caused by negligence shall instead only apply if caused by gross negligence if and to the extent that a gross negligence standard is specified elsewhere in this Lease as the standard for liability for such matter. A “Landlord Party” means the Landlord and any of its employees, officers, directors, beneficial owners, contractors and agents;
(e)    [Reserved];
(f)    (i) subject to the Landlord’s obligation under this Lease to complete the Premises Delivery Work, keep and maintain a fire alarm system in the Premises in accordance with this Lease, the Building Regulations and all Requirements, (ii) shall not violate, or permit the violation of, any condition imposed by the standard fire insurance policy issued for office buildings in the Borough of Manhattan, New York, New York, and (iii) shall not do, suffer or permit anything to be done, or keep, suffer or permit anything to be kept, in the Premises or the Licensed Areas, which would increase the fire or other casualty insurance rate on the Building or property therein (other than to a de minimis extent, if the Tenant shall agree to pay such de minimis increase), or which would result in insurance companies of good standing refusing to insure the Building or any such property in amounts and against risks as reasonably determined by the Landlord;
(g)    in addition to the Landlord’s rights of access described elsewhere in this Lease, shall permit the Landlord to show the Premises and the Licensed Areas at reasonable times and upon reasonable notice during Business Hours (and if the Tenant makes a representative available at such times, then accompanied by a representative of the Tenant) to any purchaser or net lessee, or any prospective purchaser or net lessee, of the Building and/or the Land or of the Landlord’s interest therein, or any Superior Party or prospective Superior Party, and their respective representatives, and, during the twenty-four (24) months preceding the expiration of this Lease, similarly show any part of the Premises and the Licensed Areas to any person contemplating the leasing of all or a portion of the same (it being agreed that any access under this clause (g) shall not unreasonably interfere with the Tenant’s business);
(h)    “Secured Areas” means up to 5,000 rentable square feet of specifically designated areas in the Premises in which are located the Tenant’s IT server(s) and/or records room. In connection with Secured Areas the following shall apply:
(1) Other than with respect to emergencies and preventing imminent emergencies (including failures of Building services or preventing damage to any property), as to which emergencies or imminent emergencies no advance notice is required, the Landlord’s access to Secured Areas to effectuate repairs, maintenance, alterations and improvements therein (or in other areas of the Building for which access is best achieved via the Secured Areas) shall be subject to reasonable advance notice to the Tenant, and shall be coordinated with the Tenant taking into account the Landlord’s legal and contractual obligations and the Tenant’s desire to not to have critical business operations interrupted or adversely affected. Other than with respect to emergencies and imminent emergencies and the prevention thereof as set forth above, the Landlord shall (where commercially reasonable to do so) perform maintenance and repairs and replacements to Secured Areas within the Premises at times other than Business Hours. During any access by the Landlord to Secured Areas the Tenant will be entitled to have a representative of the Tenant present, to the extent such representative is made reasonably available, and with respect to access in emergencies or imminent emergencies or the prevention thereof as set forth above, the Tenant will be entitled to have a representative of the Tenant present if practical. To the extent located in areas of the Premises reserved to the Landlord under Section 4.2, the designation of such areas as Secured Areas shall be subject to the Landlord’s prior approval, which shall not be unreasonably withheld. No area shall be or shall be deemed to be a Secured Area unless the Tenant shall have given reasonable prior notice to the Landlord that such areas are Secured Areas (together with reasonably detailed plans thereof), and, if the Landlord’s approval is required, unless such approval is obtained. Upon request by the Landlord from time to time, the Tenant shall provide the Landlord with a reasonably detailed plan depicting the locations of all Secured Areas;
(2) The Landlord shall have no obligation to provide any cleaning services for any Secured Areas;

(3) The Tenant shall pay the Landlord Expense of any incremental costs arising out of the scheduling requirements and access restrictions applicable to Secured Areas, including overtime premium labor rates; and
(4) The Landlord shall have no obligations or liability hereunder for, and the Tenant hereby waives all rights and claims it would have against the Landlord, whether under this Lease, at law or in equity as a result of, and the Tenant’s indemnity in favor of the Indemnitees under Section 6.1(j) shall include (subject to the exceptions to such indemnity therein set forth), any matter which occurs or fails to occur, or any service or obligation of the Landlord which fails to be provided or satisfied, in all cases to the extent caused by the lack of, or restrictions on, the Landlord’s access to the Secured Areas as set forth herein, in each case, except to the extent of the Landlord’s gross negligence or willful misconduct;
(i)    at any time and from time to time upon not less than twenty (20) days’ prior notice by the Landlord, shall execute, acknowledge and deliver to the Landlord a statement of the Tenant, certified by a duly appointed officer or other authorized signatory thereof, that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which the Rent has been paid in advance, if any, stating whether or not, to the knowledge of the Tenant, the Landlord is in default in the keeping, observance or performance of any provision contained in this Lease and, if so, specifying each such default, and such other information as Landlord may reasonably request, it being intended that any such statement may also be relied upon by any Superior Party or any prospective Superior Party or any purchaser or ground lessee or prospective purchaser or ground lessee of the Building and/or the Land or any portion thereof or Landlord’s interest therein; provided that the Tenant shall not be obligated to deliver to the Landlord more than two (2) such statements in any twelve (12) month period; The Landlord likewise agrees to provide the Tenant with such a statement with similar reasonable information on not less than twenty (20) days’ prior notice by the Tenant (but not more often than two (2) times in any twelve (12) month period);
(j)    to the extent permitted by law, shall defend (with counsel reasonably acceptable to the Landlord), indemnify, and save harmless, the Landlord and the Superior Parties, and the Landlord’s and the Superior Parties’ affiliates, contractors, licensees, invitees, officers, directors, members, partners, shareholders, beneficial owners, agents and employees (collectively, the “Indemnitees”) from and against all liability (statutory or otherwise), claims, suits, demands, damages, judgments, costs, interest and expenses (including reasonable counsel fees and disbursements incurred in the defense thereof or connection therewith) to which any Indemnitee may be subject or suffer whether by reason of any claim for or allegation of, any injury to, or death of, any Person or Persons or damage to property (including any loss of use thereof) or otherwise, allegedly arising from or in connection with (1) the Premises or the Licensed Areas, (2) the use of the Premises, the Licensed Areas or the Building by any Tenant Party, (3) any work or thing whatsoever done in, any part of the Premises, the Licensed Areas or the Building by any Tenant Party during or in respect of the term of this Lease (or during the period of time, if any, prior to any Commencement Date or after the Expiration Date that the Tenant may have been given access), (4) any Tenant Party performing any work or acting or failing to act (where there is a duty to act) or that subjects any Indemnitee to any Requirement to which such Indemnitee would not otherwise be subject, (5) any condition of the Premises or the Licensed Areas due to or arising out of any default in the keeping, observance or performance of any of the Tenant’s obligations contained in this Lease or due to or arising out of any act or negligence of any Tenant Party and/or (6) any matter which is covered by the Tenant’s indemnity under this Section 6.1(j) under the express terms of this Lease; provided that (x) the Tenant shall not be obligated to defend any claim, suit or demand which alleges that all injury, death and/or damage arose solely from such Indemnitee’s negligence, and (y) the Tenant’s obligation to indemnify or save harmless shall not apply to the extent that such injury, death and/or damage is proven to have been caused by a (i) Landlord Party’s negligence or willful misconduct or (ii) breach by the Landlord in connection with services, repairs and/or maintenance expressly required under this Lease to be provided by the Landlord. It is agreed that for all purposes of this Lease the Landlord’s mere failure to inspect or stop work or to issue warnings or notices, or to make any changes or improvements not required under this Lease, shall not be deemed negligent or grossly negligent. In no event shall the Tenant have any liability to the Landlord under or with respect to this Lease for consequential, special, punitive or similar damages, except to the extent set forth in Section 19.3 (i.e., to the extent any amounts payable under Section 19.3 are or could be characterized as such damages); and

(k)    shall maintain, at all times during the term of this Lease and during any other times any Tenant Party is granted access to, or shall be in occupancy of, the Premises, the Licensed Areas or any part thereof, (I) a policy or policies of commercial general liability insurance written on an occurrence basis under which the Tenant is named as the insured and the Indemnitees and such other designees as the Landlord may from time to time reasonably designate are named as additional insureds, and (II) a policy or policies of property insurance written on an occurrence basis insuring all of the Tenant’s property and Fixtures from time to time located at the Premises and the Licensed Areas. The Tenant’s policy or policies of commercial general liability insurance shall afford such minimum limits as the Landlord may reasonably require from time to time, but in no event less than $5,000,000 per occurrence with a $10,000,000 aggregate in respect of injury or death to any number of persons and not less than $5,000,000 for damage to or loss of use of property in any one occurrence, and shall include a broad form contractual liability endorsement, which shall include the insurer’s express agreement to indemnify and hold harmless the Indemnitees from and against all costs, expenses and/or liability to which any Indemnitee may be subject or suffer arising out of or based upon any claim, injury, death, damage, or other matter described in Section 6.1(j) above, a provision that for all claims covered under such policy it provides primary coverage without contribution from any other insurance carried by or for the benefit of any Indemnitee or other additional insured and a provision that no act or omission of the Tenant shall affect or limit the obligation of the insurer to pay the amount of any loss. The Tenant’s policy or policies of property insurance shall provide for all risk (or “special form”) coverage replacement cost, and shall include coverage for such additional hazards as the Landlord may reasonably require consistent with the First Class Standard, and contain only such deductibles and such sublimits as are consistent with the First Class Standard. The premiums for all such insurance shall be fully paid by the Tenant so as to keep all such policies in full force and effect. The policies for all such insurance shall be issued by reputable insurance companies licensed to do business in the State of New York, having a minimum rating of A- and a “Financial Size” of at least “VII” as determined by A.M. Best & Company or such other insurance rating agency as the Landlord may at any time consider appropriate, and reasonably acceptable to the Landlord. Each such policy shall provide, if and to the extent available, that it cannot be cancelled except upon 30 days’ (10 days’ in the case of non-payment of premium) prior notice to the Landlord. The Tenant shall furnish evidence of such insurance to the Landlord evidencing the Indemnitees and such other designees as additional insureds thereunder prior to the Commencement Date (or any date on which the Tenant is granted earlier access) and thereafter not less than seven (7) days prior to the expiration of each such policy and any renewals or replacements thereof.
6.2     The Landlord shall obtain and maintain throughout the term of this Lease commercially reasonable property and liability insurance for the Building (which may through ‘blanket’ policies) consistent with the First Class Standard, including the following: (i) all risk insurance (also known as special form property insurance) in respect of the Building and other improvements on the Land normally covered by such insurance (except for the property which the Tenant is required to cover with insurance and except for property of other tenants and occupants of the Building) for the benefit of Landlord and other parties Landlord may from time to time designate, as their interests may appear, on a full replacement cost basis (and not less than the amount sufficient to avoid the effect of the co-insurance provisions of the applicable policy or policies); and (ii) commercial general liability insurance with minimum limits of $5,000,000 per occurrence and $10,000,000 in the aggregate (or such higher coverages as are at the time consistent with the First Class Standard).
6.3    Solely to the extent caused by the negligence or willful misconduct of a Landlord Party, the Landlord shall defend (with counsel reasonably acceptable to the Landlord), indemnify, and save harmless, the Tenant and its affiliates, employees, officers, directors, members, partners, direct or indirect beneficial owners, contractors and agents (the “Tenant Indemnitees”) from and against all liability (statutory or otherwise), claims, suits, demands, damages, judgments, costs, interest and expenses (including reasonable third-party counsel fees and disbursements incurred in the defense thereof) to which any Tenant Indemnitee may be subject or suffer by reason of any injury to, or death of, any person or persons or damage to property (including any loss of use thereof) in the Premises or in the common areas of the Building. The provisions of this Section 6.3 shall not apply with respect to any failure to provide services covered by Section 20.5 or any other provision of this Lease which expressly sets forth the Landlord’s sole liability for a particular matter(s) and/or a waiver by the Tenant for a particular matter(s), and, in addition, matters which under the provisions of this Section 6.3 would require indemnification by the Landlord if caused by negligence shall instead only apply if caused by gross negligence if and to the extent that a gross negligence standard is specified elsewhere in this Lease as the standard for liability for such matter. In no event shall the Landlord have any liability to the Tenant under or with respect to this Lease for consequential, special, punitive or similar damages.

6.4     Except as otherwise provided for in Article Nine and Article Ten, the Landlord shall maintain and make all necessary repairs to (i) the base-Building systems servicing the Premises (to the point where the applicable base-Building system first enters the Premises), and the Landlord represents that the components of the base-Building systems covered under this clause (i) shall be in good working order on the Commencement Date, (ii) the common areas on the street level of the Building and any other common areas of the Building necessary for access to and the use of the Premises, (iii) the fan coil units, which are installed by the Landlord as part of the Base Building Work, including any components thereof within the Premises, (iv) the roof, (v) the structural integrity of the concrete slab and the related structural components which constitute the floors and ceilings of the Premises and the structural integrity and water-tightness of the perimeter walls and windows of the Premises, and (vi) any area or portion of the Building (other than the Premises) for which a failure to repair and maintain same shall adversely affect (beyond a de minimis amount) the use of the Premises for the Permitted Uses. The foregoing items (i)-(vi) are referred to collectively as the “Base Building Components”. Subject to any applicable waivers set forth in Section 9.3, the Tenant shall pay for the Landlord Expense for all such repairs and maintenance to the extent the need therefor arises out of the wrongful acts or omissions (where there is a duty to act) of a Tenant Party or a breach of the Tenant’s obligations under this Lease, or to the extent the obligation to pay for such repair and maintenance is otherwise expressly provided in this Lease to be an obligation of the Tenant. In addition to the foregoing (and not a limitation thereto), Landlord shall throughout the term of this Lease operate and maintain the Building (including the common areas and systems thereof) to the First Class Standard to the extent that failure to do so would adversely affect the Tenant’s use and enjoyment of the Premises for the Permitted Uses.
6.5    The indemnification obligations contained in this Article Six and elsewhere in this Lease shall survive the expiration or earlier termination of this Lease.
ARTICLE SEVEN
Transfers
7.1.1.     Except to the extent otherwise expressly permitted by this Article Seven, the Tenant shall not, without the prior written consent of the Landlord, effectuate, suffer or permit any Transfer, and any Transfer without such prior written consent shall be invalid and without force and effect. “Transfer” shall mean and include any of the following, in each case, whether by operation of law or otherwise, whether voluntarily or involuntarily and whether directly or indirectly: (i) any sale, assignment, conveyance, encumbrance, pledge, hypothecation, or agreement or grant of an option with respect to, or other transfer of, all or any portion of this Lease or the Tenant’s interest therein, (ii) the entering into of any sublease or sub-license or other agreement with respect to use and/or occupancy of the Premises, or the use or occupancy (or granting permission for any use or occupancy) by any Person (other than the Tenant) of the Premises or the Licensed Areas or any portion thereof or any equipment therein, and (iii) any sale, assignment, conveyance, encumbrance, pledge, hypothecation, agreement to or grant of an option with respect to, or other transfer of, the membership, shares, partnership or other beneficial interests in, or the creation of any beneficial interest in, the Tenant or any Person that directly or indirectly owns the Tenant (including any assignment, transfer, conveyance, issuance or redemption of any ownership interest, or any merger, consolidation or dissolution). “Transfer” shall also include any other transaction or series of transactions to the same transferee or to transferees that are affiliates of each other that form part of a coordinated plan, the net substantive and/or economic effect of which is the equivalent of an assignment of this Lease. In addition, the following transactions shall be deemed to not be “Transfers”: (x) the issuance of shares or other indicia of ownership in the Tenant through a national recognized securities exchange (whether in a single or multiple issuances), (y) a Permitted Pledge (but any foreclosure or other realization on any collateral related to this Lease shall be subject to all applicable Transfer restrictions under this Lease) and (z) sales, transfers or assignments of direct or indirect ownership interests in the Tenant (whether in a single or multiple transactions) which do not result in a change in which Person(s) has Control of the Tenant. “Permitted Pledge” means a pledge or hypothecation of direct or indirect ownership interests in any Person constituting Tenant.
7.1.2    Permitted Transfers shall be permitted without the Landlord’s consent, but only if made in compliance with the other applicable terms hereof and only upon at least fifteen (15) Business Days’ prior notice to the Landlord of a Permitted Transfer, except if providing such prior notice would violate confidentiality restrictions as to imminent corporate transactions to which the Tenant may be bound, in which case such notice to the Landlord shall be provided as soon as permitted (it being agreed that such temporary exemption from providing notice as to a Permitted Transfer shall not derogate from the Tenant’s obligations hereunder with respect to other requirements in connection with Permitted Transfers). “Permitted Transfers” means an assignment of this Lease or a sublease of all or a portion of the Premises to a Successor Entity; provided that (A) there shall be no monetary or material non-monetary default of the Tenant’s obligations under this Lease beyond applicable notice and cure periods and the Tenant is not insolvent, (B) such assignment or subletting is for a valid business reason and is not principally for the purpose of transferring this Lease, (C) the Successor Entity has financial strength which equals or exceeds the greater of (i) the financial condition of the Tenant as of the effective date of the proposed assignment or subletting to such Successor Entity and (ii) the financial condition of the Tenant as of the date which is six months prior to the effective date of such assignment or sublease to such Successor Entity, and the Tenant provides to the Landlord (at least ten (10) days prior to the proposed effective date) certified financial information reasonably acceptable to the Landlord (which certification may be made by the chief financial officer of the Tenant and which financial information need not be audited) that substantiates such financial condition of the Successor Entity; and (D) the matters covered under clauses (B), (C) and (D), and sub-clause (ii) of clause (E), of the definition of A/S Requirements shall have been satisfied, and (E) in the case of an assignment, unless the Successor Entity is directly obligated under this Lease by operation of law, an assignment and assumption of this Lease reasonably satisfactory to the Landlord shall have been executed and delivered to the Landlord. “Successor Entity” shall mean an entity which is not a Prohibited Transferee and is (i) an entity into which or with which the named Tenant or any intermediate Successor Entity is merged or consolidated, in accordance with applicable statutory provisions for the merger, reorganization, recapitalization or consolidation of such entities, provided that by operation of law or by effective provisions contained in the instruments of merger, reorganization, recapitalization or consolidation the obligations of the named Tenant (or intermediate Successor Entity, as the case may be) under this Lease are assumed by the entity surviving such merger, reorganization, recapitalization or consolidation, (ii) an entity acquiring this Lease and the estate hereby granted as part of the acquisition by such entity of all or substantially all of the other property and assets of the named Tenant or any intermediate Successor Entity, and assuming in writing (or by operation of law) all or substantially all of the other liabilities of the named Tenant, including all obligations under this Lease, (iii) an entity acquiring fifty-one percent (51%) or more of the direct or indirect beneficial ownership interests in, and Control of, the named Tenant or any intermediate Successor Entity (references herein to “intermediate Successor Entity” are to a Successor Entity to the named Tenant or to any Successor Entity in a chain of Permitted Transfers other than the then ultimate Successor Entity, from time to time), or (iv) a Tenant Affiliate. “Tenant Affiliate” shall mean an entity Controlling, Controlled by or under common Control with either (x) the Tenant or (y) any Successor Entity covered by clauses (i)-(iii) of the definition thereof. “Control” means having (i) the ownership, directly or indirectly, of more than 50% of the beneficial ownership interests of the entity in question and (ii) the ability to direct the affairs of the entity in question, whether or not subject to approval of major decisions by another party. A Tenant Affiliate shall lose its status as such when it no longer satisfies the terms of the definition thereof. Where two or more Persons constitute the Tenant, the net worth of all such Persons shall be aggregated in determining whether the condition is clause (C) above is met; provided, that if any Person(s) comprising the Tenant beneficially owns any other Person(s) comprising the Tenant, in whole or in part, then the net worth of such Person(s) who is the beneficial owner and the net worth of such Person(s) who is so owned shall be calculated on a consolidated basis. No Transfer to a Successor Entity shall be permitted or binding on the Landlord, or create any rights under this Lease or any rights for the use or occupancy of any portion of the Building, unless the conditions for a Permitted Transfer shall have been satisfied with respect to such Transfer. Whenever in this Lease there are rights or benefits which accrue in favor of or with respect to a Successor Entity, such rights and/or benefits shall apply only if and to the extent that a Permitted Transfer to such Successor Entity has occurred in compliance with the terms hereof. For greater clarity, Tenant Affiliates shall be permitted to occupy the Premises even if this Lease is not assigned to, or even if the Premises are not sublet to, such Tenant Affiliates. Upon request by the Landlord from time to time (but not more frequently than once per calendar year, excepting any times when there is a default under this Lease beyond the expiration of applicable notice and cure periods) the Tenant shall promptly (and in any event within ten days) provide to the Landlord a list of all Tenant Affiliates and other occupants of the Premises and the space occupied by such entities.
7.1.3    Notwithstanding any provisions of this Lease otherwise permitting any Transfer or the use or occupancy of the Premises by any Person, and notwithstanding any purported consent by the Landlord to any Transfer or any such use or occupancy, in no event shall any Transfer be permitted to, or any use or occupancy be permitted by, a Person who or which (i) has sovereign or diplomatic immunity under federal or state law, (ii) is a government or a governmental authority or a subdivision or an agency of any government or any governmental authority, (iii) is in bankruptcy, insolvent or known to be in financial distress, (iv) in the reasonable judgment of the Landlord would negatively affect the reputation, character and/or value of the Building as a First Class Building or the use and quiet enjoyment of the Building by other tenants in the Building or would reasonably be expected to cause security and/or crowd-control problems, (v) was previously an occupant in (x) the Building and/or (y) another building owned by the Landlord or by an affiliate of the Landlord, if, as to any such occupancy covered by clauses (x) or (y), the lease or other agreement covering such occupancy was, at any time prior to the date of the proposed Transfer in question, terminated prior to its stated expiration date due to default, bankruptcy or insolvency of such occupant, (vi) the occupancy or use of or by such Person causes the Landlord to be in breach or violation of any contractual obligations of the Landlord in favor of any other tenant of the Building (matters covered by this clause (vi), “Leasing Restrictions”), (vii) is, or is an affiliate of, an owner, manager and/or developer of First Class Buildings, (viii) is in violation of or attempts to violate any Anti-Terrorism Law or engages in or conspires to engage in any transaction that seeks to or does evade or avoid the prohibitions set forth in any Anti-Terrorism Law, or (ix) is a Prohibited Person, or a beneficial owner of, or an officer, director, manager, or serves a similar executive function for, any Prohibited Person (any of the foregoing, a “Prohibited Transferee”). As used herein, “Anti-Terrorism Law” is defined as any law relating to terrorism, anti-terrorism, money laundering or anti money laundering activities, including Executive Order No. 13224 and Title 3 of the USA Patriot Act. As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, or Support Terrorism”. “Prohibited Person” is defined as (i) a Person that is listed in the Annex to Executive Order 13224; (ii) a Person with whom the Landlord or the Tenant is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a Person that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list. “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended” (Public Law 107 56, as amended).

7.1.4    “Desk Space Occupants” means Persons, who (x) are not Prohibited Transferees, (y) are not Tenant Affiliates (for greater clarity, Tenant Affiliates may separately occupy the Premises in accordance with Section 7.1.2) and who (z) either (i) have a bona fide and ongoing business relationship with the Tenant, or (ii) are a Qualified Charity. The Tenant may, without the Landlord’s consent, but only if in compliance with the other applicable terms hereof, permit Desk Space Occupants to occupy desk space (the “ Desk Space”) within the Premises from time to time on a basis not intended to be permanent and not intended to circumvent the Transfer restrictions of this Lease; provided, that (A) at no point in time shall all Desk Space Occupants occupy, in the aggregate, an amount of space equivalent to more than ten percent (10%) of the aggregate rentable square footage of the Office Premises, (B) the portions of the Premises occupied by the Desk Space Occupants shall be physically part of, and not separately demised from, the remainder of the Premises occupied by the Tenant, (C) no Desk Space Occupant shall have a separate entrance to the Premises, (D) no Desk Space Occupant shall have any signage outside of the Premises, (E) no Desk Space Occupant shall create any labor or other disturbance in the Building or reasonably be expected to increase the likelihood of any disturbance, protest, or interruption to any occupant of the Building or to the ownership thereof, (F) each such occupancy shall be terminable on not more than sixty (60) days’ notice from the Tenant, (G) the Desk Space so provided shall be utilized by the Desk Space Occupant for the respective Desk Space Purposes permitted for such Desk Space Occupant only, (H) any rent, payment, reimbursement or other remuneration paid, given or exchanged in consideration of such occupancy (“Desk Payments”) shall be subject to the Profit Obligations, and (I) the Tenant shall have provided to the Landlord, at least five (5) Business Days prior to the occupancy of each Desk Space Occupant, a notice which includes (i) the name, headquarters address and the nature of the business or occupation of each Desk Space Occupant, (ii) a description (in reasonable detail) of the relationship between the Desk Space Occupant and the Tenant which substantiates the Desk Space Purpose and (iii) the material terms of such Desk Space Occupant’s occupancy (including a plan of the area occupied and the length of term of such occupancy and certification as to all payment or other remuneration being given or received in exchange for such occupancy) (the information covered in the foregoing clauses (i)-(iii), collectively is referred to as “Desk Space Information”). “Desk Space Purpose” means a use which is consistent with the First Class Standard and is in accordance with Requirements and Building Regulations and is otherwise, (i) with respect to clause (y)(i) of the definition of Desk Space Occupant, a bona fide and ongoing business purpose of the Tenant, and (ii) with respect to clause (y)(ii) of the definition of Desk Space Occupant, use by a Qualified Charity in furtherance of its charitable mission. The occupancy by Desk Space Occupants is subject and subordinate to this Lease, and Tenant, prior to permitting occupancy of any Desk Space by a Desk Space Occupant, shall cause such Desk Space Occupant to execute and deliver a written agreement (a “Desk Space Agreement”) stating that (i) its occupancy is limited by, and subject and subordinate to, this Lease, and (ii) the Desk Space Occupant will vacate the Premises in the event that the Desk Space Purpose shall terminate or if such Desk Space Occupant’s presence in or association with the Building or its ownership would reasonably be expected to increase the likelihood of any disturbance, protest, or interruption to any occupant of the Building or to the ownership thereof; provided, that the failure to obtain any such Desk Space Agreement shall not be a default under this Lease unless any such Desk Space Occupant asserts that its occupancy is in any manner superior or not subject to this Lease. Upon the request therefor by the Landlord at reasonable intervals, the Tenant shall deliver to the Landlord a report as to the then current Desk Space Information of all Desk Space Occupants. Occupancy

by a Desk Space Occupant shall not be deemed to vest in such Desk Space Occupant any right or interest in this Lease or any portion of the Premises nor shall it relieve, release, impair or discharge any of the Tenant’s obligations hereunder.
7.2.1.1     In the event the Landlord does not exercise its Recapture Option, and provided that there is then no monetary or material non-monetary default of any of Tenant’s obligations under this Lease after the expiration of any applicable notice and grace period, then, subject to the provisions of Section 7.2.1.2 and Section 7.2.1.3, the Landlord’s consent to a proposed assignment of this Lease or sublease of all or any portion of the Office Premises shall not be unreasonably withheld, provided and upon condition that the following requirements (“A/S Requirements”) are satisfied:
A. the proposed assignee or sublessee (x) shall be a creditworthy Person and of a character and engaged in a business such as is in keeping with the First Class Standard and the occupancy thereof (including the Permitted Use), and (y) shall not be (i) a Prohibited Transferee, (ii) a then-current tenant, subtenant or occupant in the Building if the Landlord then has comparably sized space available in the Building for leasing for a comparable term, or (iii) a prospective tenant to whom the Landlord has in the prior six (6) months shown space in the Building, if the Landlord then has comparably sized space available in the Building for leasing for a comparable term;
B. Except to the extent of any disclosure required by Requirements, the Tenant shall not disclose the economic terms of any proposed or executed assignment or sublease in any advertisement or press release and shall require the sublessee and real estate broker(s), if any, to agree to the same in writing;
C. with respect to a sublease, such subletting would not result in the Office Premises Full Floor having more than five (5) separately demised spaces (with a prorated maximum number of separately demised spaces applicable to any Office Premises Partial Floor), and provided further that in any event all separately demised spaces shall be configured in compliance with the Configuration Requirements;
D. the Tenant and the assignee or sublessee shall agree in writing that the assignee or sublessee will not, without the prior consent of the Landlord pursuant to the provisions of this Article Seven, further assign or sublease or suffer or permit any Transfer, except to the extent such future assignment or subletting is otherwise permitted without the consent of the Landlord pursuant to the provisions of this Article Seven; and
E. the Tenant shall have delivered to the Landlord a notice requesting such consent and which notice includes (i) the items referred to in clauses (b) and (c) of Section 7.2.7, (ii) a fully-executed copy of the proposed assignment instrument or sublease, which shall be in compliance with the terms hereof (and which, in the case of a sublease, shall include the required language set forth in Section 7.2.6), and (iii) a statement from the Tenant setting forth the Tenant’s estimate of the Profit Obligations amounts which will be payable to the Landlord in connection with such assignment or sublease (such notice with such items, an “A/S Consent Request”).
Any A/S Consent Request shall also prominently include the following in capital letters and bold type: “THIS IS AN A/S CONSENT REQUEST UNDER SECTION 7.2.1.1 OF THE TENANT’S LEASE WITH THE LANDLORD. PURSUANT TO SAID SECTION OF THE LEASE, THE LANDLORD WILL HAVE THIRTY (30) DAYS AFTER THE LANDLORD’S RECEIPT OF THIS NOTICE TO EXERCISE ITS CONSENT RIGHTS FOR A PROPOSED SUBLEASE OR ASSIGNMENT.” If the Landlord fails to respond to such initial A/S Consent Request within fifteen (15) days after it has been given by the Tenant to the Landlord, then, the Tenant shall have the right to give the Landlord a second notice (a “Second A/S Consent Request”), which second notice shall prominently include the following in capital letters and bold type: “THIS IS A SECOND A/S CONSENT REQUEST UNDER SECTION 7.2.1.1 OF THE TENANT’S LEASE WITH THE LANDLORD. THE LANDLORD’S RESPONSE IS REQUIRED TO BE GIVEN NOT LATER THAN [INSERT DAY WHICH IS 30 DAYS FROM DATE OF FIRST A/S CONSENT REQUEST OR IF LATER, 5 DAYS AFTER THE DATE OF THIS NOTICE], FAILING WHICH THE LANDLORD WILL BE DEEMED TO HAVE CONSENTED TO THE SUBLEASE OR ASSIGNMENT REFERRED TO HEREIN.” The Landlord shall inform the Tenant of the Landlord’s consent or refusal to consent to the assignment or sublease which is the subject of such A/S Consent Request not later than the date which is thirty (30) days after the Landlord receives such initial A/S Consent Request. If the Tenant delivers such initial A/S Consent Request and timely delivers the Second A/S Consent Request therefor, and if the Landlord has not exercised the Recapture Option and does not respond to the initial A/S Consent Request within the later of (i) said thirty (30) day period or (ii) five (5) days after the giving of the Second A/S Consent Request, then the Landlord shall be deemed to have consented to the assignment or sublease which is the subject of such A/S Consent Request. Any such consent or deemed consent shall be subject to the delivery of, and shall be subject to the provisions of, a written consent substantially in the respective form for each of an assignment and a subletting attached hereto as Exhibit 8 and Exhibit 9 (each, a “Consent

Agreement”), duly executed by the Landlord, the Tenant and the assignee or sublessee as a condition to the effectiveness of the Landlord’s consent, and for which the Tenant shall pay to the Landlord the Landlord Expenses relating to such Consent Agreement (and the provisions of such Consent Agreement shall be deemed to be provisions of this Lease, and the violation of any such provision shall be deemed a violation of this Lease and subject to terms hereof upon a violation hereof). The consent or deemed consent by the Landlord to consent to any such assignment or subletting shall not affect or be a waiver of the Landlord’s consent rights with respect to any other Transfer.
7.2.1.2    The Landlord’s consent to a proposed Transfer of all or any portion of Below Grade Premises (if any) may be granted or withheld by the Landlord in its sole discretion for any or no reason; provided, that the Below Grade Premises or portions thereof may be sublet as an adjunct to and in connection with a subletting of the Office Premises (or a portion thereof) which is otherwise permitted or consented to hereunder (and only to the same Person subletting such Office Premises or portion thereof), but only to the extent that such Below Grade Premises is reasonably associated with such portions of the Office Premises being sublet.
7.2.1.3    The Landlord’s consent to a proposed Transfer of all or any portion of the Licensed Areas may be granted or withheld by the Landlord in its sole discretion for any or no reason; provided, that, except to the extent of specific restrictions on permitted users of Licensed Areas set forth elsewhere in this Lease, the Licensed Areas may be sublicensed as an adjunct to and in connection with a subletting of the Office Premises (or portions thereof) (and only to the same Person subletting such Office Premises or portion thereof), but only to the extent that such Licensed Areas are reasonably associated with such portions of the Office Premises being sublet.
7.2.2    Without limiting the Landlord’s consent rights in respect of Transfers, with respect to a Transfer covered by clause (ii) of the definition of “Transfer” (other than a subletting to a Successor Entity or any other transaction which under Section 7.1.1 is deemed not to be a “Transfer”), and/or with respect to any Desk Space occupancy, if the aggregate amount payable as rent or use and occupancy payments (together with all amounts payable on account of changes in real estate taxes, operating costs, maintenance costs, labor rates, indexes or other formula contained in the sublease, and excluding any rent not payable during a free-rent period) or Desk Payment with respect thereto (inclusive of amounts paid to the Tenant in respect of Licensed Areas) shall be in excess of the Tenant’s Basic Subletting Cost for such part of the Premises, then, promptly after the collection by the Tenant of such amounts so payable under such sublease, the Tenant will pay to the Landlord, as additional rent hereunder, an amount equal to 50% of the excess of such amounts so collected after deducting the Tenant’s Basic Subletting Cost for such part of the Premises through the date of such computation. The term “Tenant’s Basic Subletting Cost”, as used herein with respect to any period for which any part of the Premises is subject to a Transfer covered by clause (ii) of the definition of ‘Transfer’ and/or is occupied by Desk Space Occupants, shall mean the sum of (i) Fixed Rent at the Applicable Rental Rate for each square foot of the rentable area of such part of the Premises paid by the Tenant, (ii) the Escalation Rent for such period with respect to such part of the Premises paid by the Tenant, (iii) the amount, if any, applicable for any brokerage commissions paid by the Tenant and not reimbursed by the subtenant, occupant or any other party, (iv) the amount, if any, of any reasonable out of pocket costs incurred by the Tenant in constructing tenant improvements to the space to be occupied by the subtenant or occupant, but only to the extent that such costs are not reimbursed by such subtenant, occupant or any other party, (v) the value of any tenant improvement allowances or free rent given by the Tenant to the subtenant or occupant and (vi) the unamortized costs of Alterations to the Premises theretofore paid for by the Tenant (less amounts contributed to the Tenant as TI Allowance or otherwise not paid for by, or reimbursed to, the Tenant); provided that this clause (vi) shall not apply to portions of the Premises which are demolished in preparation for occupancy by such subtenant, and (vii) the Tenant’s out of pocket, reasonably incurred legal fees in connection with negotiating the sublease in question. The term “Applicable Rental Rate” as used in this Article Seven shall be deemed to mean, with respect to each space constituting a part of the Premises, the then applicable Fixed Rent per annum per rentable square foot of such space set forth in this Lease.
7.2.3    Without limiting the Landlord’s consent rights in respect of Transfers, if there is a Transfer covered by clauses (i) or (iii) of the definition of ‘Transfer’ (other than an assignment to a Successor Entity or any other transaction which under Section 7.1.1 is deemed not to be a “Transfer”), then as additional rent hereunder the Tenant shall pay to the Landlord 50% of the consideration if, as and when actually received by the Tenant in connection with any such Transfer (including any sums paid for the sale of the Tenant’s furniture and equipment and Alterations) in excess of the Tenant’s Basic Assignment Cost. The term “Tenant’s Basic Assignment Cost” shall mean the sum of (i) the amount, if any, applicable for any brokerage commissions paid by the Tenant and not reimbursed by the assignee or any other party, (ii) the Tenant’s out of pocket, reasonably incurred legal fees in connection with negotiating the assignment in question. and (iii) the amount, if any, of any undepreciated costs of the Tenant’s furniture and equipment and Alterations which are acquired by such assignee, but only to the extent such costs are not reimbursed by such assignee or any other party. Amounts payable by the Tenant to the Landlord under Sections 7.2.2 and 7.2.3 are referred to herein collectively as “Profit Obligations”.
7.2.4    If the Landlord declines to give its consent to any proposed assignment or sublease, the Tenant shall indemnify, defend and hold harmless the Landlord from and against liability and expenses (including reasonable attorneys’ fees and expenses) in connection with any claims made against the Landlord by the proposed subtenant or assignee or by any brokers or other Persons who were employed by the Tenant claiming a commission or similar compensation, in each case in connection with the proposed sublease or assignment.
7.2.5    Notwithstanding anything to the contrary contained in this Article Seven or elsewhere in this Lease, the Tenant shall have no claim, and hereby waives the right to any claim, against the Landlord for monetary damages by reason of any refusal, withholding or delaying by the Landlord of any consent or approval under this Article Seven, and in such event the Tenant’s only remedy therefor shall be an action for specific performance to compel the Landlord’s consent. In addition, notwithstanding anything to the contrary contain herein, at the Tenant’s written election, the Tenant may submit to an Expedited Arbitration Proceeding the question of whether the Landlord reasonably or unreasonably withheld its consent to a proposed subletting or assignment, but any question as to whether the Landlord illegally (as opposed to whether there was a contractual breach) or in bad faith withheld consent thereto shall not be submitted to an Expedited Arbitration Proceeding.
7.2.6    Each sublease of the Premises or a portion thereof and sublicense of the Licensed Areas or a portion thereof shall be subject and subordinate to this Lease and the rights of the Landlord under this Lease. No assignment or sublet hereunder, even if permitted or consented to, shall release the Tenant from its obligations to fully observe and perform all of the terms, covenants and conditions of this Lease to be performed by the Tenant. If the Landlord shall recover or come into possession of the Premises before the expiration date of the term of this Lease in accordance with the terms of this Lease, the Landlord shall have the right, at its option, to take over any and all subleases of the Premises or any part thereof made by the Tenant and to succeed to all the rights of said subleases or such of them as the Landlord may elect to take over. The Tenant hereby expressly assigns and transfers to the Landlord such of the subleases as the Landlord may elect to take over at the time of such recovery or possession, such assignment and transfer not to be effective until the termination of this Lease or reentry by the Landlord hereunder or if the Landlord shall otherwise succeed to the Tenant’s estate in the Premises, at which time the Tenant shall upon request of the Landlord, execute, acknowledge and deliver to the Landlord such further assignments and transfers as may be necessary to vest in the Landlord the then existing subleases. Every sublease hereunder is subject to the condition that by its acceptance of and entry into a sublease, the subtenant thereunder shall be deemed conclusively to have thereby agreed, and every sublease shall include an acknowledgment by the subtenant that, (i) such sublease is subject and subordinate to this Lease and the rights of the Landlord hereunder, (ii) from and after the termination of this Lease or reentry by the Landlord hereunder or if the Landlord shall otherwise succeed to the Tenant’s estate in the Premises, such subtenant shall waive any right to surrender possession or to terminate the sublease and, at the Landlord’s election, such subtenant shall be bound to the Landlord for the balance of the term of such sublease and shall attorn to and recognize the Landlord, as its sublandlord, under all of the then executory terms of such sublease, except that the Landlord shall not (A) be liable for any previous act, omission or negligence of the Tenant under any such sublease, except if such act, omission or negligence continues after the date of succession (and then only for so much as has accrued subsequent to such date of succession), (B) be subject to any counterclaim, defense or offset which theretofore accrued to such subtenant against the Tenant, (C) be bound by any previous modification or amendment of such sublease or by any previous prepayment of more than one month’s rent and additional rent payable under the sublease (except for such additional rent as may be required to cover a period of more than one month pursuant to the terms of such sublease), unless such modification or prepayment shall have been approved in writing by the Landlord or such modification is made pursuant to the express terms of such sublease, (D) be obligated to repair the subleased space or the Building or any part thereof in the event of damage caused by casualty, beyond the Landlord’s obligations under this Lease, (E) be obligated to repair the subleased space or the Building or any part thereof, in the event of partial condemnation, beyond the Landlord’s obligations under this Lease, (F) be obligated to perform any work in the subleased space or the Building or to prepare them for occupancy to the extent same was required to have been performed by the sublandlord prior to the date of attornment or (G) be responsible for the return of any security deposit unless the Landlord has actually received possession thereof, (iii) the subtenant shall execute and deliver to the Landlord any instruments the Landlord may reasonably request to evidence and confirm such attornment, (iv) no use or occupancy of the subleased space is permitted by any Person whose use or occupancy would violate Leasing Restrictions and (v) without limiting any of the foregoing, no further Transfer is permitted without the prior written consent of the Landlord. If the Landlord so elects to have a subtenant attorn to the Landlord, the Tenant shall deliver to the Landlord any security deposit which the Tenant is then holding under such sublease and such subtenant shall reimburse the Landlord for any reasonable costs that may be incurred by the Landlord in connection with such attornment, including reasonable attorneys’ fees and disbursements and the cost of making investigations as to the acceptability of such subtenant.
7.2.7    Subject to the specific exceptions set forth in Section 7.2.11, if the Tenant shall at any time or times during the term of this Lease desire to either (i) assign this Lease or (ii) sublet all or any portion of the Premises for a term (inclusive of renewal options) ending within twelve (12) months of the then scheduled Expiration Date of this Lease (inclusive of any renewal right theretofore exercised in accordance with the terms hereof), the Tenant shall first send a notice (hereinafter referred to as the “A/S Notice”) thereof to the Landlord, which notice shall be accompanied by (a) a term sheet or letter of intent (which term sheet or letter of intent may be indicative or otherwise non-binding) (“Term Sheet”) setting forth all proposed material economic terms of such assignment or sublease (including all restoration obligations upon the expiration of the term thereof), which (x) in the case of an assignment shall include the effective date thereof and all consideration to be paid in connection with such transaction (and the effective date thereof shall be at least sixty (60) days after the date of A/S Notice) and (y) in the case of a sublease shall include the specific space to be sublet (the “Available Space”), the commencement and expiration dates (and the commencement date shall be at least sixty (60) days after the date of A/S Notice) and all rent, free rent and tenant concessions and other material terms, (b) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, and (c) current financial information with respect to the proposed assignee or subtenant, including its most recent financial report. Notwithstanding the foregoing, with respect to an assignment or a subletting as to which an assignee or a subtenant has not been identified, such Term Sheet need not identify the actual assignee or subtenant, but only need be the terms under which the Tenant is then willing to market the subject portion of the Premises for sublease, and, accordingly, the provisions of clauses (b) and (c) would not be required as part of an A/S Notice therefor. Any A/S Notice shall be deemed an offer from the Tenant to the Landlord whereby the Landlord (or the Landlord’s designee which is an affiliate of the Landlord) may, at its option elect one of the following (each individually and collectively hereinafter referred to as the “Recapture Option”): (i) as to a proposed sublease, either (x) sublease such Available Space from the Tenant upon the terms and conditions hereinafter set forth in Section 7.2.8.1-7.2.8.5 (“Recapture Sublease”) or (y) terminate this Lease with respect to the Available Space upon the term and conditions set forth in Section 7.2.9.1 (“Available Recapture Termination”), and (ii) as to a proposed assignment, terminate this Lease upon the terms and conditions hereinafter set forth in Section 7.2.9.2 (“Assignment Recapture Termination”). Any A/S Notice shall also prominently include the following in capital letters and bold type: “THIS IS AN A/S NOTICE UNDER SECTION 7.2.7 OF THE LEASE. PURSUANT TO SAID SECTION 7.2.7 OF THE LEASE, THE LANDLORD WILL HAVE TWENTY (20) DAYS AFTER THE LANDLORD’S RECEIPT OF THIS NOTICE TO EXERCISE ITS RECAPTURE OR TERMINATION RIGHTS.” Landlord’s Recapture Option may be exercised by the Landlord by notice to the Tenant at any time within 20 days after such notice has been given by the Tenant to the Landlord, and during such 20-day period the Tenant shall not assign this Lease nor sublet such space to any Person. If the Landlord fails to respond to such initial A/S Notice within twelve (12) days after it has been given by the Tenant to the Landlord, then the Tenant shall have the right to give the Landlord a second notice (a “Second A/S Notice”), which second notice shall prominently include the following in capital letters and bold type: “THIS IS A SECOND A/S NOTICE UNDER SECTION 7.2.7 OF THE LEASE. THE LANDLORD’S RESPONSE IS REQUIRED TO BE GIVEN NOT LATER THAN [INSERT DAY WHICH IS THE LATER OF 20 DAYS FROM DATE OF FIRST A/S NOTICE OR FIVE DAYS FROM SECOND A/S NOTICE], FAILING WHICH THE LANDLORD WILL BE DEEMED TO HAVE WAIVED ITS RECAPTURE OR TERMINATION RIGHTS THEREUNDER.” The Landlord may inform the Tenant that the Landlord is exercising the Recapture Option by notice to the Tenant (a “Recapture Notice”) given at any time on or prior to the 20th day after the Landlord’s receipt of the initial A/S Notice, or, if later, five (5) days after the Landlord’s receipt of the second A/S Notice. If the Tenant delivers such initial A/S Notice and timely delivers the Second A/S Notice therefor, and if the Landlord has not exercised the Recapture Option and does not respond to the initial A/S Notice within said 20-day period (or later 5-day period), then the Landlord shall be deemed to have waived its Recapture Option with respect to such A/S Notice. The failure, waiver or deemed waiver of the Landlord to exercise its recapture right under this Section 7.2.7 with respect to any Transfer shall not affect or be a waiver of the Landlord’s consent rights with respect to such Transfer pursuant to this Article Seven, and shall not be deemed a waiver of recapture rights with respect to any other Transfer. Notwithstanding anything to the contrary set forth herein, the Landlord’s Recapture Option shall not be triggered by (i) the Tenant’s granting Desk Space to Desk Space Occupants or (ii) Permitted Transfers or (iii) transactions which under Section 7.1.1 are deemed to not be “Transfers”.

7.2.8.1     With respect to any Available Space being recaptured or terminated under this Article Seven and constituting less than a full Floor of the Building, the term “Partial Floor Demise Work” means erecting all partitions required to separate the Available Space from the remainder of the Premises and (ii) installing all corridors and doors required for independent access from the Available Space to the elevators, lavatories and stairwells on the Floor(s) on which the Available Space is located and (iii) installing all equipment and facilities required to comply with all Requirements relating to such separation and to enable the Landlord to maintain and service the Available Space and permit the same to be used as an independent unit. If the Landlord shall exercise any Recapture Option for a Recapture Sublease, then (A) if any portion of the Available Space is less than a Full Floor of the Building (i.e., if the balance of such Full Floor is part of the Premises covered by this Lease but is not covered by such Recapture Sublease), the Landlord shall undertake and complete the Partial Floor Demise Work, and the Tenant shall pay to the Landlord the Landlord Expense in connection therewith, and (B) the sublease from the Tenant to the Landlord of the Available Space shall commence on the later to occur of (1) the date which is thirty (30) days after the Landlord shall have given the applicable Recapture Notice to the Tenant and (2) the commencement date contemplated under the Term Sheet (which shall be the minimum number days after the date of the A/S Notice as applicable in accordance with terms hereof), and shall terminate on the expiration date contemplated in the Term Sheet.
7.2.8.2     Any Recapture Sublease shall be between Landlord or its affiliated designee, as subtenant (Landlord or its affiliated designee in such capacity as subtenant, the “Recapture Party”), and the Tenant, as sublandlord, and shall:
(a) (i) if the net present value of the proposed economic terms contained in the Term Sheet is lower than the net present value of the Rent allocable to the Available Space under this Lease, in each case utilizing a discount rate of 6% per annum, provide for a net rent and other economics equal to provisions therefor set forth in the Term Sheet and otherwise be upon the same terms and conditions as those contained in this Lease (except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this Section 7.2.8.2), or (ii) if the provisions of clause (i) are not applicable, provide for the same economic and other terms and conditions as under this Lease allocable to the Available Space (except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this Section 7.2.8.2);
(b) provide in substance that (i) the Recapture Party shall have no obligation to remove and restore any changes, alterations, and improvements made in the Available Space by the Recapture Party and (ii) if the Recapture Party does not so remove and restore such items, then any obligation of the Tenant to do so under this Lease shall no longer apply with respect to such items;
(c) provide that (i) the parties to such Recapture Sublease expressly negate any intention that any estate created under such Recapture Sublease be merged with any other estate held by either of said parties, and (ii) subject to clause (b) above, at the expiration of the term of such Recapture Sublease, the Tenant shall accept the Recapture Sublease premises in its then existing condition, broom clean;
(d) provide that the Tenant shall not have any right to consent to or approve of any Transfer by the Recapture Party; and
(e) if the Landlord shall designate any Person other than the Landlord to be the Recapture Party under a Recapture Sublease, the Landlord shall be jointly and severally liable with such designee under any such Recapture Sublease.
7.2.8.3    Performance by the Recapture Party of an obligation under the Recapture Sublease shall be deemed performance by the Tenant of any corresponding obligation under this Lease and the Tenant shall not be liable for any default under this Lease or be deemed to be in default hereunder to the extent such default is occasioned by or arises from any negligence or wrongful act or omission of any Recapture Party or is occasioned by or arises from any negligence or wrongful act or omission of any occupant under the Recapture Sublease.

7.2.8.4    During the term of any Recapture Sublease, if and to the extent that any Recapture Party fails to pay to the Tenant any amount that it is required to pay to the Tenant pursuant to the terms of the Recapture Sublease, then the Tenant shall have the right to credit such amount against the Tenant’s obligations to pay Rent under this Lease.
7.2.8.5    If the Landlord is unable to give the Tenant possession of the Available Space at the expiration of the term of the Recapture Sublease by reason of the holding over or retention of possession of any Recapture Party, then (i) if the provisions of clause (iii) below are not applicable, the Landlord shall continue to be obligated to pay all charges previously payable, and comply with all other obligations, under the Recapture Sublease until the date which is the earlier of (x) the Expiration Date and (y) the date upon which the Landlord shall give the Tenant possession of the Available Space free of occupancies, or, if higher, all charges payable by the Tenant to the Landlord under this lease for the Available Space in respect of the same period, (ii) if the provisions of clause (iii) below are not applicable, the Landlord, at the Landlord’s expense, shall use its reasonable efforts to deliver possession of the Available Space to the Tenant and in connection therewith, if necessary, the Landlord shall institute and diligently and in good faith prosecute holdover and any other appropriate proceedings against the occupant of such space and (iii) if the Expiration Date shall have otherwise occurred and provided the Tenant otherwise has surrendered the balance of the Premises to the Landlord as required under this Lease in the condition required under this Lease, the Tenant shall be deemed to have delivered possession of the entire Premises to the Landlord upon the expiration date of this Lease and shall not be deemed a holdover under this Lease.
7.2.8.6    The Tenant shall be relieved from all obligations under this Lease as to the Available Space during the term of the Recapture Sublease (other than payment of Rent, subject to the provisions of Section 7.2.8.4) to the extent same are corresponding obligations of the Recapture Party under the Recapture Sublease.
7.2.9.1    If the Landlord so exercises its Recapture Option for an Available Recapture Termination, then the effective date of the termination of this Lease with respect to the Available Space shall be the later to occur of (1) the date which is sixty (60) days after the Landlord shall have given the applicable Recapture Notice to the Tenant and (2) the effective date contemplated under the Term Sheet as the commencement date for the sublease transaction covered thereby (which shall be a minimum of sixty (60) days after the date of the A/S Notice in accordance with the terms hereof) (such effective termination date, the “Available Recapture Termination Date”). On the Available Recapture Termination Date this Lease with respect to the Available Space shall be deemed terminated so that the term and estate granted by this Lease with respect to the Available Space shall expire on the Available Recapture Termination Date with the same effect as if the Available Recapture Termination Date were the date specified in this Lease for the expiration of the term of this Lease with respect to the Available Space, the Tenant shall have no further liability under this Lease with respect to such space for matters accruing during the period from and after such Recapture Termination Date , and all provisions of this Lease applicable to the end of the term hereof shall apply to the Available Space, including the holdover provisions in accordance with Article Nineteen. If and to the extent the Tenant has paid any items of Rent allocable to the Available Space for the period after the Available Recapture Termination Date, the Landlord shall promptly (but in any event not later than thirty (30) days after the Recapture Termination Date) refund such sums to the Tenant (and such obligation shall survive the termination of this Lease) after deducting therefrom any amounts which may be owing in respect of the Tenant’s obligations under Article Nineteen. If the Landlord so exercises its Recapture Option for an Available Recapture Termination, the Tenant and the Landlord shall enter into a letter agreement memorializing such termination of this Lease with respect to the Available Space (provided that the failure to enter into such agreement shall not affect such termination or any obligations in respect thereof).
7.2.9.2    If the Landlord so exercises its Recapture Option for an Assignment Recapture Termination, then the effective date of the termination of this Lease shall be the later to occur of (1) the date which is sixty (60) days after the Landlord shall have given the applicable Recapture Notice to the Tenant and (2) the effective date contemplated under the Term Sheet for the Tenant’s transfer of possession of the Premises for the assignment transaction covered thereby (which shall be a minimum of sixty (60) days after the date of the A/S Notice in accordance with terms hereof) (such effective termination date, the “Assignment Recapture Termination Date”). On the Assignment Recapture Termination Date this Lease shall be deemed terminated so that the term and estate granted by this Lease shall expire on the Assignment Recapture Termination Date with the same effect as if the Assignment Recapture Termination Date were the date specified in this Lease for the expiration of the term of this Lease, the Tenant shall have no further liability under this Lease with respect to such space for matters accruing during the period from and after such Assignment Recapture Termination Date, and all provisions of this Lease applicable to the end of the term hereof shall apply, including the holdover provisions in accordance with Article Nineteen. If and to the extent the Tenant has paid any items of Rent for the period after the Assignment Recapture Termination Date, the Landlord shall promptly (but in any event not later than thirty (30) days after the Assignment Recapture

Termination Date) refund such sums to the Tenant (and such obligation shall survive the termination of this Lease) after deducting therefrom any amounts which may be owing in respect of the Tenant’s obligations under Article Nineteen. If the Landlord so exercises its Recapture Option for an Assignment Recapture Termination, the Tenant and the Landlord shall enter into a letter agreement memorializing such termination of this Lease (provided that the failure to enter into such agreement shall not affect such termination or any obligations in respect thereof).
7.2.3    If the Landlord shall not have exercised its Recapture Option (or shall be deemed to have waived its Recapture Option in accordance with the terms hereof), then, to the extent not theretofore provided to the Landlord, the Tenant shall be entitled to deliver to the Landlord the fully-executed sublease or assignment agreement as called for under Section 7.2.1, and the provisions of Section 7.2.1 shall then apply with respect to the granting or withholding of Landlord’s consent thereto. If the Landlord shall not have exercised its Recapture Option (or shall be deemed to have waived its Recapture Option in accordance with the terms hereof) and, thereafter, the Tenant shall, for any reason, fail to enter into the assignment or subletting as described in the related Term Sheet (or, with respect to a subletting, the Minimum Sublet Terms) within one year after the date of such A/S Notice, then the provisions of Section 7.2.7 shall again be applicable prior to the Tenant having the right to enter into any assignment or subletting transaction (including a transaction contemplated under the Term Sheet in question). “Minimum Sublet Terms” means (i) economic terms (inclusive of the value of any restoration obligations) for the Tenant which are at least ninety-five percent (95%) of the net present value of the proposed economic terms (inclusive of the value of any restoration obligations) contained in the Term Sheet, utilizing a discount rate of 6% per annum (and the component of such net present value which represents the value of the restoration obligations shall be in accordance with the Landlord’s reasonable determination thereof).
7.2.4     Notwithstanding anything to the contrary set forth herein, the Landlord’s Recapture Option shall not apply with respect to (i) Desk Space Occupants of Desk Space or (ii) assignments or subleases to a Successor Entity.
7.3     The Landlord will, at the request of the Tenant, maintain listings on the Building’s electronic directory (if such a directory exists) of the names of the Tenant and any permitted subtenant thereof, and the names of any officers or employees of any of the foregoing entities. Without implying any right to do so, the listing of any name other than that of the Tenant, whether on the doors or windows of the Premises, on the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises or be deemed to be a consent by the Landlord with respect to the occupancy of any listed Person.
7.4    No Transfer (or any Landlord consent thereto as set forth herein) shall relieve, release, impair or discharge the Tenant or any transferring Person from any obligation or liability under this Lease, unless and to the extent such liability is expressly released in writing by the Landlord, in the Landlord’s sole discretion.
7.5    In connection with a proposed sublease by the Tenant from a different tenant in the Building of such other tenant’s space in the Building, if both (x) such other tenant is not in monetary default or material non-monetary default under its lease with the Landlord beyond the expiration of applicable notice and cure periods and (y) the Landlord does not then have, and does not reasonably expect to have within six (6) months of the scheduled commencement date of the proposed sublease with such different tenant, comparable space available in the Building for leasing to the Tenant for a comparable term, then the Landlord agrees not to enforce any provision contained in the lease of such other tenant which would entitle the Landlord not to permit such subletting to the Tenant solely due to the Tenant being a then-current occupant in the Building. Such other tenant is not a third-party beneficiary of this Section 7.5.
ARTICLE eight
Changes or Alterations by Landlord
8.1    The Landlord reserves the right to make such changes, alterations, additions, improvements, repairs or replacements in or to the Premises, the Licensed Areas and other areas of the Building and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, escalators and stairways and other parts of the Building, and to erect, maintain and use pipes, ducts and conduits in and through the Premises and/or the Licensed Areas, all as it may reasonably deem necessary or desirable; provided, that, other than for temporary periods as needed to effectuate any emergency repairs, the exercise of such rights by the Landlord shall not result in an unreasonable obstruction of the means of access to the Premises or unreasonable interference with the use of the Premises or unreasonable interference with the prosecution of the Tenant’s Alterations, and shall not result in a permanent reduction of rentable square footage of the

Premises beyond a de minimis amount (and the Rent shall be reduced on a per rentable square foot basis to reflect any such de minimis reduction in rentable square footage), or in a material adverse change in the Tenant’s ability to utilize the Licensed Areas. Nothing in this Section 8.1 or in Article Six shall be deemed to relieve the Tenant of any duty, obligation or liability under this Lease to make any repair, replacement or improvement or comply with any Requirement.
8.2    Neither this Lease nor any use by the Tenant shall give the Tenant any right or easement to the use of any door or any passage connecting the Building with any subway or underground walkway or any other building or to the use of any public conveniences, and the use of such doors, passages and conveniences may be regulated or discontinued at any time by the Landlord, provided that such regulation or discontinuance is applicable generally to the tenants in the Building.
ARTICLE NINE
Damage by Fire, etc.
9.1    If any part of the Premises shall be damaged by fire or other perils, the Tenant shall give prompt notice thereof to the Landlord and the Landlord shall proceed with reasonable diligence subject to adjustment and collection of any insurance proceeds and the provisions of Requirements and any Qualified Encumbrance to repair such damage (other than damage to Tenant Insurables), and, if any part of the Premises shall be rendered untenantable by reason of such damage (including untenantability due to lack of access thereto), the Fixed Rent and Escalation Rent payable under this Lease, to the extent that such Fixed Rent and Escalation Rent relates to such untenantable part of the Premises and for so long as Tenant in fact does not occupy such untenantable portions of the Premises, shall be abated for the period from the date of such damage to the date which is the earliest to occur of (i) three (3) months after the date when such untenantable part of the Premises shall have been made tenantable, (ii) three (3) months after the date upon which such part of the Premises would have been tenantable but for Tenant Delay, and (iii) the date upon which the term of this Lease with respect to such part of the Premises shall expire or terminate; provided, that such abatement shall not apply (I) to the extent of the deductible under the applicable insurance coverage if such fire or other damage shall have resulted from the wrongful act or wrongful omission of any Tenant Party (and the Landlord hereby represents that its current deductible for such policy is $100,000.00, and it is agreed that the deductible amount under this clause (I) shall not exceed such $100,000.00 amount or such larger amount as may be the Landlord’s deductible in the future so long as the future deductible amount continues to be consistent with the First Class Standard for similar policies of landlords), and/or (II) if and to the extent the Landlord shall make available to the Tenant, during the period of such repair, other space in the Building reasonably suitable for the temporary carrying on of the Tenant’s business and the Tenant accepts such space. The Landlord shall not be liable for any inconvenience or annoyance to the Tenant or injury to the business of the Tenant resulting in any way from such damage or the repair thereof. The Tenant understands that the Landlord will not carry insurance of any kind on (w) the Tenant’s goods, furniture or furnishings, (x) any Fixtures removable by the Tenant as provided in this Lease, (y) any Alterations (including the Initial Alterations) or (z) any property in the care, custody and control of the Tenant ((w)-(z), collectively, “Tenant Insurables”), and that the Landlord shall not be obligated to repair any damage to Tenant Insurables or replace the same. So long as not interfering with the Landlord’s repair and restoration activities, the Tenant shall have reasonable right of entry into the damaged portions of the Premises prior to the Landlord’s completion of repair and restoration at reasonable times for the purpose of taking measurements and otherwise preparing plans for the Tenant’s Alterations.
9.2 (a) If the Landlord shall reasonably determine in good faith (after consultation with its professional construction advisor) that substantial alteration or reconstruction of the Building (i.e., more than thirty-three percent (33%) of the rentable office space in the Building) is required as a result of damage by fire or other perils (whether or not the Premises shall have been damaged by such fire or other casualty), then this Lease and the term and estate hereby granted may be terminated by the Landlord by a notice to the Tenant specifying a date, not less than forty-five (45) days after the giving of such notice, for such termination, and which notice must be given by the Landlord on or prior to the date which is sixty (60) days after the date of such damage; provided that as a result of the same damage leases (including this Lease) covering fifty percent (50%) or more of the rentable square footage affected by such damage in the Building are being terminated.
(b) In addition, if more than forty percent (40%) of the rentable square footage of the Office Premises is rendered untenantable or inaccessible as a result of such damage by fire or other peril (“Substantial Premises Damage”) and, in connection therewith, the Landlord shall reasonably determine in good faith (after consultation with its professional construction advisor) that such part of the Premises or access thereto cannot be made tenantable or accessible within a period of eighteen (18) months after the occurrence of such fire or other peril, then this Lease and the term and estate hereby granted may be terminated by the Landlord or the Tenant by a notice specifying a date, not less than forty-five (45) days after the giving of such notice for such termination, which notice must be given by the Landlord or the Tenant within thirty (30) days after the Landlord shall have provided the Tenant with the Landlord’s determination of the estimated substantial completion date. In the event there is Substantial Premises Damage and this Lease is not terminated under this clause (b) and if the actual substantial completion date has not occurred within six (6) months after the Landlord’s estimated substantial completion date (such six-month period to be extended one day for each day that substantial completion shall have been delayed due to Tenant Delay or delays due to Force Majeure) then, notwithstanding anything to the contrary set forth herein, the Tenant shall have the one-time right to terminate this Lease effective at the end of the thirty (30) day period which immediately follows the last day of such six (6) month period (as may be extended as aforesaid), by delivering notice to the Landlord of such termination at any time during the first ten (10) days of such thirty (30) day period; provided, however, that if substantial completion nonetheless occurs on or prior to the end of such thirty (30) day period then, notwithstanding the Tenant’s termination notice, such termination shall not be effective and this Lease shall continue in full force and effect.
(c) In addition to the foregoing, in the event there is Substantial Premises Damage during the last twelve (12) months of the then-current term of this Lease (taking into account any renewal rights which theretofore have been exercised) and this Lease is not terminated under clause (b) above, then this Lease and the term and estate hereby granted may be terminated by the Landlord or the Tenant by a notice specifying a date, not less than thirty (30) days after the giving of such notice for such termination, which notice must be given within thirty (30) days of such damage.
(d) In the event of the termination of this Lease under this Section 9.2, the term and estate hereby granted shall expire as of the termination date set in accordance with the terms hereof with the same effect as if such date were the date initially specified in this Lease as the expiration date, and the Fixed Rent and Escalation Rent payable under this Lease shall be apportioned as of such date of termination, subject to abatement, if any, as and to the extent above provided, and all other provisions of this Lease with respect to the expiration of the term hereof shall apply. Upon the giving of any notice of termination under this Section 9.2 there shall be no further restoration obligation upon the Landlord. Notwithstanding anything to the contrary set forth herein, in no event shall the Tenant have the right to terminate this Lease under this Section 9.2 if the damage in question was willfully caused by a Tenant Party.
9.3     The Landlord and the Tenant, on behalf of themselves and all others claiming under them (including any insurer), waive all claims, demands or rights of indemnity that either of them may have against the other (including all rights of subrogation) arising out of damage to any property, real or personal, resulting from fire or any other cause covered by the applicable insurance coverage. The parties waive their respective rights, as set forth herein, because adequate insurance is to be maintained by each of them to protect themselves against all such casualties and they have obtained or agree to obtain from their insurance carriers appropriate “waiver of subrogation” provisions in all such policies of insurance. Each party shall endeavor to provide the other party with an endorsement to the casualty coverage confirming such waiver. The party benefitting from such waiver shall be responsible for the commercially reasonable deductible amount under the other party’s insurance policy.
9.4     This Lease shall be considered an express agreement governing any case of damage to or destruction of, or any part of, the Building or the Premises by fire or other peril, and Section 227 of the Real Property Law of the State of New York providing for such a contingency in the absence of express agreement, and any other law of like import now or hereafter in force, shall have no application in such case.
ARTICLE TEN
Condemnation
10.1.    If all of the Premises shall be lawfully condemned or taken in any manner for any public or quasi-public use, this Lease and the term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title in such condemnation or taking. If only a part of the Premises shall be so condemned or taken, then the term and estate hereby granted with respect to such part of the Premises shall forthwith cease and terminate as of the date of vesting of title in such condemnation or taking and the Fixed Rent payable under this Lease, to the extent that such Fixed Rent relates to such part of the Premises, shall be abated for the period from the date of such vesting of title to the date specified in this Lease for the expiration of the full term of this Lease with respect to such part of the Premises. If only a part of the Building shall be so condemned or taken, then (a) if the Landlord shall reasonably determine in good faith (after consultation with its professional construction advisor) that substantial alteration or reconstruction of the Building or the Premises shall be necessary or desirable as a result of such condemnation or taking, this Lease and the term and estate hereby granted may be terminated by the Landlord giving the Tenant notice thereof within sixty (60) days following the date on which the Landlord shall have received notice of such vesting of title, and which notice to the Tenant shall specify a date, not less than thirty (30) days after the Landlord’s notice, for such termination, (b) if such condemnation or taking shall be of a substantial part of the Premises or of a substantial part of the means of access thereto, this Lease and the term and estate hereby granted may be terminated by the Tenant, within sixty (60) days following the date upon which the Tenant shall have received notice of such vesting of title, by a notice to the Landlord specifying a date, not less than thirty (30) days after the Tenant’s notice, for such termination, or (c) if neither the Landlord nor the Tenant elects to terminate this Lease, this Lease shall not be affected by such condemnation or taking, except that this Lease and the term and estate hereby granted with respect to the part of the Premises so condemned or taken shall expire on the date of the vesting of title to such part and except that the Fixed Rent payable under this Lease shall be abated to the extent, if any, hereinabove provided in this Article Ten. If only a part of the Premises shall be so condemned or taken and this Lease and the term and estate hereby granted with respect to the remaining portion of the Premises are not terminated, the Landlord will proceed with reasonable diligence, subject to the provisions of any Qualified Encumbrance and without requiring the Landlord to expend more than it collects as an award therefor, to restore the remaining portion of the Premises (other than Tenant Insurables) as nearly as practicable to the same condition as it was in prior to such condemnation or taking.
10.2.    The termination of this Lease and the term and estate hereby granted in any of the cases specified in this Article Ten shall be with the same effect as if the date of such termination were the date originally specified for the expiration of the full term of this Lease, and the Fixed Rent and Escalation Rent shall be apportioned as of such date of termination.
10.3.    If there is any condemnation or taking of all or a part of the Building, the Landlord shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this Lease in the Tenant, and the Tenant hereby expressly assigns to the Landlord any and all right, title and interest of the Tenant now or hereafter arising in or to any such award or any part thereof, and the Tenant shall be entitled to receive no part of such award; provided, that the Tenant shall not be precluded from intervening for the Tenant’s own interest in any such condemnation proceeding to claim or receive from the condemning authority any compensation to which the Tenant may otherwise lawfully be entitled in such case in respect of property removable by the Tenant under Article Four or for moving expenses, but only to the extent such compensation does not reduce the award otherwise payable to the Landlord.
10.4.    If the whole or any part of the Premises, or of the Tenant’s leasehold estate, shall be taken in condemnation proceedings or by any right of eminent domain for temporary use or occupancy, the foregoing provisions of this Article Ten shall not apply and the Tenant shall continue to pay, in the manner and at the times herein specified, the full amount of the Rent under this Lease with a pro rata abatement for Fixed Rent and Escalation Rent, and, except only to the extent that the Tenant may be prevented from so doing pursuant to the terms of the order of the condemning authority, the Tenant shall perform and observe all of the other provisions of this Lease upon the part of the Tenant to be performed and observed, as though such taking had not occurred. In the event of any taking referred to in this Section 10.4., the Landlord shall be entitled to receive any portion of the condemnation proceeds paid as compensation for the cost of restoration of the Building and the Tenant shall be entitled to receive the balance of the condemnation proceeds paid for such taking, whether paid by way of damages, rent or otherwise, unless such period of temporary use or occupancy shall extend beyond the expiration or termination of this Lease, in which case the balance of the condemnation proceeds shall be apportioned between the Landlord and the Tenant as of the date of the expiration or termination of this Lease. The Landlord shall, upon the expiration of any such period of temporary use or occupancy, restore the Building, as nearly as may be reasonably possible within the balance of the term of this Lease, to the condition in which the same was immediately prior to such taking, subject to the provisions of any Qualified Encumbrance and without requiring the Landlord to expend more than it collects as an award therefor.
ARTICLE ELEVEN
Compliance with Laws
11.1.    Subject to the Landlord’s obligations under this Lease to undertake and complete the Premises Delivery Work and the Base Building Work, the Tenant shall comply with all Requirements applicable to the Premises or any part thereof, to the Licensed Areas or any part thereof, to the Tenant’s use of the Premises and/or Licensed Areas, and to the Tenant’s observance of any provision of this Lease, including Requirements which require the making of any alterations to the Premises and/or making any alterations to the Building (including alterations required in connection with any change to the Building’s Certificate of Occupancy made at the Tenant’s request), and including any sprinkler installations required by Requirements; provided, that the Landlord, and not the Tenant, shall be responsible with respect to compliance with Requirements requiring structural alterations, or requiring alterations to components of Building Systems (including sprinklers) located past the point (away from the Premises) where the applicable Building System first enters the Premises and/or the Licensed Areas, unless such compliance is in connection with (i) the Tenant’s particular manner of use of the

Premises and/or the Licensed Areas, (ii) a condition which has been created by, or at the instance of, any Tenant Party and/or (iii) a breach of any of the Tenant’s obligations or representations under this Lease (in which case of the preceding clauses (i) through (iii) it shall be the Tenant’s, and not the Landlord’s, obligation to comply with all applicable Requirements thereto). Any such alterations by the Tenant shall be in accordance with the First Class Standard and comply with Building Regulations, and shall be subject to and in accordance with the provisions of this Lease applicable to Alterations. With respect to any alteration to any Building System for which the Tenant is responsible, the Landlord shall have the right to make such alterations and the Tenant shall pay the Landlord Expenses reasonably incurred by the Landlord in connection with such alterations. The Landlord shall have the right to contest the applicability or legality of any Requirements and to defer compliance therewith pursuant to appropriate proceedings.
11.2.    The Tenant, at its sole cost and expense and after notice to the Landlord, may contest by appropriate proceedings prosecuted diligently and in good faith, the legality or applicability of any Requirement affecting the Premises or the Building (but only to the extent the Tenant would have any obligations under Section 11.1) which does not involve matters of imminent peril to safety, health or preservation of property; provided that, in each case, as a result of such contest: (a) failure to comply with such Requirement shall not subject the Landlord (or any Indemnitee) to any civil or criminal liability, nor shall the Building or any part thereof be subject to being condemned, forfeited or vacated, nor shall the Certificate of Occupancy for the Premises or the Building be suspended or threatened to be suspended by reason of non-compliance or by reason of such contest; (b) the Tenant shall indemnify, defend and hold harmless the Landlord (and any Indemnitee) against the cost of such compliance and liability (including reasonable attorneys’ fees and disbursements) resulting from or incurred in connection with such contest or non-compliance, and upon a final determination of such contest, the Tenant shall comply with such Requirement, but only to the extent the Tenant is, pursuant to Section 11.1, responsible for compliance with such Requirement; (c) such non-compliance or contest shall not affect the enforceability, priority or validity of the lien of any Superior Instrument or constitute or result in a violation (either with the giving of notice or the passage of time or both) of the terms of any Superior Instrument, or if such Superior Instrument shall condition such non-compliance or contest upon the taking of action or furnishing of security by the Landlord, such action shall be taken or such security shall be furnished at the sole cost and expense of the Tenant; (d) other than the cost of compliance, such contest shall not have a material adverse effect on the value of the Building; and (e) the Tenant shall keep the Landlord regularly advised as to the status of such proceedings. Without limiting the applicability of the foregoing, the Landlord (or any Indemnitee) shall be deemed subject to criminal liability if the Landlord (or any Indemnitee) is charged with a crime of any kind whatsoever.
11.3.    The Landlord shall comply with all Requirements (subject to the Landlord’s right to contest such Requirements) applicable to the common areas of the Building for which non-compliance adversely affects the Tenant’s Permitted Use of the Premises and the Licensed Areas as contemplated hereby (other than to a de minimis extent), other than such Requirements with respect to which the Tenant is required to comply pursuant to Section 11.1 above.
ARTICLE TWELVE
Accidents to Base Building Systems
12.1.     The Tenant shall give to the Landlord prompt notice of any damage to, or defective condition in, any part or appurtenance of the Building’s sanitary, electrical, heating, air conditioning, ventilating or other systems serving, located in, or passing through, the Premises and/or Licensed Area promptly after it learns of such damage or defective condition. Any such damage or defective condition shall be remedied by the Landlord with reasonable diligence except to the extent Tenant is specifically required to remedy same under the terms of this Lease; provided that if such damage or defective condition was caused by, or by the use by, any Tenant Party or is with respect to any Fixture installed by or at the request of Tenant or in connection with the build-out of the Premises by or for the Tenant, the Landlord Expense for the remedy thereof shall be paid by the Tenant (except that the provisions of this proviso shall not apply to the extent of matters for which the Tenant is relieved of liability under the express provisions of Section 9.3) within thirty (30) days following demand provided the Landlord has furnished reasonable backup of the costs to the Tenant. The Tenant shall not be entitled to claim any damages against the Landlord arising from any such damage or defective condition except to the extent the same shall have been caused by the negligence or willful misconduct of the Landlord in the operation or maintenance of the Premises or the Building and in all cases only to the extent the same shall not have been remedied by the Landlord with reasonable diligence after notice from the Tenant; nor shall the Tenant be entitled to claim any damages against any other party (including any third party vendor or other supplier of services to the Landlord) arising from any such damage or defective condition except to the extent the same shall have been caused by the negligence or willful misconduct of such party in the operation or maintenance of the Premises or the Building and the same shall not have been remedied by the Landlord with reasonable diligence after notice from the Tenant; nor shall the Tenant be entitled to claim any eviction by reason of any such damage or defective condition except to the extent the same shall have been caused by the negligence or willful misconduct of the Landlord in the operation or maintenance of the Premises or the Building and shall not have been made tenantable by the Landlord within a reasonable time after notice from the Tenant. Notwithstanding anything to the contrary set forth in this Section 12.1, the provisions of Section 20.5 shall govern all matters covered therein.
ARTICLE THIRTEEN
Subordination
13.1.    Subject to and in accordance with the further provisions of this Section 13.1, this Lease and the term and estate hereby granted are and shall be subject and subordinate to the lien of each mortgage which may now or in the future affect the Premises, the Building and/or the Land, or the Landlord’s interest therein (collectively, the “underlying mortgages”) and to any present or future underlying ground or net lease of the Land and/or the Building (collectively the “underlying leases”, and, with the underlying mortgages, “Superior Instruments”) and the foregoing provisions for the subordination of this Lease and the term and the estate hereby granted are self-operative and no further instrument shall be required to effect any such subordination; provided that the subordination of this Lease to any Superior Instruments shall be conditioned upon execution and delivery by the holder thereof (such holder sometimes referred to herein as a “Superior Party”), of a subordination, non-disturbance and attornment agreement substantially in the form as attached hereto as Exhibit 10, with such changes thereto required by the Superior Party as are commercially reasonable as of the date thereof (such agreement as so executed and delivered, an “SNDA”). The Tenant shall also have the right to request changes to the form of the SNDA which are reasonable and customary as of the date thereof, subject to the Superior Party’s approval thereof (and the Landlord’s reasonable approval of any changes which affect any obligations of the Landlord under such SNDA). If required by the Superior Party as a condition to the effectiveness of any SNDA, the Tenant shall, within ten (10) Business Days of request by the Landlord (“Initial SNDA Request”), execute and deliver such SNDA (whether or not already executed by the Superior Party). If the Tenant does not so execute and deliver such SNDA within the first five (5) Business Days after the Initial SNDA Request, then the Landlord may send a second request therefor, and if, after delivery of such second request and the expiration of a total of ten (10) Business Days from such second request, the Tenant shall have failed to so execute and deliver such SNDA or further instruments, then the subordination of this Lease to the Superior Instrument in question shall no longer be conditioned on an SNDA, and this Lease and the terms and estate granted hereby shall remain subject and subordinate in all respects to such Superior Instrument. Each Superior Party or its assignee or designee that succeeds to the position of the Landlord under this Lease (collectively, with the Superior Party, a “Successor Landlord”) shall be entitled to the Successor Landlord Protections, and the Tenant agrees that each of the Successor Landlord Protections is deemed to be commercially reasonable at all times. “Successor Landlord Protections” means, collectively, that:
(i)    no Successor Landlord shall be liable for any act or omission of any prior Landlord (including the then defaulting Landlord) (other than defaults of a continuing nature, provided that the Successor Landlord shall be afforded a reasonable cure period (not to exceed the applicable cure period described in this Lease) following the date of succession before the Successor Landlord incurs any liability by reason of such default); provided, however, except as may be otherwise provided in this Lease or the Superior Party SNDA, if Successor Landlord succeeds to the interest of the Landlord under this Lease, Successor Landlord shall be responsible for the performance of the covenants and obligations of the Landlord under this Lease first accruing from and after the date that Successor Landlord so succeeds to the interest of the Landlord under this Lease;
(ii)    no Successor Landlord shall be subject to any defense, offsets (other than any offsets set forth in this Lease), claims or counterclaims which the Tenant may have against any prior Landlord (including the then defaulting Landlord);
(iii)    no Successor Landlord shall be bound by any payment of Fixed Rent or additional rent which the Tenant might have paid for more than one month in advance of the due date under this Lease to any prior Landlord (including the then defaulting Landlord); provided, however, that the foregoing shall not apply with respect to prepaid amounts of Escalation Rent which are required under this Lease to be and which have been prepaid and cover a period of more than one (1) month;
(iv)    no Successor Landlord shall be bound by any obligation to make any payment to or perform any work on behalf of the Tenant which was required to be made or performed prior to the time Successor Landlord succeeded to any prior Landlord’s interest; provided that with respect to any amounts for which the Tenant is entitled to and has not received reimbursement under Section 30.13, the Tenant shall have the right to offset such unreimbursed amounts from Rent becoming due and payable to such Successor Landlord; provided, further, however, that if such Successor Landlord elects to not perform any such prior work on behalf of Tenant and such failure is a breach hereunder that remains uncured, Tenant shall have the right to undertake corrective action to remedy such breach and shall have the right to offset rent due and payable under the Lease to the extent reasonably necessary to pay for the reasonable costs, if any, as incurred by Tenant in remedying such breach;
(v)    no Successor Landlord shall be accountable for any monies deposited with any prior Landlord (including security deposits) or for any letters of credit, except to the extent such monies are actually received by Successor Landlord or such letters of credit are assigned to and actually received by Successor Landlord;
(vi)    no Successor Landlord shall be bound by any amendment, modification, surrender or termination of this Lease, if, in any such case, it is made without the written consent of any Superior Party (unless such consent is not required to be obtained under the applicable SNDA, or unless such amendment to the Lease merely memorializes an extension of the term of the Lease or an expansion or contraction of the Premises subject to the Lease or other confirmatory matters as provided for in this Lease), which consent shall not be unreasonably withheld;
(vii)    no Successor Landlord shall be, in the event of damage to the Building by fire or other casualty, obligated to repair the Premises or the Building or any part thereof beyond the extent to which the Landlord would have been so obligated under the terms of this Lease; provided, however, that if the Landlord is obligated under the Lease to make such repairs, and insurance proceeds are available to Successor Landlord in an amount sufficient to complete such repairs, Successor Landlord shall apply such proceeds or awards to the cost of such repairs; provided further that if such Successor Landlord notifies Tenant that it has not received insurance proceeds in an amount sufficient to complete such repairs and that it has elected to not complete such repairs or damage, then the Tenant within thirty (30) days of receiving such notice, shall have the right to elect either (x) if the damage is solely to the Premises, assume, in writing to such Successor Landlord, the obligation to complete the repairs to the Premises and Tenant shall have the right to offset rent due and payable hereunder to the extent reasonably necessary to pay for the reasonable costs of such repairs to the Premises or (y) terminate this Lease upon written notice to such Successor Landlord as a result of such damage or destruction of the Premises;
(viii)    no Successor Landlord shall be, in the event of a partial condemnation, obligated to repair the Premises or the Building or any part thereof beyond the extent to which Landlord would have been so obligated under the terms of this Lease; provided, however, that if the Landlord is obligated under the Lease to make such repairs, and insurance proceeds or condemnation awards are available to Successor Landlord and in an amount sufficient to complete such repairs, Successor Landlord shall apply such proceeds or awards to the cost of such repairs; and
(ix)    no notice of default delivered by the Tenant to the Landlord under this Lease shall be effective as against Successor Landlord unless a copy thereof is simultaneously delivered to the Successor Landlord notice address that has been expressly provided to the Tenant in writing, and the Successor Landlord shall have reasonable cure rights that are consistent with market standards with respect to any default arising prior to the date the Successor Landlord succeeds to the Landlord’s interest in this Lease.
13.2     The Tenant hereby agrees that it will attorn to any Successor Landlord and will recognize the Successor Landlord as the Landlord under this Lease, and that this Lease shall continue for the balance of the term of this Lease in accordance with its provisions, in all cases subject to and in accordance with the terms and conditions of any SNDA.
13.3     Any and all costs, expenses and fees charged by the Superior Party in connection with obtaining a Superior Party SNDA shall be paid by the Landlord promptly upon demand.
13.4    The parties acknowledge that the mortgagee holding the existing underlying mortgage has executed (and caused to be acknowledged) and delivered an SNDA in the form of Exhibit 10 hereto and has provided its consent to this Lease.

ARTICLE FOURTEEN
Notices
14.1     Any notice, consent, approval, request, communication, submission, bill, demand or statement (collectively, “Notices” or “notices”, and each a “Notice” or “notice”) under this Lease by either party to the other party shall be in writing and shall be deemed to have been duly given and received (i) when delivered personally or when such personal delivery is refused by the recipient, or (ii) on the next Business Day after prepaid delivery to a reputable overnight courier service, (iii) on the third Business Day after being mailed in a postpaid envelope (registered or certified, return receipt requested), in each case addressed to such other party, which address (I) for the Landlord shall be to Rockefeller Center North, Inc., 1221 Avenue of the Americas, 17th Floor, New York, New York 10020, Attention: President and a required copy to Rockefeller Center North, Inc., 1221 Avenue of the Americas, 17th Floor, New York, New York 10020, Attention: Secretary and a required copy to its counsel to Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, Attention: Steven D. Klein, and (II) for the Tenant, (A) as of the date of this Lease shall be 300 Park Avenue, New York, New York 10022, Attention: Hal Rodriguez and with a required copy to its counsel to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, Attention: David C. Drewes, and (B) from and after the date that Landlord has actual knowledge of Tenant having taken occupancy of any portion of the Premises, to the Tenant at the Premises, Attention: Hal Rodriguez and with a required copy to the same address noted above in clause (II)(A) (and if the address of any party for notices shall have been duly changed as hereinafter provided, if so delivered or mailed to such party at such changed address). Any notice received or deemed received on a day which is not a Business Day shall instead be deemed received on the next occurring Business Day. Either party may at any time change the address for Notices by a Notice stating the change and setting forth the changed address. The Tenant shall give copies of all Notices it sends to the Landlord to any Superior Party, if required under the applicable SNDA. Notices given by a party’s counsel named above (or other counsel as to which a party (but not its counsel) shall have notified the other party that such counsel is authorized to act on behalf of such notifying party) shall be deemed valid notices if addressed and sent in accordance with the provisions of this Article Fourteen.
ARTICLE FIFTEEN
Conditions of Limitation
15.1 This Lease and the term and estate hereby granted are subject to the limitation that:
(a) if the Tenant shall default in the payment of any Rent and any such default shall continue for five (5) Business Days after notice from the Landlord to the Tenant;
(b) if any of the following shall occur:
(i) there is any breach or violation of Section 6.1(f)(i) and same shall not be remedied by the Tenant within three (3) Business Days after notice from the Landlord to the Tenant; or
(ii) there is any breach or violation of Section 6.1(k) and same shall not be remedied by the Tenant (i.e., by providing evidence that the required insurance coverage is in place and/or that the required premium payment has been made) within five (5) Business Days after notice from the Landlord to the Tenant (it being agreed that a breach of the minimum rating requirements applicable to the Tenant’s insurer shall be governed instead by Section 15.1(c)); or
(iii) any Alterations not permitted or consented to under this Lease are made or are being made and such Alterations adversely affect, or are reasonably likely to imminently and materially adversely affect, (x) any Building systems or structural components of the Building, (y) the occupancy of any other occupant in the Building or (z) the Landlord’s obligations to any other occupant of the Building, and in any such case if same shall not be removed and restored (to the extent already made) or ceased (to the extent in the process of being made) within one (1) Business Day after notice from the Landlord to the Tenant; or
(iv) any portion of the Premises shall be used for any use other than the Permitted Use applicable thereto and same shall not be ceased by the Tenant within three (3) Business Days after notice from the Landlord to the Tenant (but if such use creates or results in, or is reasonably likely to imminently create or result in,

(x) injury, death, damage or loss to any person or property or other emergency, (y) a violation of Requirements or (z) a loss of coverage under any insurance policy with respect to the Building or any portion thereof or any occurrences thereat, then the foregoing period of three (3) Business Days shall instead be only one (1) Business Day); or
(v) there is a breach or violation of the Labor Harmony Requirements and same shall not be remedied by the Tenant within one (1) Business Day after notice from the Landlord to the Tenant;
(c) if any breach or violation of any provision of this Lease (other than provisions otherwise covered in Section 15.1(a), Section 15.1(b), Section 15.1(d) or Section 15.1(e) shall occur and shall not be remedied by the Tenant within thirty (30) days after notice or, if same cannot for causes beyond the Tenant’s control with due diligence be cured within said period of thirty (30) days, if the Tenant shall not, promptly upon the giving of such notice, give the Landlord notice of the Tenant’s intention to duly institute all steps necessary to remedy same, duly institute and thereafter diligently prosecute to completion all steps necessary to remedy the same, and remedy the same within a reasonable time after the date of the giving of said notice by the Landlord, which shall in no event be more than one hundred twenty (120) days after the date of the Landlord’s notice; provided, however, that if the Tenant’s breach or violation constitutes a default under any Superior Instrument then the extended cure period afforded the Tenant pursuant to this Section 15.1(c) shall end upon the earlier to occur of (i) the last day of the cure period otherwise applicable under this Section 15.1(c) and (ii) five (5) days prior to the end of the cure period permitted under the Superior Instrument (so long as such shorter cure period under the Superior Instrument is commercially reasonable and the Tenant shall have been notified as to such shorter cure period);
(d) (i) the unintentional occurrence of any Transfer without the prior written consent of the Landlord if such consent is required under this Lease which can be remedied, and same shall not be remedied by the Tenant within ten (10) Business Days after notice from the Landlord to the Tenant, or (ii) the occurrence of any Transfer not covered by clause (i) above without the prior written consent of the Landlord if such consent is required under this Lease, or (iii) the occurrence of a breach or violation of the provisions of Article Seven not covered by either of clauses (i) or (ii) above which can be remedied and same is not remedied by the Tenant within five (5) Business Days after notice from the Landlord to the Tenant, or (iv) if the Premises shall be abandoned (it being agreed that merely not occupying the Premises does not deem the Premises to have been abandoned); or
(e) if a petition in bankruptcy shall be filed by or against the Tenant or if the Tenant shall be consolidated into any other bankruptcy filing (and such filing against or with respect to the Tenant is not dismissed within ninety (90) days), or if the Tenant shall make a general assignment for the benefit of its creditors, or the Tenant shall receive the benefit of any insolvency or reorganization act, or if a receiver or trustee is appointed for any portion of the Tenant’s property and such appointment is not vacated within sixty (60) days, or if an execution or attachment shall be issued under which the Premises shall be taken or occupied by anyone other than the Tenant;
then, in any of said cases, (i) for all purposes of this Lease there shall be deemed to have occurred a default under this Lease beyond the expiration of all applicable notice and cure periods, and (ii) the Landlord may give to the Tenant a notice of intention to end the term of this Lease, and, if such notice is given, this Lease and the term and estate hereby granted (whether or not the term shall theretofore have commenced) shall terminate upon the expiration of five (5) days from the date the notice is given, with the same effect as if the last day of said period were the date originally specified as the expiration of the term of this Lease, but the Tenant shall remain liable for damages as provided in this Lease.
ARTICLE SIXTEEN
Re-entry by Landlord
16.1.    If this Lease shall terminate under Article Fifteen, the Landlord or the Landlord’s agents and servants may immediately or at any time thereafter re-enter the Premises, or any part thereof in the name of the whole, either by summary dispossess proceedings or by any suitable action or proceeding at law or by force or otherwise, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that the Landlord may have, hold and enjoy the Premises again as and of its first estate and interest therein. The words “re-enter”, “re-entry”, and “re-entering” as used in this Lease are not restricted to their technical legal meanings.

16.2.    If this Lease shall terminate under the provisions of Article Fifteen or if the Landlord undertakes any summary dispossess or other proceeding or action or other measure for the enforcement of its right of re-entry (any such termination of this Lease or undertaking by the Landlord being a “Default Termination”), the Tenant shall thereupon pay to the Landlord the Rent up to the time of such Default Termination, and shall likewise pay to the Landlord all such damages which, by reason of such Default Termination, shall be payable by the Tenant as provided in this Lease or pursuant to law. Also in the event of a Default Termination the Landlord shall be entitled to retain all moneys, if any, paid by the Tenant to the Landlord, whether as advance rent or as security for rent, but such moneys shall be credited by the Landlord against any Rent due from the Tenant at the time of such Default Termination or, at the Landlord’s option, against any damages payable by the Tenant as provided in this Lease or pursuant to law.
16.3.    In the event of a breach or threatened breach on the part of the Tenant of any of its obligations under this Lease, the Landlord shall also have the right to seek an injunction. The specified remedies to which the Landlord may resort under this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which the Landlord may lawfully be entitled at any time, and the Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not provided for in this Lease.
ARTICLE SEVENTEEN
Damages
17.1.    If there is a Default Termination of this Lease, the Tenant will pay to the Landlord as damages, at the election of the Landlord, either:
(a)    a sum which, at the time of such Default Termination, represents the then present value (such computation to be made by using the then prevailing rate of most recently issued bonds or notes issued by the United States Treasury having a maturity closest to but not exceeding the period commencing with the day following the date of such Default Termination and ending with the date originally specified as the expiration date of this Lease (the “Remaining Period”)) of the excess, if any, of (1) the aggregate of the Fixed Rent and all Escalation Rent, which, had this Lease not so terminated, would have been payable under this Lease by the Tenant for the Remaining Period over (2) the aggregate fair market rental value of the Premises for the same period; or
(b)    sums equal to the aggregate of the Fixed Rent and Escalation Rent which would have been payable by the Tenant had this Lease not terminated by such Default Termination, payable upon the due dates therefor specified in this Lease following such Default Termination and until the date originally specified as the expiration of this Lease; provided, that if the Landlord shall relet all or any part of the Premises for all or any part of the Remaining Period (the Landlord having no obligation to so relet the Premises), the Landlord shall credit the Tenant with the net rents received by the Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by the Landlord from such reletting the expenses incurred by the Landlord in terminating this Lease and re-entering the Premises and of securing possession thereof, as well as the expenses of reletting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other expenses properly chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that any such reletting may be for a period equal to or shorter or longer than said period; provided, further, that (i) in no event shall the Tenant be entitled to receive any excess of such net rents over the sums payable by the Tenant to the Landlord, (ii) in no event shall the Tenant be entitled, in any suit for the collection of damages pursuant to this subsubsection (b), to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by the Landlord prior to the commencement of such suit, and (iii) if the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot rentable area basis shall be made of the rent received from such reletting and of the expenses of reletting.
17.2.    For the purposes of this Article Seventeen, the amount of Escalation Rent which would have been payable by the Tenant shall, for each Computation Year ending after such Default Termination, be deemed to be an amount equal to the amount of Escalation Rent payable by the Tenant for the Computation Year immediately preceding the Computation Year in which such Default Termination occurs or if the Default Termination occurs prior to the end of the first Computation Year, then the Landlord’s reasonable estimate of what Escalation Rent would have been had this Lease commenced one year earlier, and in either case deemed increased each year by the percentage increase in Escalation Rent for the immediately preceding Computation Year over the Escalation Rent for the twelve-month period prior thereto or, if the Lease term did not occur throughout such prior years, the Landlord’s reasonable estimate of what such increase would have been had the term occurred during such years. Suit or suits for the recovery of any damages payable by the Tenant, or any installments thereof, may be brought by the Landlord from time to time at its election, and nothing in this Lease shall be deemed to require the Landlord to postpone suit until the date when the term of this Lease would have expired but for such Default Termination.
17.3.    Nothing in this Lease shall be construed as limiting or precluding the recovery by the Landlord against the Tenant of any sums or damages to which, in addition to the damages specified above, the Landlord may lawfully be entitled by reason of any default under this Lease on the part of the Tenant.
ARTICLE EIGHTEEN
Waivers by Tenant
18.1.    The Tenant, for itself and all other Tenant Parties, and on behalf of any and all persons, firms, entities and corporations claiming through or under any Tenant Party, including creditors of all kinds, does hereby waive and surrender all right and privilege which they or any of them might have under or by reason of any present or future law to redeem the Premises and the Licensed Areas or to have a continuance of this Lease for the full term hereby demised after the Tenant is dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the expiration or termination of this Lease as provided in this Lease or pursuant to law. If the Landlord commences any such summary dispossess proceeding, the Tenant will not interpose any counterclaim of whatever nature or description in such proceeding, other than a compulsory counterclaim.
ARTICLE NINETEEN
End of Term
19.1.    On or prior to the expiration or the earlier termination of this Lease, the Tenant shall, at its sole cost and expense and in accordance with all Requirements and Building Regulations and, if applicable, the provisions of this Lease relating to Alterations, (i) quit and surrender the Premises and the Licensed Areas to the Landlord lien-free, vacant, broom-clean and free of tenancies or rights of others, (ii) remove all personal property of the Tenant (or of any Person claiming through the Tenant) which is not Fixtures (“Tenant’s Personalty”), (iii) close up and repair all cut-outs and stairwell and other slab openings as required under Section 4.1.1 and/or any other relevant provision of this Lease, and remove from the Building all Qualified Fixtures furnished or installed by, or on behalf of, the Tenant (or any Person claiming through the Tenant) in any part of the Building (whether or not attached thereto or built therein) and restore and repair any damage to such (or any other) portion of the Building in connection with such removal, (iv) restore and repair all matters covered in Section 4.1.1, and any other restoration and repair required under the express provisions of this Lease, and (v) deliver to the Landlord all keys and codes required for full custody and control of the Premises and the Licensed Areas. The Tenant shall use commercially reasonable efforts to ensure that no damage to any portion of the Building or its systems is caused by the required removals and other undertakings described in the preceding sentence, and, in any event, the Tenant shall restore and repair any damage to any portion of the Building and its systems caused by the required removals and other undertakings described in the preceding sentence. Without limiting the Landlord’s other rights or remedies against the Tenant for any failure by the Tenant to comply with its obligations under this Section 19.1, any failure to comply with the obligations under this Section 19.1 shall be deemed a holdover of the Premises for purposes of Section 19.3.
19.2.    Any items of the Tenant’s Personalty or Qualified Fixtures which remain in the Premises or the Licensed Areas after the expiration or earlier termination of the term applicable thereto, may, at the option of the Landlord, be deemed to have been abandoned, and in such case such items may be retained by Landlord as its property or disposed of by the Landlord without accountability in such manner as the Landlord shall determine at the Tenant’s sole cost and expense. The Landlord Expense of any such removal, and the cost of repairing any damage arising from such removal, shall be paid by the Tenant to the Landlord within twenty (20) days after the Landlord makes written demand therefor (which demand shall be accompanied by reasonable substantiation of the amounts demanded).
19.3.    The Tenant acknowledges the material importance to the Landlord of obtaining exclusive possession of the Premises and Licensed Areas in the condition required by this Lease upon the expiration or earlier termination of this Lease. If the Tenant shall fail to so surrender the Premises or the Licensed Areas and comply with the delivery condition requirements of this Lease on the expiration or earlier termination of the term (subject to the provisions of Section 7.2.8.5, to the extent relevant to any portion of the Premises), then the Landlord shall have the right to exercise any and all remedies available under this Lease or at law and in equity including immediately pursuing eviction proceedings. If the Tenant holds over in all or any portion of the Premises or the Licensed Areas after the expiration or termination of this Lease (or, if the Lease is expiring or terminating as to less than all of the Premises, if the Tenant holds over in all or any portion of the Premises or the Licensed Areas as to which this Lease is expiring or terminating) the Tenant shall pay and be liable for the following:

I.
with respect to the first thirty (30) days of such holdover, for each whole or partial month of the hold-over tenancy, an amount equal to one and one-quarter (1.25) times the Rent which the Tenant was obligated to pay for the entire Premises for the month immediately preceding the expiration or termination of this Lease (or obligated to pay for such month for the entire expiring or terminating portions thereof, if the Lease is expiring or terminating as to less than all of the Premises and/or Licensed Areas);

II.
with respect to the next thirty (30) days of such holdover, for each whole or partial month of the hold-over tenancy an amount equal to one and one-half (1.5) times the Rent which the Tenant was obligated to pay for the entire Premises for the month immediately preceding the expiration or termination of this Lease (or obligated to pay for such month for the entire expiring or terminating portions thereof, if the Lease is expiring or terminating only in part);

III.
with respect to the next thirty (30) days of such holdover, for each whole or partial month of the hold-over tenancy an amount equal to the greater of (i) the fair market rental value of the entire Premises (or of the entire expiring or terminating portions thereof, if the Lease is expiring or terminating only in part) for one month (as reasonably determined by the Landlord) and (ii) one and one-half (1.50) times the Rent which the Tenant was obligated to pay for the entire Premises for the month immediately preceding the expiration or termination of this Lease (or obligated to pay for such month for the entire expiring or terminating portions thereof, as applicable, if the Lease is expiring or terminating only in part);

IV.
with respect to the next thirty (30) days of such holdover, for each whole or partial month of the hold-over tenancy an amount equal to the greater of (i) the fair market rental value of the entire Premises (or of the entire expiring or terminating portions thereof, if the Lease is expiring or terminating only in part) for one month (as reasonably determined by the Landlord) and (ii) one and three-quarters (1.75) times the Rent which the Tenant was obligated to pay for the entire Premises for the month immediately preceding the expiration or termination of this Lease (or obligated to pay for such month for the entire expiring or terminating portions thereof, as applicable, if the Lease is expiring or terminating only in part);

V.
with respect to any month or partial month after the first one hundred twenty (120) days of such holdover, for the hold-over tenancy an amount equal to the greater of (i) the fair market rental value of the entire Premises (or of the entire expiring or terminating portions thereof, if the Lease is expiring or terminating only in part) for one month (as reasonably determined by the Landlord) and (ii) two (2) times the Rent which the Tenant was obligated to pay for the entire Premises for the month immediately preceding the expiration or termination of this Lease (or obligated to pay for such month for the entire expiring or terminating portions thereof, as applicable if the Lease is expiring or terminating only in part); and

VI.
with respect to any holdover, be liable to the Landlord and shall indemnify the Landlord for (i) any payment or rent concession or loss which the Landlord may be required to make or incur to any tenant obtained by the Landlord for all or any part of the applicable portion of the Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding over by the Tenant, (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding over by the Tenant and (iii) any other damages, including consequential damages, arising out of such holding over; provided that this clause (VI) shall apply only if the Tenant holds over for more than ninety (90) days.

19.4.     No holding over by the Tenant, nor the payment to the Landlord of the amounts specified above, shall operate to extend the term of this Lease or be construed as consent by the Landlord to any holding over by the Tenant. Nothing herein contained shall be deemed to limit or constitute a waiver of any other rights or remedies of the Landlord provided herein or at law. The Tenant expressly waives, for itself and for any person claiming through or under the Tenant, any rights which the Tenant or any such person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force, in connection with any holdover summary proceedings which the Landlord may institute.
19.5.        All of the provisions of this Article Nineteen shall apply to any portion of the Premises as to which this Lease is terminated or expires in accordance with the terms hereof (subject to the provisions of Section 7.2.8.5, to the extent relevant to any portion of the Premises), including upon the effective date of any contraction of space leased or licensed hereby and terminated in accordance with the terms of this Lease. For purposes of this Section 19.5, all references in this Article Nineteen to the ’Premises’ shall be deemed to refer only to such portion of the Premises and/or Licensed Areas being terminated, and all references to ‘the expiration or the earlier termination of this Lease’ or similar phrases or expressions shall be deemed to refer to the expiration or termination of this Lease with respect to such portion of the Premises and/or Licensed Areas only.
19.6.         The terms of this Article Nineteen shall survive the expiration or earlier termination of this Lease.
ARTICLE TWENTY
Building Services
20.1     Subject to and in accordance with the terms of this Lease, the Landlord will (i) supply passenger elevator service to the Office Premises, with at least six (6) of such passenger elevators being subject to call for such service during Business Hours and at least three (3) of such passenger elevators being subject to call for such service during times which are not Business Hours, (ii) supply two elevators for the transmission of freight during Business Hours and at least one of such freight elevators for such use during non-Business Hours by all tenants on a first-come first-served, reserved, exclusive basis (such use during non-Business Hours by Tenant to be on a reserved, exclusive basis at the Tenant’s sole cost and expense as per the Rate Schedule) (the elevator service set forth in forgoing clauses (i)-(ii) shall be consistent with the First Class Standard, subject to temporary interruption for repairs, renovations or other interruptions consistent with the First Class Standard), (iii) supply use of the Building’s loading docks on a first-come, first-served unreserved basis (such use during non-Business Hours to be on a first-come, first served reserved basis at the Tenant’s sole cost and expense as per the Rate Schedule), (iv) supply to the Office Premises during Building HVAC Hours heat as needed for the warming of such Office Premises, in accordance with the specifications set forth on Exhibit 11, and the parties agree to comply with their respective obligations set forth on such Exhibit, (v) supply to the Office Premises during Building HVAC Hours toilet exhaust fan service (as set forth in Section 20.8) , air conditioning (including cooling as needed) and ventilation to such portions of the Office Premises as are served by the Building’s base-building air conditioning system in accordance with the specifications set forth on Exhibit 11, and the parties agree to comply with their respective obligations set forth on such Exhibit, (vi) supply heating and ventilation service for any Below Grade Premises in accordance with Requirements applicable to below grade storage space, and the Landlord will not provide air conditioning to any Below Grade Premises, and (vii) provide to the Office Premises (but not to other portions of the Premises, if any, and not to Licensed Areas) the cleaning services on Business Days in accordance with the cleaning specifications set forth on Exhibit 12, it being agreed that no such cleaning services are provided for areas which are used for preparing, dispensing or consumption of food or beverages, or for non-core bathrooms, and that for the following portions of the Premises the cleaning services will be limited to emptying and re-lining standard size refuse containers and vacuuming the carpeted floor areas thereof: exhibition areas, classrooms, auditoriums, trading floors, storage rooms, shipping rooms, messenger centers, mail rooms, computer and data processing rooms, reproduction, duplicating and multi-media rooms, broadcasting and telecom facilities, file rooms, infrastructure areas and areas used for other activities or equipment which are not typical office use. The Tenant agrees that it shall install window blinds or shades on all windows of the Office Premises in accordance with Building Regulations. No representation or agreement is made by the Landlord with respect to the adequacy or fitness of such air conditioning or ventilation to maintain temperatures that may be required for, or because of, the operation of any computer, data processing or other electronic equipment of the Tenant in excess of the specifications therefor for which the Landlord is expressly obligated hereunder, and the Landlord assumes no responsibility, and shall have no liability for any loss or damage however sustained, in connection with any such operations by the Tenant. Unless otherwise provided in this Lease, (x) “Business Hours”, means 8:00 A.M. until 6:00 P.M. on Business Days; (y) “Business Day(s)” means (i) days other than Saturdays,

Sundays, New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Thanksgiving Day, Christmas, (ii) any additional days which are now or hereafter designated by Landlord as non-Business Days, provided that such additional days may be so designated by the Landlord only if they are also designated as one or more of the following: (a) federal holidays, (b) union holidays and/or (iii) non-Business Days or holidays as so designated in other First Class Buildings; and (z) “Building HVAC Hours”, means the hours of 8:00 A.M. to 8:00 P.M. on Business Days and the hours of 9:00 A.M. to 1:00 P.M. on Saturdays. Subject to and in accordance with the terms and conditions of this Lease, the Tenant shall be entitled to access and operate in the Premises every day, 24 hours per day, during the term of this Lease. With respect to services to be provided by the Landlord or other obligations of the Landlord under this Article Twenty and elsewhere in this Lease, the term ‘Premises’ shall mean the Premises excluding the Licensed Areas, except to the extent that pursuant to the express terms hereof a service is to be provided by the Landlord for a Licensed Area.
20.2     The Landlord shall, when and to the extent reasonably requested by the Tenant, furnish additional freight elevator service (which shall be exclusive if scheduled in advance in accordance with Building Regulations), heating, air conditioning, and ventilating and/or cleaning services upon such reasonable terms and conditions as shall be determined by the Landlord, including the payment by the Tenant of the Landlord’s then-current charge therefor per the Rate Schedule ; provided, that (i) the Tenant shall not be required to pay the Landlord for the first one hundred (100) hours in the aggregate of usage of freight elevator, truck lift, and/or canine-inspection team service (i.e., the usage hours of any freight elevator, truck lift or canine inspection service shall be aggregated until there shall have been 100 hours in total; thereafter the charges for any such usage pursuant to the Rate Schedule shall apply (currently $119/hour per hour for each freight elevator, $119/hour for each truck lift and $125/hour for each canine inspection team, as each may be adjusted from time to time during the term of the Lease)) and (ii) the rate for heating and air conditioning not during Building HVAC Hours shall be Fifty-Seven and 50/100 Dollars ($57.50) per fan per hour for every separate Floor or Partial Floor on which such overtime service is provided (and such $57.50 rate shall be in effect during the first year of the term of this Lease and thereafter may be increased annually based on the percentage increase in the actual cost per kilowatt hour of electricity). If the cost to the Landlord for cleaning the Premises shall be increased due to the use of any part of the Premises during hours other than Business Hours, the Tenant shall pay to the Landlord an amount equal to such increase in cost. The Tenant will also pay the Landlord’s reasonable charge for the removal of any refuse and rubbish of any Tenant Party from the Premises and the Building, except customary amounts of refuse for a tenant of Tenant’s size, nature and the Permitted Uses. If the Tenant requires supplemental cleaning services, then the Tenant shall contract directly with the Landlord’s designated cleaning service provider for the Building to perform such supplemental cleaning services (provided that such service provider’s rates are reasonably competitive with other First Class Buildings), at the Tenant’s sole cost and expense. In addition, the Tenant’s own employees may perform porter and similar supplemental clean-up services in the Premises at the Tenant’s sole cost and expense, but no third-party service provider (other than the Landlord’s competitively-priced designated cleaning service, as aforesaid) may be engaged by the Tenant to perform cleaning services. The Tenant shall maintain the cleanliness of the Licensed Areas to the First Class Standard and shall engage the foregoing service provider or utilize its own employees as aforesaid to perform such cleaning services, at the Tenant’s sole cost and expense. If the Tenant demonstrates to the Landlord’s reasonable satisfaction that the Building’s designated cleaning service provider is not providing the basic cleaning services required under Section 20.1(vii) on a recurrent basis, then the Landlord shall arrange for different employees of the designated cleaning service provider to perform such basic cleaning services or the Landlord shall provide an alternate cleaning service provider to provide such basic cleaning services (with the cost of such alternate provider to be included as a Cost of Operation and Maintenance). If the Tenant requests for itself only services which are in addition to the services required to be provided under this Lease, Landlord will use commercially reasonable efforts to provide such additional services (but only if such additional services are consistent with services provided at First Class Buildings), and any such additional services so provided shall be at the Tenant’s sole cost and expense. Notwithstanding anything to the contrary in this Lease, (x) if the Landlord hereafter agrees to provide a service requested by the Tenant which the Landlord is not required to provide pursuant to the express terms of this Lease and such service is covered by the Rate Schedule, then the Tenant will pay for such service per the Rate Schedule, unless the Landlord and the Tenant agree to another rate in writing and (y) if the Landlord provides any service requested by the Tenant which the Landlord is required to provide under this Lease and such service is covered by the Rate Schedule, then the Tenant will pay for such service per the Rate Schedule, unless a different rate is expressly provided for under this Lease (or unless the Landlord and the Tenant agree to another rate in writing).
20.3.1    The Landlord hereby approves in concept the installation in the Office Premises of supplemental HVAC unit(s) and related equipment (appropriately sized for the Reserved Tonnage), subject to and in accordance with the provisions of Article Thirty and subject to any applicable Additional Chilled Water Equipment Requirements, it being agreed that any such supplemental HVAC unit(s) and related equipment (x) shall be repaired and maintained by the Tenant to the same standard as, and the Tenant shall have all obligations and responsibilities in respect thereof which are the same as apply to, Supplemental Equipment, (y) must be located directly above other space of the Office Premises (but this clause (y) shall not apply to Ceiling Mounted HVAC Units) and (z) shall be deemed Qualified Fixtures.
20.3.2    The Landlord hereby approves in concept the installation in the Premises of a UPS system in a location to be reasonably determined by the Landlord. The Tenant may include such UPS system installation as part of its proposed plans for its Initial Alterations, or the Tenant may separately install such UPS system at its sole cost and expense, subject to and in accordance with the provisions of Article Thirty. Any such UPS system shall be repaired and maintained by the Tenant to the same standard as, and the Tenant shall have all obligations and responsibilities in respect thereof which are the same as apply to, Supplemental Equipment. All components of any such UPS system shall be deemed Qualified Fixtures.
20.3.3    The Landlord shall reserve for the Tenant chilled water for Tenant’s supplemental air-conditioning equipment usage in an amount equal to the Reserved Tonnage. “Reserved Tonnage” means, initially, an amount of tons per year equal to thirty (30) (as such amount may be reduced or increased in accordance with the terms hereof) multiplied by the number of Office Premises Full Floors which are covered by this Lease from time to time, with a proration for any Office Premises Partial Floors. For greater clarity, (i) upon expansion of the Office Premises in accordance with terms of this Lease, the Reserved Tonnage amount shall be increased by thirty (30) tons per Full Floor, prorated for any Partial Floor, and (ii) upon contraction of the Office Premises in accordance with terms of this Lease, the Reserved Tonnage amount shall be decreased by the then applicable tonnage amount per Full Floor of the premises being contracted in accordance with this Lease, prorated for any Partial Floor.
20.3.4    The chilled water so furnished by the Landlord to the Tenant shall be in accordance with the specifications therefor as set forth on Exhibit 13 hereto and the Tenant shall utilize such chilled water through the taps installed in connection therewith. The Tenant shall pay the Landlord Expense for the installation of new taps or connections required to be installed in connection therewith, including the tap and/or connection fees therefor. The Landlord will provide chilled water to the Tenant every day, 24 hours per day, during the term of this Lease, except (x) during (i) emergencies, (ii) power failures, (iii) scheduled shutdowns of the Building’s electric system and/or chilled water system, and/or (iv) maintenance, repairs, and/or renovations to the chilled water system, (y) if the Landlord is not permitted by Requirements to supply chilled water to the Tenant, and/or (z) due to Force Majeure. With respect to chilled water supplied from the base Building system, the Tenant may install sensors in its installed pipe downstream of the point of connection to measure chilled water temperature and pressure.
20.3.5    The Tenant covenants not to operate any equipment with a connected load greater than the load which can reasonably be served by the Reserved Tonnage allocable to the Tenant in accordance with the terms hereof. The Tenant shall pay for the Reserved Tonnage at the charge as per the Rate Schedule as in effect as of the date of this Lease (currently $1,149/ton) as increased annually after the date hereof based on the percentage increase in the actual cost per kilowatt hour of electricity for the Building and the related labor costs, with all such charges to be prorated for partial periods. The Landlord shall bill the Tenant for its usage on a monthly basis. If the Tenant has not used and purchased the full amount of Reserved Tonnage of chilled water by December 31 of a given calendar year, then on or prior to January 10 of the new calendar year the Tenant shall pay to the Landlord an amount equal to the charge per ton of unused chilled water during such prior calendar year multiplied by the number of unused tons of the Reserved Tonnage during such calendar year.
20.3.6    If the Tenant shall not have exercised its right to receive additional Reserved Tonnage under Section 20.3.8 or Section 20.3.9, then, notwithstanding anything herein to the contrary, (i) the Tenant shall have a one-time right to notify the Landlord prior to the date which is thirty-six (36) months following the Commencement Date that the Tenant desires to permanently reduce the amount of the Reserved Tonnage to less than thirty (30) tons per Office Premises Full Floor, prorated for Office Premises Partial Floors, which notice(s) shall set forth the reduced Reserved Tonnage that the Tenant desires to have reserved, and, if the Tenant so notifies the Landlord, the Reserved Tonnage shall thereafter be deemed to be such lesser amount as set forth in such notice(s), and (ii) the Reserved Tonnage for any Accepted ROFO Space shall be thirty (30) tons per Office Premises Full Floor (prorated for Office Premises Partial Floors), notwithstanding any prior reduction to less than thirty (30) tons per Office Premises Full Floor in accordance with clause (i), and the Tenant shall have a one-time right to permanently reduce such 30-ton amount for each such Accepted ROFO Space by notice to the Landlord prior to the date which is thirty-six (36) months following the respective commencement date for such space, which notice(s) shall set forth the reduced Reserved Tonnage that Tenant desires to have reserved, and, if the Tenant so notifies the Landlord, the Reserved Tonnage for such space(s) shall thereafter be deemed to be such lesser amount as set forth in such notice(s). Notwithstanding anything to the contrary set forth above with respect to the reduction of Reserved Tonnage upon the occurrence of a contraction of the Office Premises, the Tenant shall have the right (exercisable by so notifying the Landlord as part of the Tenant’s notice exercising its contraction right) to reduce the Reserved Tonnage by the amount of Reserved Tonnage which was actually being used for the space contracted, but the reduction in Reserved Tonnage must be at least twenty (20) tons per Office Premises Full Floor of the space contracted (prorated for an Office Premises Partial Floor).
20.3.7    Subject to the provisions of Section 20.3.9, the Tenant shall have the right to reasonably allocate the Reserved Tonnage among the various portions of the Office Premises covered by this Lease to serve the needs of its business in accordance with the Permitted Use; provided, that if the existing installations, piping, risers or other equipment in the Building and/or Premises is not designed or intended to accommodate, or otherwise cannot accommodate, such allocation of Reserved Tonnage which the Tenant so desires, then the Tenant shall not allocate such Reserved Tonnage in such manner unless and until the Additional Chilled Water Equipment Requirements are satisfied and Additional Chilled Water Equipment is installed in accordance with the terms hereof (but this proviso shall not apply to reasonable allocation of additional Reserved Tonnage among the 20 Premises and 21 Premises to the extent such additional Reserved Tonnage was actually added by the Tenant as part of its Initial Alterations in connection with an election by the Tenant to do so under Section 20.3.8). The Tenant shall pay for the tap and/or connection fees to the extent new taps or connections are required to be installed in connection with any allocation of Reserved Tonnage under this Section 20.3.7.
20.3.8    Notwithstanding anything herein to the contrary, (i) the Tenant shall have a one-time right to notify the Landlord on or prior to October 30, 2019 that the Tenant desires to permanently increase the amount of Reserved Tonnage for the Tenant’s supplemental air-conditioning equipment by up to fifty (50) tons for each of the 20 Premises and the 21 Premises (i.e., adding up to fifty (50) tons to the Reserved Tonnage of thirty (30) tons, for a total of as much as eighty (80) tons for each of the 20 Premises and the 21 Premises, which equals one hundred sixty (160) tons in total), which notice shall set forth the additional amount of Reserved Tonnage in accordance with the terms hereof that the Tenant desires to have reserved for each of the 20 Premises and the 21 Premises and shall reasonably substantiate the Tenant’s need for such additional Reserved Tonnage. If the Tenant so notifies the Landlord and provides such reasonable substantiation, then the Reserved Tonnage for the Initial Office Premises shall thereafter be deemed to be such additional amount as set forth in such notice. The Tenant shall pay for the tap and/or connection fees to the extent new taps or connections are required to be installed in connection with any additional Reserved Tonnage. The Additional Chilled Water Equipment Requirements shall not apply with respect to additional Reserved Tonnage requested in accordance with the one-time right set forth in this Section 20.3.8.
20.3.9    The provisions of this Section 20.3.9 do not apply to the one-time increase in Reserved Tonnage which the Tenant is permitted to elect in accordance with Section 20.3.8 (or to the reasonable allocation thereof among the 20 Premises and the 21 Premises in accordance with Section 20.3.7). If at any time from and after November 1, 2019 the Tenant desires to permanently increase the amount of Reserved Tonnage for the Initial Premises (i.e., if the Tenant did not exercise its one-time right available under Section 20.3.8, or if the Tenant did exercise its one-time right under Section 20.3.8 but now desires to increase the Reserved Tonnage above the amount which it elected to actually add under Section 20.3.8) the Tenant may so notify the Landlord, which notice shall set forth the additional amount of Reserved Tonnage that the Tenant desires and shall reasonably substantiate the Tenant’s need for such additional Reserved Tonnage. If the Tenant so notifies the Landlord and provides such reasonable substantiation, and the Landlord reasonably determines that such additional Reserved Tonnage can be provided to the Tenant without adversely affecting (other than to a de minimis extent) the Landlord’s ability to meet the present and future reasonable chilled water requirements of tenants in the Building and of the Building itself, then the Reserved Tonnage for the Initial Office Premises shall thereafter be deemed to be such additional amount as set forth in such notice; provided, that if the existing installations, piping, risers or other equipment in the Building and/or Premises is not designed or intended to accommodate, or otherwise cannot accommodate, any additional Reserved Tonnage which the Tenant so desires under this Section 20.3.9, then the Tenant shall not be entitled to such additional Reserved Tonnage unless and until the Additional Chilled Water Equipment Requirements are satisfied and Additional Chilled Water Equipment is installed in accordance with the terms hereof.
20.3.10     “Additional Chilled Water Equipment Requirements” means all of the following: (i) the Landlord in its reasonable judgement shall first have determined that additional installations, piping, risers or other equipment (collectively, “Additional Chilled Water Equipment”) can be installed in the Building without requiring the Landlord to use or recapture space then leased to another tenant and without adversely affecting (other than to a de minimis extent) the Landlord’s ability to meet the present and future reasonable requirements of tenants in the Building and of the Building itself, (ii) such Additional Chilled Water Equipment and the use thereof is not prohibited by the public utility provider or by Requirements, and (iii) such Additional Chilled Water Equipment and the Tenant’s use thereof shall not cause damage or injury to the Building or any portion thereof or system thereat or cause or create a dangerous or hazardous condition or entail unreasonable alterations or repairs or unreasonably interfere with or unreasonably disturb other tenants or occupants of the Building. In any case where the Additional Chilled Water Requirements are relevant under this Lease, if and for so long as the Additional Chilled Water Equipment Requirements are satisfied then upon the required relevant notice and request from the Tenant and compliance with the other provisions of this Lease applicable to Alterations desired by the Tenant, the Landlord shall install such Additional Chilled Water Equipment with due diligence (utilizing competitively priced contractors who are reasonably expected to perform such work consistent with the First Class Standard), and, in connection with any such installation of Additional Chilled Water Equipment for the Tenant, the Tenant shall pay the Landlord Expense for such installation, including the tap and/or connection fees therefor to the extent new taps or connections are required to be installed in connection therewith. All Additional Chilled Water Equipment shall be deemed Qualified Fixtures for all purposes of this Lease.
20.4 [Reserved.]
20.5     The Landlord reserves the right, without liability to the Tenant and without constituting any claim of constructive eviction, to stop or interrupt any heating, elevator, escalator, lighting, ventilating, air conditioning, power, water, chilled water, cleaning or other service and to interrupt the use of any Building facilities, at such times as may be necessary and for as long as may reasonably be required by reason of the making of repairs, periodic maintenance, alterations or improvements, or by reason of Force Majeure; provided, that any such stoppage or interruption for the purpose of making any discretionary alteration or improvement shall be made at such times and in such manner as shall not unreasonably interfere with the Tenant’s use of the Premises. Notwithstanding anything to the contrary contained in this Lease, if any Essential Service which the Landlord is required to provide to the Tenant under this Lease is interrupted for a period of seven (7) consecutive Business Days and the Tenant provides the Landlord prompt notice of the occurrence of such interruption, and if as a result of such interruption (i) 5,000 rentable square feet or more of the Office Premises is rendered untenantable, inaccessible, or otherwise cannot be used or accessed for the conduct of the Tenant’s business and (ii) the Tenant does not in fact use such portion of the Premises for the conduct of its business, then, except to the extent such interruption and/or the continuation of such interruption is caused by a Tenant Delay and/or Force Majeure (but only the first ninety (90) days of such Force Majeure) the Tenant shall be entitled to a pro-rata abatement of the Fixed Rent for each day after such seven (7) consecutive Business Day period that such portion of the Premises shall remain untenantable or inaccessible and the Tenant does not use any portion thereof for the conduct of its business. “Essential Service” means providing (i) electric current, heat, air conditioning and ventilation in the respective amounts and in accordance with the respective specifications provided in this Lease therefor, (ii) water for lavatory purposes (but not for drinking) and (iii) at least two (2) passenger elevators serving the Office Premises. The abatement provided above shall be the Landlord’s sole liability to the Tenant in the event the Landlord fails to provide any service that the Landlord is required by this Lease to provide to the Tenant. The Landlord shall use commercially reasonable efforts to give the Tenant (i) thirty (30) days’ prior notice of any scheduled or discretionary interruption of an Essential Service and (ii) reasonable prior notice, to the extent practical (and in any event, notice as soon as is practical), of any interruption of an Essential Service that constitutes an emergency or cannot by its nature be scheduled in advance, such as a required unscheduled repair or to comply with any Requirement.
20.6.1     During the term of this Lease the Landlord shall maintain an access agreement with one or more telephone or telecommunications providers (“TSP”) on terms reasonably acceptable to the Landlord allowing such TSP to access the Building’s ‘meet-me’ rooms and allowing the TSP to contract directly with tenants in the Building.
20.6.2    If the Tenant shall require the services of a TSP who is not then providing telephone or telecom service in the Building, then the Tenant shall have the right to request that the Landlord enter into an access agreement with such TSP which enables such TSP to provide such service in the Building via the Building’s ‘meet-me’ rooms. The Landlord shall not unreasonably withhold, condition or delay its consent to such request; provided that any such consent shall be conditioned on such other terms and conditions and in accordance with such agreements and documentation therefor (including the form of access agreement) as are reasonably required by the Landlord (to the extent consistent with the First Class Standard). All matters covered by this Section 20.6.2 shall be undertaken and completed at the Tenant’s sole cost and expense, including all Landlord Expenses in connection therewith. All matters covered by this Section 20.6 shall be further subject to Requirements and to the Building Regulations and to the other applicable provisions of this Lease, including Alterations (Article Thirty), and the insurance requirements (Section 6.1(k)) and indemnities (Section 6.1(j)). The rights under this Section 20.6.2 are personal to the named Tenant and any Successor Entity and may not be Transferred to or enforced by any other Person, even if this Lease or occupancy of all or a portion of the Premises otherwise is Transferred to such other Person in accordance with the terms of this Lease; provided that if, after named Tenant or any Successor Entity exercises its right to make the request under this Section 20.6.2 and such request in consented to by the Landlord, this Lease or occupancy of all or a portion of the Premises is Transferred to another Person in accordance with the provisions hereof, then such other Person shall retain the benefit of such rights that were previously effectuated as of the date of such Transfer.
20.7. The audible noise level in the Office Premises generated solely by the operation of the Landlord’s base Building equipment (i) in the vicinity of areas of the Office Premises that have fan-coil units will be consistent with the First Class Standard for audible noise levels in such areas of First Class Buildings which have fan-coil units and (ii) in the vicinity of areas of the Premises that do not have fan-coil units shall not exceed NC - 40 (as such standard is promulgated by the American Society of Heating, Refrigeration and Air Conditioning Engineers) at locations five (5) feet or more from the outside perimeter walls of the Building. The level of perceptible vibrations in the Premises generated by the operation of the Landlord’s base Building equipment (excluding base Building equipment that are or include fan-coil units) will not exceed the First Class Standard for perceptible vibration levels in such areas of First Class Buildings.
20.8 The Landlord shall provide the Tenant with approximately two (2) CFM per usable square foot of toilet exhaust for each core bathroom of the Premises; provided that the Tenant shall first install in the Premises, at the Tenant’s sole cost and expense, booster fans for each Office Premises Full Floor or Office Premises Partial Floor in order to access such toilet exhaust. The Tenant shall operate and maintain such toilet exhaust booster fans at its sole cost and expense, and the Tenant shall ensure that such booster fans do not adversely impact the base Building systems or the systems or equipment of any other occupant of the Building.

ARTICLE TWENTY-ONE
All Agreements; No Waivers
21.1    This Lease contains all of the understandings relating to the leasing of the Premises and the Licensed Areas and the Landlord’s obligations in connection therewith and neither the Landlord nor any agent or representative of the Landlord has made or is making, and the Tenant in executing and delivering this Lease is not relying upon, any warranties, representations, promises or statements whatsoever, except to the extent expressly set forth in this Lease. All prior understandings and agreements, if any, between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties.
21.2    The failure of the Landlord or the Tenant to insist in any instance upon the strict keeping, observance or performance of any provision of this Lease, or to exercise any election in this Lease, shall not be construed as a waiver or relinquishment for the future of such provision, but the same shall continue and remain in full force and effect. No waiver or modification by the Landlord or the Tenant of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by the party to be charged. No surrender of possession of the Premises, the Licensed Areas or of any part thereof or of any remainder of the term of this Lease shall release the Tenant from any of its obligations under this Lease unless accepted by the Landlord in writing. The receipt and retention by the Landlord of Rent from any Person other than the Tenant shall not be deemed a waiver of the breach by the Tenant of any provision in this Lease, or the acceptance of such other Person as a tenant, or a release of the Tenant from its further observance of the provisions of this Lease. The receipt and retention by the Landlord or payment by the Tenant of Rent with knowledge of the breach of any provision of this Lease shall not be deemed a waiver of such breach.
ARTICLE TWENTY-TWO
Parties Bound; Exculpation
22.1.    The provisions of this Lease shall bind and benefit the respective successors, assigns and legal representatives of the parties to this Lease except that (1) no violation of the provisions of Article Seven shall operate to vest any rights in any successor, assignee or legal representative of the Tenant and (2) the provisions of this Article shall not be construed as modifying the conditions of limitation contained in Article Fifteen. The obligations of the Landlord under this Lease shall not, however, be binding upon the Landlord herein named (or any transferee of its interest in the Building or the Premises, including the transfer of a ground lease interest in the Building) with respect to the period (i) subsequent to the transfer of its interest in the Building or the Premises, or (ii) subsequent to the expiration or earlier termination of the term of any underlying lease to which this Lease and the term and estate hereby granted may be subject and subordinate and wherein the lessor thereunder has agreed to recognize this Lease in case the term of said underlying lease expires or terminates prior to the expiration or termination of the term of this Lease if the Landlord would not then be entitled to terminate this Lease pursuant to said Article Fifteen or to exercise any dispossess remedy provided for in this Lease or by law; and in any such event those covenants shall, subject to Article Thirteen, thereafter be binding upon the transferee of such interest in the Building or the Premises or the lessor under said underlying lease, as the case may be, until the next such transfer of such interest.
22.2.    The Tenant shall look solely to the Landlord’s interest in the Land and the Building and the rents and proceeds thereof (including any insurance proceeds thereof) for the satisfaction of any monetary claim under this Lease, or for the collection of any judgment (or other judicial process) based thereon, and no other property or assets of the Landlord (or any affiliate, shareholder, director, officer, employee, partner, member, agent, representative, or beneficiary of the Landlord, disclosed or undisclosed) shall be subject to levy, execution or other enforcement procedure for the satisfaction of such claim or judgment (or other judicial process). The term “Landlord” shall mean, at the time in question, the Landlord named herein or its successor as owner (or owners if more than one at the time in question) of the Landlord’s ownership interest in the Premises, so that in the event of any sale or sales or transfer or transfers of such ownership interest, the seller or transferor shall be and hereby is entirely freed and relieved of all agreements, covenants and obligations of the Landlord hereunder accruing thereafter and it shall be deemed and construed without further agreement between the parties or their successors in interest or between the parties and the purchaser or transferee on any such sale or transfer that such purchaser or transferee has assumed and agreed to carry out any and all agreements, covenants and obligations of the Landlord hereunder accruing from and after the date of sale or transfer.
ARTICLE TWENTY-THREE
Curing Tenant’s Defaults
23.1.    If the Tenant shall default in the observance of any provision of this Lease , the Landlord, without thereby waiving such default, may perform the same for the account and at the Tenant’s sole cost and expense (a) immediately or at any time thereafter and without notice in the case of emergency or in case such default unreasonably interferes with the use by any other tenant of any space in the Building or with the efficient operation of the Building or will result in a violation of any Requirement applicable to the Land, the Building, the Licensed Areas or the Premises or any part thereof, to the Tenant’s use thereof or to the Tenant’s observance of any provision of this Lease, or in a cancellation of an insurance policy maintained by the Landlord, and (b) in any other case if such default continues after fifteen (15) days from the date of the giving by the Landlord of notice of the Landlord’s intention so to perform the same, unless the Tenant has already commenced to cure and is proceeding diligently to cure such default; provided, however, that if the Tenant’s default constitutes a default under any Superior Instrument, then the Landlord’s right to cure the Tenant’s default will commence immediately. All Landlord Expenses in connection with any such performance by it for the account of the Tenant and all Landlord Expense to enforce any obligation of the Tenant under this Lease and/or right of the Landlord in or to the Premises or the Licensed Areas or in any action brought by the Tenant against the Landlord (whether or not an action or proceeding is brought by the Landlord) in which the Landlord is the prevailing party, shall be paid by the Tenant to the Landlord within twenty (20) days following demand. In the event the Tenant is the prevailing party in any such action (i.e., an action brought by the Landlord or the Tenant), then the Landlord shall reimburse the Tenant for its reasonable counsel fees and disbursements incurred in connection with the action within twenty (20) days following demand. Except as expressly provided to the contrary in this Lease, all costs and expenses which, pursuant to this Lease (including the Building Regulations) are incurred by the Landlord and payable to it by the Tenant and all charges, amounts and sums payable to the Landlord by the Tenant for any property, material, labor, utility or other services which, pursuant to this Lease or at the request and for the account of the Tenant, are provided, furnished or rendered by the Landlord shall become due and payable by the Tenant to the Landlord in accordance with the terms of reasonably substantiated bills therefor to be rendered by the Landlord to the Tenant. If any cost, expense, charge, amount or sum referred to in this Section 23.1 or elsewhere in this Lease is not paid when due as provided in this Lease, the same shall become due by the Tenant as additional rent under this Lease. If any Rent or damages payable under this Lease is not paid when due, the same shall bear interest at the rate of the prime rate (as then published by JPMorgan Chase Bank, N.A.) plus 3% per annum (but in no event at a rate in excess of that permitted by law) (the “Default Interest Rate”) from the due date thereof until paid and the amount of such interest shall be payable as additional rent under this Lease. If the Tenant is in arrears in payment of Rent, the Tenant waives the Tenant’s right, if any, to designate the items against which any payments made by the Tenant are to be credited, and the Landlord may apply any payments made by the Tenant to any items the Landlord sees fit, irrespective of and notwithstanding any designation or request by the Tenant as to the items against which any such payments shall be credited. During any period when the Tenant is in monetary default or material non-monetary default this Lease, in each case after the expiration of any applicable notice and cure periods, the Landlord shall have the right, without liability to the Tenant and without constituting any claim of constructive eviction, to suspend furnishing or rendering to the Tenant overtime or supplemental services hereunder for which the Tenant would be obligated to pay additional rent, unless the Tenant shall prepay for such service.
ARTICLE TWENTY-FOUR
Escalation Rent
24.1.1.     If, for any Computation Year during the Pre-Stability Period, the Average Real Estate Taxes in respect of such Computation Year exceed the Base Real Estate Taxes, then the Tenant shall pay to the Landlord, as additional rent, an amount equal to the product obtained by multiplying such excess by the Tenant’s Area.
24.1.2.     If, for any Computation Year during the Post-Stability Period, the R.E. Tax Share of the Real Estate Taxes in respect of such Computation Year exceeds the Base Real Estate Taxes, then the Tenant shall pay to the Landlord, as additional rent, an amount equal to the sum of the product obtained by multiplying such excess by the Tenant’s Area. In addition, for each Computation Year during the Post-Stability Period, the Tenant shall pay to the Landlord, as additional rent, the Stability Year Tax Payment Amount.
24.1.3.     If, for any Computation Year, the O.E. Share of the Cost of Operation and Maintenance in respect of such Computation Year exceeds the Base COM, then the Tenant shall pay to the Landlord, as additional rent, an amount equal to the product obtained by multiplying such excess by the Tenant’s Area.
24.1.4.     Notwithstanding anything to the contrary herein, (i) no Escalation Rent shall be due prior to, or in respect of periods prior to, the Rent Commencement Date, (ii) no Escalation Rent under Section 24.1.1 shall be due in respect of any period prior to the expiration of the Tax Year used to determine the Base Real Estate Taxes for the Pre-Stability Period in accordance with clause (i) of the definition of Base Real Estate Taxes, (iii) no Escalation Rent under Section 24.1.2 shall be due in respect of any period prior to the expiration of the Tax Year used to determine the Base Real Estate Taxes for the Post-Stability Period in accordance with clause (ii) of the definition of Base Real Estate Taxes and (iv) no Escalation Rent under Section 24.1.3 shall be due in respect of any period prior to the expiration of the Computation Year used to determine the Base COM in accordance with the definition of Base COM.
24.1.5.     Upon the Landlord becoming aware of the occurrence of any Material Tax Event with respect to any Comparison Building, the Landlord shall promptly notify the Tenant of such occurrence, such Comparison Building(s) shall be deleted from the list of Comparison Buildings, and such deletion shall have effect from and after the Computation Year in which occurs such Material Tax Event. “Material Tax Event”, with respect to any Comparison Building, means that (i) such Comparison Building becomes subject to a condominium or leasehold condominium regime and as a result thereof such Comparison Building is no longer reasonably comparable to the Building (it being agreed that 1095 Avenue of the Americas and/or 1251 Avenue of the Americas being subject to a condominium regime shall not be a Material Tax Event with respect to either such building), (ii) such Comparison Building is sold (whether the land, the building or both), (iii) 50% or more of the direct or indirect interests in the ownership and/or control of such Comparison Building is transferred within a three-year period and a public filing reflecting the same becomes available, (iv) such Comparison Building is materially damaged by casualty or a material portion thereof is condemned or taken for public or quasi-public use such that the Real Estate Taxes therefor are materially changed or reasonably likely to become materially changed, (v) such Comparison Building is or becomes owned by a tax-exempt Person, or (vi) the use of such Comparison Building changes from predominantly office (with or without retail) use to a different use. In the event there are less than nine (9) buildings on the list of Comparison Buildings at any time of relevance hereunder, the parties shall negotiate in good faith to add to such list another building(s) that is reasonably comparable to the others on such list in Manhattan (by way of example and not by way of limitation, buildings located on Avenue of the Americas which are also on or between 42nd Street and 59th Street), so that at least nine (9) buildings will be on such list at all relevant times. Any dispute as to whether a Material Tax Event has occurred with respect to a Comparison Building, or any dispute as to which building(s) should be added to the list so that there are nine (9) buildings listed, shall be submitted for an Expedited Arbitration Proceeding in accordance with Section 25.27.

24.2.     In order to provide for current payments on account of the additional rent which may be payable to the Landlord pursuant to Section 24.1.1-24.1.3 for any Computation Year, the Tenant agrees to make such payments on account of said additional rent for and during such Computation Year, as the case may be, as follows:
(a) With respect to Real Estate Taxes for the Pre-Stability Period, (i) the Landlord shall bill the Tenant and the Tenant shall make two semiannual installment payments in advance on the first day of June and December, with each of such payments being equal to one-half of the total amount payable under Section 24.1.1 for the Tax Year in which the Landlord’s corresponding tax payment falls, (ii) if, upon determination of the actual amounts due, such amount results in an underpayment, the Tenant shall pay to the Landlord the amount of the underpayment, (iii) if, upon determination of the actual amounts due, such amount results in an overpayment, then, at the Tenant’s election, the Landlord shall either pay to the Tenant an amount equal to the overpayment or permit the Tenant a credit for such amount against future Rent payments and (iv) if Real Estate Taxes are required to be paid (either to the appropriate taxing authorities or as a tax escrow to a Superior Party), on any other date or dates than as presently required, then the Tenant’s payments toward Real Estate Taxes shall be correspondingly accelerated or revised so that such payments are due at least thirty (30) days prior to the date payments are due to the taxing authorities or to the Superior Party.
(b) With respect to Real Estate Taxes for the Post-Stability Period, (i) the Tenant shall pay its share thereof in two semiannual installments in advance on the first day of June and December, each equal to one-half of the Landlord’s reasonable estimate of the total amount payable under Section 24.1.2 for the Tax Year in which the Landlord’s corresponding tax payment falls, it being understood that if the tax bill for the following Tax Year is not received in time to bill the June 1 payment, the Landlord may estimate the payment due on June 1 based on the Landlord’s estimate of the Real Estate Taxes for such following Tax Year, (ii) if, upon issuance of the tax bill for such following Tax Year, such amount results in an underpayment, the Tenant shall pay to the Landlord the amount of the underpayment, (iii) if, upon issuance of the tax bill for such following Tax Year, such amount results in an overpayment, then, at the Tenant’s election, the Landlord shall either pay to the Tenant an amount equal to the overpayment or permit the Tenant a credit for such amount against future Rent payments, (iv) if there shall be any increase in Real Estate Taxes for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the Real Estate Taxes for any Tax Year, whether during or after such Tax Year, then, substantially in the same manner as provided in the preceding clauses (ii) and (iii), the Tenant shall pay its share of any increase, or, to the extent the decrease does not reduce the R.E. Tax Share of Real Estate Taxes below the Base Real Estate Taxes, receive its share of any decrease, and (v) if Real Estate Taxes are required to be paid (either to the appropriate taxing authorities or as a tax escrow to a Superior Party), on any other date or dates than as presently required, then the Tenant’s payments toward Real Estate Taxes shall be correspondingly accelerated or revised so that such payments are due at least thirty (30) days prior to the date payments are due to the taxing authorities or to the Superior Party.
(c) With respect to Cost of Operation and Maintenance, there shall be due on the same day as Fixed Rent is due each month, and the Tenant shall pay on such day each month, an amount equal to the product of the Tenant’s Area multiplied by 1/12th of the excess of the O.E. Share of the Cost of Operation and Maintenance for such Computation Year as reasonably estimated by the Landlord over the Base COM, and as set forth in a bill from the Landlord for the same. If, as finally determined, the amount of additional rent payable by the Tenant to the Landlord pursuant to this Subsection for such Computation Year shall be greater than (resulting in an underpayment) or be less than (resulting in an overpayment) the aggregate of all the installments so paid on account to the Landlord by the Tenant for such Computation Year, then, within thirty (30) days after the receipt of the bill for such Computation Year, the Tenant shall, in case of such an underpayment, pay to the Landlord an amount equal to such underpayment or the Landlord shall, in case of such an overpayment either pay to the Tenant an amount equal to such overpayment or permit the Tenant a credit for such amount against future Rent payments.
24.3.     As used herein the following capitalized terms shall have the following respective meanings:
(a)“Computation Year” shall mean each calendar year in which occurs any part of the term of this Lease and, in the case of a Default Termination of this Lease, in which would have occurred any part of the term of this Lease but for such Default Termination. An appropriate adjustment shall be made for any portion of the term of this Lease which begins or ends other than at the beginning or end of a Computation Year.

(b)“Tax Year” shall mean the twelve (12) month period commencing July 1 of each year, or such other twelve (12) month period as may be duly adopted as the fiscal year for real estate tax purposes in The City of New York.
(c)“Tenant’s Area” shall mean the number of rentable square feet of the Premises (subject to appropriate proration if the size of the Premises changes on any day which is not the first day of a Computation Year, and, for greater clarity, any such change in the size of the Premises shall be calculated using the loss factors referred to in Section 1.5).
(d)“R.E. Tax Share” shall mean a fraction whose numerator is one and whose denominator is the number of square feet of the rentable area of the Building, it being agreed that, as of the date of this Lease, the Building consists of 2,105,990 rentable square feet for the purposes of determining the R.E. Tax Share (and it is agreed that such 2,105,990 figure shall be not be increased or decreased during the term hereof except to the extent that the rentable square footage of the Building becomes physically larger or smaller (e.g., as a result of renovations, casualty, condemnation or other physical changes)).
(e)“O.E. Share” shall mean a fraction whose numerator is one and whose denominator is the number of rentable square feet of the Building exclusive of the rentable square feet of any space operated and maintained by and at the expense of any Person (other than the Landlord or, at the Landlord’s election, any affiliate of the Landlord), it being agreed that as of the date of this Lease, the Building consists of 2,105,990 rentable square feet for the purposes of determining the O.E. Share (and it is agreed that such 2,105,990 figure shall be not be increased or decreased during the term hereof except to the extent that the rentable square footage of the Building becomes physically larger or smaller (e.g., as a result of renovations, casualty, condemnation or other physical changes)).
(f)“Real Estate Taxes” shall mean (i) for the Pre-Stability Period, the taxes and assessments imposed upon and/or assessed against each of the Comparison Buildings, including assessments made as a result of any Comparison Building or part thereof being within a business improvement district, and without regard to any tax exemption or abatement applicable to any Comparison Building or part thereof, it being agreed that (X) in no event shall a “gross up” be applied by the parties in calculating the real estate taxes or assessments for any Comparison Building and (Y) the provisos set forth as clauses (ii)(1) and (ii)(2) below shall also apply to each of the Comparison Buildings, and (ii) for the Post-Stability Period, the real estate taxes and assessments imposed upon and/or assessed against the Building, including assessments made as a result of the Building (it being agreed that the term ‘Building’ as used in this Section 24.3(f) refers to the Building and the Land) or part thereof being within a business improvement district (other than any interest or penalties imposed in connection therewith), and all Landlord Expense in connection with any application for a reduction in the assessed valuation for the Building or for a judicial review thereof (but in no event shall such Landlord Expense be included in Base Real Estate Taxes); provided that with respect to this clause (ii), (1) if due to a future change in the method of taxation any franchise, income, profit or other tax shall be levied against the Landlord in substitution in whole or in part for or in lieu of any tax which would otherwise constitute a Real Estate Tax, such franchise, income, profit or other tax shall be deemed to be a Real Estate Tax for the purposes of this Lease, (2) where the Real Estate Taxes are not separately levied upon the Building and the Land but are included in a blanket levy imposed upon or with respect to the Building and or the Land as well as others or portions thereof, the amount of Real Estate Taxes for the purposes of this Lease shall be determined by allocation as follows: the amount of Real Estate Taxes for the Building shall be deemed to be that amount which, in relation to the total amount of said taxes for all buildings or portions thereof included in said blanket levy, is in the same proportion as the total rentable square feet of the Building bears to the total rentable square feet of all the included buildings or portions thereof, and the amount of Real Estate Taxes for the Land shall be deemed to be that amount which, in relation to the total amount of said taxes for all land included in said blanket levy, is in the same proportion as the rentable square feet of the Building bears to the aggregate rentable square feet of all buildings or portions thereof situated on said included lands, (3) to the extent of Real Estate Taxes which are (x) allocable to an area not leased to the Tenant and for which what would otherwise be Real Estate Taxes are not payable in full, (y) payable directly, in whole or in part, by a Person other than the Landlord, without reimbursement by the Landlord, or (z) allocable to a condominium unit that the Landlord elects to exclude from the calculation of R.E. Tax Share, the Real Estate Taxes shall include the amounts thereof which would have applied but for occurrence of the matters covered in clauses (x)-(z), and (4) in the event that there is any abatement or deferral of Real Estate Taxes payable in any Computation Year as a result of the provisions of any Industrial and Commercial Abatement Program, then for purposes of computing Real Estate Taxes for such Computation Year, Real Estate Taxes (including the Base Real Estate Taxes) shall not be reduced by the amount of such abatement. If an assessment is payable in installments, then for purposes of calculating Real Estate Taxes for any Tax Year, only the minimum installment payable for such Tax Year shall be included. In addition, Real Estate Taxes (for both the Pre-Stability Period and the Post-Stability Period) shall not include (a) any taxes based on income, (b) any corporation, unincorporated business or franchise taxes, (c) any occupancy taxes payable by the owner for space it occupies in its building, (d) any estate, gift, succession or inheritance taxes, (e) any capital gains, mortgage recording or transfer taxes, (f) any taxes or assessments attributable to any sign attached to or located on a building, unless, in each case, such taxes are levied, assessed or imposed in lieu of or as a substitute for the whole or any part of Real Estate Taxes or (g) late penalties or fees assessed in connection with payments of Real Estate Taxes made by the Landlord after the due date therefor; provided that this clause (g) shall not apply to the extent that the Tenant’s payment under Section 24.1.1 or 24.1.2 is not timely made with respect to the period in question.
(g) “Cost of Operation and Maintenance” shall mean the actual cost incurred by the Landlord or its affiliates with respect to the ownership, operation, maintenance and repair of the Building and the curbs and sidewalks adjoining the same, including the cost incurred for air conditioning; mechanical ventilation; heating; interior and exterior cleaning; rubbish removal; window washing (interior and exterior, including inside partitions); elevators; escalators; hand tools and other moveable equipment to the extent same are not required to be capitalized in accordance with generally accepted accounting practices consistently applied (“GAAP”); porter and matron service; electric current, steam, water and other utilities; association fees and dues; protection and security service; repairs; maintenance; compliance with any Preservation Agreement to the extent same are not required to be capitalized in accordance with GAAP; fire, extended coverage, boiler, sprinkler, apparatus, rental income, public liability and property damage insurance; supplies; property management fees based on three percent (3%) of the gross revenue of the Building (as the gross revenue may change from time to time; it being agreed that ‘gross revenue’ for these purposes means all revenue other than revenue from metered electric service or from overtime or supplemental services not provided on a rent inclusion basis), wages, salaries, disability benefits, pensions, hospitalization, retirement plans and group insurance respecting service and maintenance employees, building superintendents, concierges, managers, their assistants and clerical staffs, and persons engaged in supervision of the foregoing up to and including the grade of building manager or property manager (in all such cases, to the extent properly allocable to the Building); uniforms and working clothes for such employees and the cleaning thereof; expenses imposed pursuant to any collective bargaining agreement with respect to such employees; payroll, social security, unemployment and other similar taxes with respect to such employees; sales, use and other similar taxes; vault charges; franchise fees payable in connection with the concourse levels of Rockefeller Center which are properly allocable to the Building; water rates; sewer rents; charges of any independent contractor who does any work with respect to the operation, maintenance and repair of the Building and the curbs and sidewalks adjoining the same; legal, accounting and other professional fees; decorations; and the annual depreciation or amortization over the useful life thereof (determined in accordance with GAAP) of costs, including the actual financing costs consistent with then market terms, incurred by the Landlord for any equipment, device or other capital improvement made or acquired which either (A) benefits the Building as a labor saving measure or to effect other economies in the operation, maintenance or repair of the Building and said curbs and sidewalks (but only to the extent of the actual benefits realized therefrom) or (B) is required by any Requirement enacted after the Commencement Date; provided, that the following shall be excluded or deducted from the “Cost of Operation and Maintenance”: (1) Real Estate Taxes, special assessments, franchise taxes or taxes imposed upon or measured by the income or profits of the Landlord, (2) except for depreciation and amortization specifically provided for in this Section 24.3(g), the cost of any item which is, or should in accordance with GAAP be, capitalized on the books of the Landlord, (3) the cost of any electricity furnished to the Premises or any other leasable space in the Building, (4) the cost of (i) any work or service provided for any tenant in the Building (including the Tenant or a prospective tenant) to the extent same is provided at such tenant’s cost and expense (including the incremental cost of furnishing services such as overtime HVAC to any tenant at such tenant’s expense) and (ii) any repairs undertaken by the Landlord for which another tenant(s) is solely liable or obligated, (5) payments of interest or principal in respect of the Landlord’s debt (including any debt that is secured by underlying mortgages), (6) expenses that relate to the past, current or future leasing of space in the Building (including the cost of tenant improvements (or allowances that the Landlord provides to a tenant therefor), all costs of performing improvements to prepare a particular portion of the Building for occupancy by a tenant or a prospective tenant, the cost of rent concessions, advertising expenses, space planning, marketing expenses, leasing commissions and the cost of lease buy-outs), (7) expenses that the Landlord incurs in selling, purchasing, financing or refinancing the Land and the Building, (8) salaries, wages and fringe benefits, and payroll taxes and similar government charges with respect thereto, paid to personnel above the grade of building manager or property manager, (9) rent paid or payable under underlying leases (except to the extent that (I) such rent that is paid or payable under an underlying lease is for real estate taxes or operating expenses and (II) the Landlord has not otherwise included such real estate taxes or operating expenses in the calculation of Escalation Rent), (10) legal, auditing or arbitration fees and disbursements that are paid or incurred in connection with the negotiation of, or disputes arising out of, any lease for space in the Building (including subleases and assignments of leases), (11) advertising and promotional costs that are paid or incurred for the Building, (12) costs incurred in operating any sign or other similar device designed principally for advertising or promotion, (13) interest, penalties and late charges that in each case are paid or incurred as a result of late payments made by the Landlord, (14) fees, dues or contributions that the Landlord pays voluntarily to civic organizations, charities, political candidates, political parties or political action committees, (15) the portion of any costs that are properly allocable to any building other than the Building, (16) costs incurred in connection with the acquisition or sale of air rights or transferable development rights, (17) any expense, including the cost of repairs or replacements to the extent incurred by reason of fire or other casualty, if and to the extent the Landlord is otherwise actually compensated for such expense by insurance proceeds, condemnation proceeds or warranty coverage proceeds, (18) any fee or expenditure that is paid or payable to any affiliate of the Landlord to the extent that such fee or expenditure exceeds the amount that would be reasonably expected to be paid in the absence of such relationship, (19) the cost of any judgment, settlement, or arbitration award resulting from any liability of the Landlord and all expenses incurred in connection therewith (other than liability for amounts otherwise includible in Cost of Operation and Maintenance hereunder) , (20) amounts payable by the Landlord for withdrawal liability or unfunded pension liability to a multi-employer pension plan (under Title IV of the Employee Retirement Income Security Act of 1974, as amended), (21) acquisition or leasing costs of sculpture, paintings, or other works or objects of fine art that the Landlord installs in the Building, but the Landlord shall have the right to include in Cost of Operation and Maintenance the cost of maintenance and ordinary repairs of such works or objects of fine art that the Landlord installs in the common areas of the Building, (22) costs the Landlord incurs installing submeters which measure electricity consumed solely in tenantable space of the Building, (23) the Landlord’s entertainment and related travel expenses, (24) costs incurred with respect to the installation of leasehold improvements for tenants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating the premises of any tenant in the Building (as opposed to any such improvements being done for all tenants in the Building), and costs incurred in relocating any tenant of the Building, (25) the Landlord’s general corporate, partnership or entity overhead and general administrative expenses as distinguished from the costs of operating the Building; organizing or maintaining in good standing the entity that constitutes the Landlord, or in authorizing the Landlord to do business in the State of New York and other costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, including partnership accounting and legal matters, as the same are distinguished from the costs of operation of the Building, (26) costs of defending any lawsuits with any mortgagee holding a mortgage encumbering the Land and/or the Building, (27) costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Building, or costs of any disputes between the Landlord and its employees (if any) not engaged in Building operations, (28) capital expenditures required by the Landlord’s failure to have complied as of the Commencement Date with Requirements in effect as of the Commencement Date, (29) the cost of repairs made by the Landlord which the Landlord is obligated to repair at its own cost and expense under clause (ii) of Section 2.3, (30) the cost of correcting defects for the first year following completion of each of following, respectively: (i) the elevator modernization component of the Present Renovation and (ii) the lobby renovation component of the Present Renovation and (iii) the plaza renovation component of the Present Renovation, it being agreed that ordinary wear and tear will not be deemed defects for the purpose of this clause (30), (31) any increase in insurance premium to the extent that such increase is directly caused or directly attributable to the act of another tenant, (32) the cost of removal, abatement, or treatment of asbestos and/or asbestos containing materials or any other items that are Hazardous Substances as of the date of this Lease, (33) incremental costs incurred by the Landlord in the operation or maintenance of the Building which result from a breach by the Landlord of its express obligations under this Lease, (34) any bad debt loss, rent loss, or reserves for bad debt or rent loss and (35) the costs of installing, operating, and/or maintaining any specialty facility of the Landlord which is revenue producing, such as an observatory, lodging, luncheon club, athletic or recreational club, child care facility, auditorium, cafeteria or dining facility, conference center or similar facilities. If during any period for which the Cost of Operation and Maintenance is being computed (including the Computation Year used to determine Base COM) less than 100% of the tenantable areas of the Building are occupied by tenants, or less than 100% of the tenantable areas of the Building are otherwise not receiving their required services (such that the Landlord is therefore not incurring expenses to the same extent as would be incurred had such services been fully provided), then the amount of the Cost of Operation and Maintenance for such period shall be deemed to be increased by an amount equal to the additional Cost of Operation and Maintenance (including increased property management fees) as would be incurred if the Building was 100% occupied by tenants or if such services had been fully provided. Notwithstanding anything set forth in this Lease to the contrary, it is agreed that, with respect to any Below Grade Premises, the Landlord is not obligated to provide interior cleaning services, rubbish removal, passenger elevators or window cleaning, and the services which are not provided as set forth in this sentence shall not be included as part of the Cost of Operations and Maintenance for such spaces. With respect to amenities or special work or services that are not part of the Cost of Operations and Maintenance for the Computation Year used to determine Base COM but become part of Cost of Operations and Maintenance for a subsequent Computation Year (“Added COM Costs”), then, to the extent such Added COM Costs are allocable to amenities or special services which were available to be provided during the Computation Year used to determine Base COM, were consistent with the First Class Standard as of the Computation Year used to determine Base COM and had they been provided during the Computation Year used to determine Base COM the cost thereof would have been included in Base COM, the Deflated Cost of such Added COM Costs shall then be added to the Cost of Operations and Maintenance for the Computation Year used to determine Base COM. “Deflated Cost” of an Added COM Cost means the cost thereof discounted utilizing the COM Percentage Increase from July 1st of the subsequent Computation Year in question retroactive to July 1st of the Computation Year used to determine Base COM. “COM Percentage Increase” means the percentage increase in the Cost of Operations and Maintenance exclusive of the Added COM Costs in question.
(h) “Base Real Estate Taxes” shall mean, (i) for the Pre-Stability Period, the Average Real Estate Taxes for the Comparison Buildings for the Computation Year commencing on January 1, 2020 and ending on December 31, 2020 (i.e, assuming the Tax Year is from July 1- June 30, the Average Real Estate Taxes for the Comparison Buildings for the second half of the Tax Year which ends on June 30, 2020 plus the Average Real Estate Taxes for the Comparison Buildings for the first half of the Tax Year which begins on July 1, 2020); and (ii) for the Post-Stability Period, the R.E. Tax Share of the Real Estate Taxes for the Stability Year (i.e., assuming the Tax Year is from July 1- June 30, the R.E. Tax Share of the Real Estate Taxes for the second half of the Tax Year which ends on June 30 during the Stability Year plus the R.E. Tax Share of the Real Estate Taxes for the first half of the Tax Year which begins on July 1 during the Stability Year).
(i)“Base COM” shall mean the O.E. Share of the Cost of Operation and Maintenance for the Computation Year commencing on January 1, 2019 and ending on December 31, 2019.
(j)“Comparison Buildings” means, as of the date hereof, the twelve (12) buildings (each with its related improvements) located in the City of New York listed on Exhibit 14 attached hereto and made a part hereof, together with the land on which such buildings and related improvements are situated; provided, that with respect to each Computation Year of the Pre-Stability Period (other than the Computation Year for establishing Base Real Estate Taxes) there shall be excluded from Comparison Buildings (even if the number of buildings on the list of Comparison Buildings changes in accordance with Section 24.1.5) (i) one building which has the largest increase per rentable square foot in Real Estate Taxes compared to the most recent Computation Year in question and (ii) one building which has the smallest increase per rentable square foot in Real Estate Taxes compared to the most recent Computation Year in question. The list of Comparison Buildings is subject to change in accordance with Section 24.1.5.
(k)“Average Real Estate Taxes” shall mean, for any Computation Year in respect of the Pre-Stability Period, the arithmetic average of the Real Estate Taxes per rentable square foot for all of the Comparison Buildings (using the rentable square footage amounts for each Comparison Building as set forth on Exhibit 14; provided, however, that such rentable square footage amounts shall be subject to appropriate adjustment to reflect the impact of a re-measurement of the square footage of a subject building by the owner of such building for such Computation Year). Any dispute with respect to the determination of Average Real Estate Taxes, shall be submitted for an Expedited Arbitration Proceeding in accordance with Section 25.27.

(l)“Stability Year Tax Payment Amount” shall mean the amount payable by the Tenant under Section 24.1.1 in respect of the Stability Year.
(m)“Pre-Stability Period” shall mean each Computation Year, through and including the Stability Year.
(n)“Post-Stability Period” shall mean the first Computation Year following the Stability Year, and each Computation Year thereafter.
(o)“Stability Year” shall mean the Computation Year which is the fifth (5th) Computation Year after the Computation Year during which the Building first achieves 85% Occupancy.
(p)“85% Occupancy” shall mean that 85% of the rentable square feet of office space in the Building is covered by leases as to which the commencement date thereof shall have occurred.
24.4.     [Reserved.]
24.5.     The Tenant shall not (and hereby waives any and all rights it may now or hereafter have to) institute or maintain any action, proceeding or application in any court or other body having the power to fix or review assessed valuations, for the purpose of reducing the Real Estate Taxes. The Landlord shall, if commercially reasonable and affirmatively recommended by an independent and reputable attorney with at least ten years’ experience in New York City tax certiorari matters, contest the Real Estate Taxes for the Building with respect to each fiscal tax year in a commercially reasonable manner, and, upon written request from the Tenant (which may not be made more often than one time in any calendar year), the Landlord shall apprise the Tenant of Landlord’s tax certiorari counsel’s recommendations with respect to a Real Estate Tax challenge or contest, or decision not to file or pursue the same. The Landlord shall not settle any tax proceeding in a manner that the Landlord knows (after consultation with its tax certiorari counsel) (i) is unfavorable with respect to Real Estate Taxes so as to be beneficial with respect to real estate taxes payable for any other building owned by the Landlord or its affiliates or (ii) disproportionately lowers Real Estate Taxes for the Stability Year relative to any later Computation Years which are being contested at the same time as a contest with respect to the Stability Year.
24.6.     No failure by the Landlord to bill the Tenant for Escalation Rent shall be or be deemed a waiver by the Landlord as to its rights to be paid such amounts upon billing the Tenant therefor except with respect to any such amount which is not billed within two (2) years after the end of the applicable Tax Year or Computation Year, as the case may be, or, if later, within two (2) years after the date on which the amounts due and payable as Escalation Rent hereunder for the applicable Tax Year or Computation Year are finally and conclusively determined.
24.7.1. “Escalation Statement” shall mean a final statement from the Landlord setting forth the Tenant’s share of Cost of Operation and Maintenance as the additional rent payable for a specified Computation Year in accordance with Section 24.1. The Tenant’s right to seek substantiation regarding, or otherwise challenge or audit, any Escalation Statement (or otherwise challenge any amounts billed as Escalation Rent) shall be limited to the Tenant’s specified rights under Sections 24.7.2-24.7.7 and shall be applicable only to (x) the amounts of Cost of Operation and Maintenance for the Computation Year used to determine Base COM, and (y) the amounts set forth in an Escalation Statement in respect of Cost of Operation and Maintenance for a Computation Year after the Computation Year used to determine Base COM.
24.7.2 With respect to any Escalation Statement, if the Tenant is not then in monetary default or material non-monetary default beyond applicable notice and cure periods under the terms of this Lease and is not insolvent, the Landlord, in substantiation of its determination of the amounts set forth in such Escalation Statement, will furnish to the Tenant, within forty five (45) days after the Tenant’s delivery to the Landlord of a written request (“Substantiation Request”) before the deadlines set forth below in this Article Twenty-Four, such additional information as may be reasonably necessary for the verification of such determination (“Substantiation Response”). With respect to a challenge as to (x) the amounts of Cost of Operation and Maintenance for the Computation Year used to determine Base COM, any Substantiation Request must be received by the Landlord within six (6) months after the date of the second Escalation Statement relating to the base Computation Year in question, and any ensuing audit pursuant to such Substantiation Request in accordance with the terms hereof must be completed within six (6) months of such Substantiation Request and (y) the amounts set forth in an Escalation Statement in respect of Cost of Operation and Maintenance for a Computation Year after the Computation Year used to determine Base COM, any Substantiation Request therefor must be received by the Landlord within six (6) months of the date of such Escalation Statement and any ensuing audit pursuant to such Substantiation Request in accordance with the terms hereof must be completed within six (6) months of such Substantiation Request (subject to extension if and to the extent of delays caused by the Landlord failing to respond within the time frames called for under Sections 24.7.1-24.7.7). The Tenant waives and shall be deemed to have waived any right it may have to make a Substantiation Request, or otherwise challenge or verify the accuracy of any Escalation Statement or the additional rent due and payable thereunder for the Computation Year covered thereby if (i) the Tenant does not make a Substantiation Request therefor within the time frames required hereunder or (ii) the Tenant does make a timely Substantiation Request therefor but thereafter does not dispute in writing the information provided in the Landlord’s Substantiation Response within twenty (20) days after the Tenant’s receipt of such information (such dispute by Tenant, “Tenant’s Audit Request”), or (iii) the Tenant does dispute the Landlord’s Substantiation Response on a timely basis by making a Tenant’s Audit Request, but thereafter does not deliver the Tenant’s Audit Results within the time frame required below.
24.7.3 During the 60-day period after the date of Tenant’s Audit Request, the Landlord shall permit the pertinent records of the Landlord with respect to the year in question to be examined, so as to substantiate the accuracy of the applicable Escalation Statement with respect to such Computation Year, by members of a nationally or regionally recognized certified public accounting firm in the United States (the “Tenant’s Accountant”), employed by the Tenant at its sole cost and expense (except as set forth below) and not on a contingency or success fee basis, at the Landlord’s offices during Business Hours; provided that the Tenant and any such Tenant Accountant shall have agreed in writing pursuant to a separate non-disclosure agreement that such information shall be kept confidential for use only for the purposes stated herein. The Landlord shall be under no duty to preserve any such records, or any data or material related thereto, beyond such time as shall be its customary practice with respect thereto, but in no event less than two (2) years (or, if longer, the minimum period during which an audit may occur under the terms hereof). The Tenant shall deliver to the Landlord a copy of the results of such examination (“Tenant’s Audit Results”) within 10 Business Days after the end of such 60-day period.
24.7.4 If the Tenant’s Audit Results show that the total amounts set forth in the Escalation Statement for Cost of Operation and Maintenance for the respective Computation Year in question exceed the actual Cost of Operation and Maintenance for such respective Computation Year and the Landlord disputes such findings, the parties shall use reasonable efforts to settle such dispute. If within 30 days of the Landlord’s receipt of the Tenant’s Audit Results the parties have failed to settle such dispute, either party may institute a proceeding in a federal or state court sitting in the Borough of Manhattan for a final determination (an “Audit Proceeding”); provided that while such dispute is outstanding, the Tenant shall continue to pay to the Landlord the Escalation Rent as per the Landlord’s determination of the correct amount thereof.
24.7.5 If the Tenant’s Audit Results show that the total amounts set forth in the Escalation Statement for Cost of Operation and Maintenance for the respective Computation Year in question exceed the actual Cost of Operation and Maintenance for such respective Computation Year and the Landlord does not dispute such findings, or if the Landlord does dispute such Tenant’s Audit Results but pursuant to the procedures set forth in this Section 24.7 it is otherwise settled or determined in an Audit Proceeding, as the case may be, that the Tenant overpaid any sums of Escalation Rent to the Landlord, the Landlord shall promptly reimburse the Tenant the amount of any such overpaid sums, together with interest thereon at the Default Interest Rate from the date of overpayment until the date of reimbursement.
24.7.6 If the Tenant’s Audit Results show that the total amounts set forth in the Escalation Statement for Cost of Operation and Maintenance for the respective Computation Year in question exceed the actual Cost of Operation and Maintenance for such respective Computation Year by more than six percent (6%) and (i) the Landlord does not dispute such Tenant’s Audit Results or (ii) the Landlord disputes such Tenant’s Audit Results but the Tenant is the prevailing party in an Audit Proceeding with respect thereto, then the Landlord shall reimburse the Tenant for the Tenant’s reasonable accounting charges and fees in connection with such examination. The non-prevailing party in an Audit Proceeding shall pay the prevailing party’s reasonable legal fees in connection with such Audit Proceeding.
24.7.7 If the Tenant’s Audit Results show that the total amounts set forth in the Escalation Statement for Cost of Operation and Maintenance for the respective Computation Year in question are less than the actual Cost of Operation and Maintenance for such respective Computation Year, or if pursuant to the procedures set forth in this Section 24.7 it is otherwise settled or determined in an Audit Proceeding, as the case may be, that the Tenant underpaid any sums of Escalation Rent to the Landlord, the Tenant shall promptly pay to the Landlord the amount of any such underpaid sums.

ARTICLE TWENTY-FIVE
Miscellaneous
25.1     If the Landlord or the Tenant shall bring any action for any relief against the other, declaratory or otherwise, arising out of or in connection with this Lease, including, without limitation, any suit by the Landlord for the recovery of Rent, damages payable under this Lease and/or possession of the Premises, the non-prevailing party (as finally determined by a court of competent jurisdiction) shall reimburse the prevailing party for all reasonable attorneys’ fees and disbursements incurred by the prevailing party in such action.
25.2     Without incurring any liability to the Tenant, the Landlord may permit access to the Premises and the Licensed Areas and open the same, whether or not the Tenant shall be present, upon demand of any receiver, trustee, assignee for the benefit of creditors, sheriff, marshal or court officer entitled to, or reasonably purporting to be entitled to, such access for the purpose of taking possession of, or removing, the Tenant’s property or for any other lawful purpose (but this provision and any action by the Landlord hereunder shall not be deemed a recognition by the Landlord that the person or official making such demand has any right or interest in or to this Lease, or in or to the Premises or the Licensed Areas), or upon demand of any representative of the fire, police, building, sanitation or other department of the city, state or federal government.
25.3     If an excavation shall be made upon any land adjacent to the Building, or shall be authorized to be made, the Tenant shall afford to the person causing or authorized to cause such excavation a license to enter upon the Premises for the purpose of doing such work as said person shall deem necessary to preserve the Building from injury or damage, all without any claim for damages or indemnity against the Landlord or diminution or abatement of rent; provided that any Person having such access or doing such work shall maintain commercially reasonable insurance naming the Tenant as an additional insured; provided further that any such work shall be undertaken in a manner reasonably designed to minimize interference with the Tenant’s business operations to the extent practical and at no cost or expense to the Tenant. In furtherance of the foregoing, any such access to the Premises to effectuate such excavation shall be subject to reasonable advance notice to the Tenant, and shall be coordinated with the Tenant taking into account the Tenant’s desire not to have business operations interrupted or adversely affected; it being agreed advance notice of less than thirty (30) days is unreasonable (except in the event of any of emergency or as needed to comply with Requirements). Any damage to the Tenant’s property or installations as a result of any such excavation shall be repaired promptly by the Landlord to the Tenant’s reasonable satisfaction, and at the Landlord’s sole cost and expense.
25.4 Except to the extent, if any, expressly set forth in this Lease to the contrary: (i) the Tenant shall not be entitled to exercise any right of termination, renewal, first offer expansion or other option granted to it by this Lease at any time when the Tenant is in monetary default or material non-monetary default beyond applicable notice and cure periods under the terms of this Lease, (ii) if under the terms of this Lease the Tenant is entitled to exercise any such option even though it is in default (e.g., because the notice and cure period has not yet expired with respect to such default), and if subsequent to having exercised any such option the Tenant fails to cure such default within the applicable notice and cure periods, then the Landlord at is option may deem the Tenant’s exercise of such option null and void and of no force or effect (but the Landlord may do so only prior to the occurrence of the commencement date of the renewal or first offer expansion, or prior to the effective date of the termination which would be effectuated by the Tenant having exercised such election) and (iii) with respect to the Tenant’s right to exercise any such option, time shall be of the essence, and there shall be no tolling of times within which to exercise any such option as a result of any inability to exercise or voidance of an exercise in accordance with this Section 25.4.
25.5     “Lease” means this Lease inclusive of all exhibits, schedules and other attachments hereto. The headings of the Articles and/or Sections of this Lease are for convenience only and are not to be considered in construing this Lease.
25.6     As used in this Section 25.6, the term “facility” means stores, restaurants, cafeterias, rest rooms, and any other facility of a public nature in the Building. Neither party will discriminate by segregation or otherwise against any Person or Persons because of race, creed, color, sex or national origin in furnishing, or by refusing to furnish, to such Person or Persons the use of any facility in the Building, including any and all services, privileges, accommodations, and activities provided thereby.
25.7     Any obligation of the Landlord or the Tenant which by its nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after the expiration or earlier termination of this Lease, and any liability for a payment which shall have accrued to or with respect to any period ending at the time of such expiration or termination, unless expressly otherwise provided in this Lease, shall survive the expiration or earlier termination of this Lease.

25.8 If any provision of this Lease or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by law. The obligation to pay Rent hereunder is an independent obligation of the Tenant and is not dependent on any other obligation of any other Person, hereunder or otherwise.
25.9     Notwithstanding anything to the contrary herein contained, no term or provision of this Lease which may be or become inconsistent with the provisions of Section 9-1.1 of the Estates, Powers and Trusts Law of the State of New York, or any successor thereto in effect during the term of this Lease, shall be operative following twenty-one years after the death of the last to die of those descendants of John D. Rockefeller, Sr. in being on the date of this Lease.
25.10    It is the intention of the Landlord and the Tenant to create the relationship of landlord and tenant, and no other relationship whatsoever, and nothing herein shall be construed to make the Landlord and the Tenant partners or joint venturers, or to render either party hereto liable for any of the debts or obligations of the other party.
25.11    The Landlord and the Tenant acknowledge that (i) improvements (including Fixtures) made or installed by the Tenant in the Premises do not constitute consideration for the granting of this Lease to the Tenant and (ii) there has been no adjustment in the fixed or additional rent payable under this Lease on account of such improvements (including Fixtures).
25.12    If there is any payment required to be made by the Tenant under this Lease for which no time period is stated within which the payment must be made, such payment shall be made within thirty (30) days after demand by the Landlord.
25.13.1    The Landlord reserves the right to operate a messenger service center in the Building and make the messenger service center available for use by the tenants of the Building as a building service; provided that at any time when such messenger service center is not in operation and the Tenant is not operating its own messenger center, then the Landlord shall provide a commercially reasonable method for delivering packages and ‘by hand’ deliveries received at the Building addressed to the Tenant (the “Alternative Messenger Service”). With respect to the Building’s messenger service center, any Alternative Messenger Service and/or the Tenant’s own messenger center (for greater clarity, the Tenant’s own messenger center is further subject to the provisions of Section 25.13.2), the Tenant agrees that:
(a)the Landlord may require that all deliveries to the Premises be made to the Building’s messenger service center or via the Alternative Messenger Service and/or the Tenant’s own messenger center by uniformed couriers employed by a national courier service or employed by the Tenant as part of its operation of its own messenger center and that any such courier (i) shall be permitted to proceed directly to the Premises only via the freight elevator (and the freight elevator shall be accessed via the Building’s truck lift), (ii) having accessed any tenanted space above the street-level of the Building in accordance with the procedures set forth in clause (i) above, may proceed via the passenger elevators to other tenanted space of the Building above the street-level (but not to the lobby) and (iii) shall not be permitted to proceed via a passenger elevator to or from the lobby of the Building; provided that, notwithstanding the foregoing, at times other than Business Hours or when such lift is not otherwise available, while engaged in their courier duties the uniformed couriers employed either by a national courier service or by the Tenant as part of its operation of its own messenger center shall be permitted to proceed to the Tenant’s messenger center, if any (which in any event is permitted only if located within Below Grade Premises), and/or the Building’s street-level lobby and passenger elevators serving the Premises, in all cases without having to use the Building’s truck lift and freight elevators so long as (x) in the case of a national courier service, any such uniformed courier is an employee of such courier service who has provided reasonably required credentials and identification, consistent with the First Class Standard, (y) no cart or other wheeled equipment is used in the Building’s street level lobby and/or passenger elevators, except to the extent consistent with Building Regulations and (z) the item being delivered is not of the type which is subject to additional security measures as may be implemented from time to time by the Landlord in accordance with the First Class Standard;

(b)to the full extent permitted by law, the Tenant expressly waives any claim against the Landlord and/or the Indemnitees arising from or in connection with the use by the Tenant or others of the Building’s messenger service center or the Alternative Messenger Service, except to the extent of damage caused by the Landlord’s gross negligence or willful misconduct; and
(c) in connection with the service or delivery to the Tenant of any legal documents, the Landlord and the Indemnitees shall not be authorized to sign any receipt for such documents and shall not be considered agents of the Tenant for the purposes of receiving such documents.
25.13.2 The Tenant’s own messenger center, if any, shall be located only in Below Grade Premises (if any) and shall be operated in compliance with all Requirements and Building Regulations, shall be to the First Class Standard, and all messengers shall be uniformed and shall follow the procedures set forth in Section 25.13.1(a) with respect to uniformed couriers employed by national services. Whether or not the Tenant operates its own messenger center, the Tenant’s mailroom employees shall be entitled to utilize mail carts in passenger elevators serving the Premises and in the lobbies of the Building, provided that such carts and usage are in compliance with all Requirements and Building Regulations, and are consistent with the First Class Standard.
25.14     [Reserved.]
25.15     All offers to lease, drafts of leases and submission of this Lease shall be subject to modification or withdrawal and no such offer, draft or submission constitutes a reservation of, or option on, the Premises or an agreement to lease the Premises, and no brokerage fees, commissions or payments shall be earned, due or payable, if at all, nor shall this Lease become effective as a lease or the parties be obligated hereunder, unless and until there occurs the full execution and unconditional delivery hereof by the Landlord and by the Tenant.
25.16    This Lease may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which, taken together, shall constitute one and the same instrument. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages. This Lease may be executed portable document format (“PDF”) or similar electronic transmission, which shall constitute effective execution and delivery of signature pages and may be used in lieu of the original signature pages for all purposes. Signatures transmitted by PDF or similar electronic transmission shall be deemed to be the original signatures for all purposes.
25.17    This Lease shall be governed in all respects by the laws of the State of New York applicable to agreements executed in and to be performed wholly within New York, including General Obligations Law 5-1401, but without giving effect to any other principles of conflict of laws. Notwithstanding that this instrument is labeled a lease, any license granted under this Lease shall be deemed a license, and not a lease, for all purposes, including New York General Obligations Law Section 5-321. Except to the extent of disputes required or entitled to be submitted to Expedited Arbitration Proceedings where expressly provided for hereunder, the Landlord and the Tenant each irrevocably and unconditionally submit to the exclusive jurisdiction of any New York State court or federal court sitting in the City, County and State of New York with respect to any action or proceeding arising out, or relating to, this Lease, or the Building or the Premises and the use and/or occupancy of same.
25.18 Except to the extent of disputes required or entitled to be submitted to Expedited Arbitration Proceedings where expressly provided for hereunder, the Landlord and the Tenant each irrevocably and unconditionally submit to the exclusive jurisdiction of any New York State court or federal court sitting in the City, County and State of New York with respect to any action or proceeding arising out, or relating to, this Lease, or the Building or the Premises and the use and/or occupancy of same. In connection therewith, the Landlord and the Tenant each hereby (A) expressly waives any rights it has pursuant to any other jurisdiction by virtue of which exclusive jurisdiction of the courts of any other jurisdiction might be claimed; (B) irrevocably waives all objections as to venue and any and all rights it may have to seek a change of venue with respect to any such action or proceeding; (C) agrees that the laws of the State of New York shall govern in any such action or proceeding and waives any and all defenses granted by the laws of any other country or jurisdiction unless such defense is also allowed by the laws of the State of New York; and (D) agrees that any final judgment rendered against it in any such action or proceeding shall be conclusive and may be enforced pursuant to applicable law in any other jurisdictions by suit on the judgment or in any manner provided by law, and expressly consents to the affirmation of the validity of any such judgment by the courts of any other jurisdiction so as to permit execution thereon. Nothing herein shall affect the right of the Landlord to commence legal proceedings or otherwise proceed against the Tenant in any other jurisdiction in which assets of the Tenant are located or to serve process in any other manner permitted by applicable law.
25.19    The following rules of construction shall be applicable for all purposes of this Lease (and the Schedules and Exhibits annexed hereto) and all agreements supplemental hereto, unless the context requires otherwise: The use in this Lease of the word “including” shall be deemed to mean “including, without being limited to”. Whenever appropriate in this Lease or required by the context or circumstances, the masculine shall be construed as the feminine and/or the neuter, the singular as the plural, and vice versa. The words “hereof”, “herein”, “hereunder” and similar terms when used in this Lease shall refer to this Lease as a whole and not to any particular provision of this Lease. The words “at the Tenant’s sole cost and expense”, “at the sole cost and expense of the Tenant” and any phrases of similar import shall be deemed to mean that the Tenant shall pay as additional rent any Landlord Expense in connection with the relevant subject matter, whether or not payment of such Landlord Expense is expressly set forth in such context. Any reference to any document, instrument or agreement in this Lease shall be deemed to mean such document, instrument or agreement, as applicable, as it may from time to time be amended, supplemented, restated, consolidated, severed, split, extended, substituted for, partially released, replaced, increased, waived, cross-collateralized, renewed or otherwise modified from time to time. Except as otherwise set forth herein, wherever this Lease requires the consent or approval of a party, this shall require an approval in advance of the relevant act and in writing given to the party seeking approval. Except as otherwise set forth herein any approvals or consents may, unless otherwise specified, be given or withheld at the sole discretion of the party giving or withholding such consent or approval. The principle of construing this Lease against the party that drafted the same (i.e., the principle of contra proferentum) is expressly excluded.
25.20 “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
25.21 This Lease cannot be changed or terminated orally, but only by an instrument in writing executed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
25.22    No Person is intended to be or shall be a third-party beneficiary of this Lease.
25.23    If more than one party is named as or becomes Tenant hereunder, Landlord may require the signatures of all such parties in connection with any notice to be given or action to be taken by Tenant hereunder. Each party named as Tenant shall be fully liable for all of Tenant’s obligations hereunder.

25.24     THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LEASE WHETHER ARISING IN CONTRACT, IN TORT, FOR SUMMARY DISPOSSESS, RENT DEFAULTS OR OTHERWISE.
25.25 Except as otherwise expressly provided in this Lease or unless the context otherwise reasonably requires, with respect to all of the Tenant’s obligations applicable to repairs, maintenance, compliance with Requirements, compliance with Article Thirty with respect to Alterations, indemnities, insurance, compliance with Building Regulations, and all other obligations of the Tenant, the term ‘Premises’ as used in this Lease shall mean and include each of the Licensed Areas, whether or not ‘and the Licensed Areas’ or ‘and/or the Licensed Areas’ or language of similar import is used after or in connection with usage of the term ‘Premises’ in the context of such obligations of the Tenant; provided, that in no event shall the rentable square footage of the Licensed Areas be deemed part of the Premises for purposes of determining Fixed Rent or for purposes of determining the Tenant’s O.E. Share or the Tenant’s R.E. Tax Share.
25.26 The Landlord and the Tenant each shall not, and each shall not permit any of their respective employees, representatives, agents, attorneys, directors, financial or legal or other professional advisors or consultants (collectively, “Consultants”) to, publicize, advertise or otherwise disclose to third parties any of the (i) economic terms of this Lease (including renewal, contraction and ROFO expansion rights) or (ii) financial or other confidential information furnished by the Landlord or a Landlord Party to the Tenant or a Tenant Party or by the Tenant or a Tenant Party to the Landlord or a Landlord Party prior to the date hereof or at any time after the date hereof (collectively, “Confidential Information”), in each case, without the prior consent of the other party and shall keep all such terms and information confidential except to the extent disclosure of such information (a) is made to any of the disclosing party’s Consultants or to its actual or prospective purchasers, investors, mortgagees, overlessors, assignees or subtenants (or any of their respective Consultants) (it being understood that such Consultants or actual or prospective purchasers, investors, mortgagees, overlessors, assignees or subtenants (or any of their respective Consultants) shall be directed by the party disclosing any such Confidential Information (the “Disclosing Party”) to treat such information confidentially and the Disclosing Party shall be responsible for any breach by any party who receives Confidential Information, directly or indirectly, from such Disclosing Party), (b) is required by Requirements (which, for greater clarity, includes regulators) or court order, (c) is disclosed in any arbitration or litigation between the parties relating to this Lease, (d) is or becomes generally available to the public other than as a result of a disclosure by the Disclosing Party or (e) is or becomes available to the Disclosing Party on a non-confidential basis from a source other than the party whose Confidential Information is, or is requested to be, disclosed (the “Non-Disclosing Party”) and is not known by the Disclosing Party to be violating a confidentiality obligation to the Non-Disclosing Party. In the event the Non-Disclosing Party is required by Requirements or under a subpoena or order issued by a court of competent jurisdiction or any governmental body to disclose any Confidential Information, then, if permitted by law, it shall (i) with reasonable promptness notify the Disclosing Party of the existence, terms and circumstances surrounding such law or request, (ii) take at the Disclosing Party’s direction and at the Disclosing Party’s expense, all reasonable legally available steps to resist or narrow such requirement or request and (iii) if disclosure of such information is required, furnish only that portion of such information which the Non-Disclosing Party is legally compelled to disclose, and, if so requested by the Non-Disclosing Party, use reasonable efforts to obtain confidential treatment for any such information required to be disclosed. From and after the expiration or sooner termination of this Lease, within ten (10) days of the Landlord’s or the Tenant’s written request (x) the other party shall return to the requesting party, or shall destroy, all Confidential Information delivered to it and will not retain any copies, extracts or other reproductions in whole or in part of such tangible material and (y) all Confidential Information prepared by the Landlord or the Tenant (or their respective Consultants) and disclosed to the other party, including all documents, memoranda, notes and other writings whatsoever, shall be destroyed by the Non-Disclosing Party. No party shall be required to return or destroy electronically archived information stored in accordance with such party’s standard archiving procedures. Neither the Landlord nor the Tenant shall make any public announcement or issue any press release of its entry into this Lease without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. The Landlord and the Tenant acknowledge and agree that in the event of any breach of this Section 25.26, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that, in addition to any other remedy to which such non-breaching party may be entitled in law or equity, such non-breaching party shall be entitled to seek an injunction or injunctions to prevent breaches of this Section 25.26 and/or to compel specific performance thereof, and that the breaching party will not oppose the granting of such relief. Such breaching party hereby agrees, to the extent a court of competent jurisdiction has determined that it has breached this Section 25.26, to reimburse the non-breaching party for all reasonable out-of-pocket costs and expenses, including reasonable out-of-pocket attorneys’ fees and disbursements, incurred as a result of, or otherwise in connection with, such breach and/or proceeding.

25.27 The term “Expedited Arbitration Proceeding” shall mean a binding arbitration administered by the American Arbitration Association, or its successor (“AAA”) under its Commercial Arbitration Rules, including the Expedited Procedures (“Arbitration Rules”), conducted in the City, County and State of New York; provided, however, that, with respect to any such arbitration, (i) if the parties do not agree to an arbitrator from the list of arbitrators referred to in Section E-4(a) of the Arbitration Rules, the parties may each strike two names from the list and return it to the AAA within five (5) Business Days from the date such list of arbitrators was mailed to the parties, (ii) the parties shall notify the AAA by telephone within four (4) Business Days from the appointment of any arbitrator under Section E-4(b) of the Arbitration Rules of any objections to the arbitrator appointed and, subject to clause (vii) below, shall have no right to object if the arbitrator so appointed was on the list submitted by the AAA and not objected to in accordance with this time limit, (iii) the notification of the hearing referred to in Section E-7 of the Arbitration Rules shall be four (4) Business Days in advance of the hearing, (iv) the hearing shall be held within seven (7) Business Days after the appointment of the arbitrator, (v) the arbitrator shall have no right to award damages or vary, modify or waive any provision of this Lease and shall only determine (I) disputes as to Average Real Estate Taxes or any disputed component thereof and the matters covered under the last sentence of Section 24.1.5 (and the Landlord and the Tenant shall submit to the arbitrator their respective determinations or positions and the arbitrator may choose only the Tenant’s or the Landlord’s determination or position thereof, and not any other determination or position), and (II) whether the Landlord was reasonable or unreasonable in withholding its consent to a proposed assignment or sublease in accordance with Article Seven or to a proposed Alteration in accordance with Article

Thirty, (vi) the decision of the arbitrator shall be final and binding on the parties, and judgment may be entered in any court having jurisdiction thereof, and (vii) the arbitrator shall not have been employed by either party (or their respective affiliates) during the period of three (3) years prior to the date of the Expedited Arbitration Proceeding. The arbitrator shall award to the prevailing party, if any, as determined by the arbitrator, its attorneys’ fees and costs relating to the Expedited Arbitration Proceeding (including, without limitation, the fees and expenses of the AAA).
25.28 All capitalized terms in this Lease shall have the respective meanings ascribed to them in this Lease, even if no reference is made to the fact that such term is defined elsewhere in this Lease.
ARTICLE TWENTY-SIX
Signage; Competitors
26.1.1     All signage rights of the Tenant under this Lease are in all cases subject to any further requirements and restrictions under Requirements and the Building Regulations, and all signage of the Tenant permitted under this Lease shall in all cases be consistent with the First Class Standard. Except as otherwise expressly provided in this Lease, the designing, permitting, acquiring, installing, maintaining, removing and restoring of the Tenant’s signage shall be at the Tenant’s sole cost and expense. All signage installed by or for the Tenant shall be and shall be deemed Qualified Fixtures. No signage of the Tenant inside the Premises shall be visible from the street. The provisions of this Section 26.1.1 apply to all signage rights and signage of the Tenant under this Lease, whether or not the Landlord has a consent right with respect thereto and whether or not additional specific conditions or requirements apply thereto under this Lease.
26.1.2 The Tenant shall have the right to install signage on or adjacent to each entrance door to the Premises on Office Premises Full Floor(s) without the consent of the Landlord, and on Office Premises Partial Floor(s) subject to the Landlord’s prior consent, which shall not unreasonably be withheld. The Tenant shall have the right to install signage on the wall of the elevator lobby on Office Premises Full Floor(s) without the Landlord’s consent. The Landlord, at its cost, shall install and maintain Building-standard directory signage on the wall of the elevator lobby of Office Premises Partial Floor(s). The Landlord’s signage and the signage of other tenants located in the lobby or common areas of the Building shall be consistent with the First Class Standard.
26.1.3 Tenant shall not have any signage rights in, on or about the Building, including scaffolding, monuments, stanchions, flags or poles, except to the extent of signage rights expressly granted to the Tenant in this Article Twenty-Six. The Tenant shall have no signage rights with respect to any Licensed Area. The Landlord reserves the right at any time to change the address of the Building (currently “1271 Avenue of the Americas”), and, subject to Section 26.2.2, to change the name of the Building (currently “1271 Avenue of the Americas”). Any costs reasonably incurred by the Tenant as a result of a change in address or change in name (e.g., changes to stationery), unless such change is required by Requirements, shall be paid by the Landlord.
26.2.1 As used herein the following capitalized terms shall have the following respective meanings:
“150% Competitor” means a Competitor as to which all of the following are true: (i) its lease at the Building covers rentable square footage equal to or more than one hundred and fifty percent (150%) of the rentable square footage then covered by this Lease on the 2nd Floor or higher, (ii) it is a global investment bank having at least twenty-five (25) physical office locations world-wide and (iii) its name is not on the Competitor List as of the date of this Lease.
"80K Non-Competitor" means a Non-Competitor whose lease at the Building covers 80,000 or more rentable square feet.
"Competitor" means, at any time of reference, a Person as to which all of the following is true: (i) its name is on the Competitor List as in effect on the first date that the Landlord commences negotiations with such Person (or authorizes a broker to approach such Person about potential negotiations) to grant any rights which would be prohibited under the Signage Restriction Period, and (ii) it is not then and has never been a subtenant of the Tenant or a Desk Space Occupant or other occupant of any portion of the Premises or any space elsewhere owned or leased by the Tenant, and the Tenant is not then in negotiations with and has never negotiated with it to become a subtenant, Desk Space Occupant or other occupant of any portion of the Premises or any space elsewhere owned or leased by the Tenant and (iii) it is a direct competitor of the Tenant in the Primary Business of the Tenant.

“Competitor List” means a list of not more than five (5) Competitors. The Competitor List as of the date hereof is attached hereto as Exhibit 15. The Competitor List may be modified in accordance with Section 26.2.5.
“Non-Competitor” means a Person who is not a Competitor.
“Primary Business”, with respect to any Person, means the primary business of such Person as in effect on the date of this Lease.
“Signage Restriction Period” means any period during which all of the following are true: (i) the Tenant is not in monetary default or material non-monetary default under this Lease and is not insolvent, (ii) the Office Premises covered by this Lease covers not less than 77,622 rentable square feet (iii) the named Tenant, together with any Successor Entity which carries on the name and the Primary Business of the named Tenant are in actual occupancy of not less than 85% of the rentable square feet of the Office Premises covered by this Lease and (iv) the fifteenth (15th) anniversary of the Rent Commencement Date has not yet occurred.
“Superior Signage Rights” means, collectively, any (i) rights of tenants under their respective leases (as in effect on the date of this Lease) to have or restrict signage in, on or about the Building and (ii) rights of any retail and/or reception area tenants under their respective leases (as in effect from time to time) to have or restrict signage in, on or about the Building.
26.2.2 During any Signage Restriction Period, the Landlord shall not:
(i) (a) change the name of the Building to be or include the name of a Competitor, (b) grant to a Competitor the right to install signage on the exterior of the Building or (c) grant to a Competitor the right to install signage in the lobby of the Building; provided, however, that the restrictions under clauses (b) and (c) of this clause (i) shall not apply (x) with respect to a 150% Competitor, (y) with respect to any Superior Signage Rights or (z) if at the time the Landlord is offering or providing signage rights to a Competitor which would otherwise be prohibited under this clause (i), the Landlord offers to the Tenant signage rights that are comparable to those being offered or provided to such Competitor; and
(ii) (a) change the name of the Building to be or include the name of a Non-Competitor, (b) grant to a Non-Competitor the right to install signage on the exterior of the Building or (c) grant to a Non-Competitor the right to install signage in the lobby of the Building; provided, however, that the restrictions under this clause (ii) shall not apply (x) with respect to a 80K Non-Competitor, (y) with respect to any Superior Signage Rights or (y) if at the time the Landlord is offering or providing signage rights to a Non-Competitor which would otherwise be prohibited under this clause (ii), the Landlord offers to the Tenant signage rights that are comparable to those being offered or provided to such Non-Competitor.
26.2.3     Nothing herein contained restricts or shall be deemed to restrict the Landlord from granting temporary or special event signage rights to any Person in, on or about the Building.
26.2.4     The restrictions applicable to the Landlord during any Signage Restriction Period are benefits which are personal to the named Tenant (and any Successor Entity which carries on the name and the Primary Business of the named Tenant), and such benefits may not be Transferred to or enforced by any other Person, notwithstanding that this Lease or occupancy of all or a portion of the Premises is Transferred to such other Person pursuant to the terms contained in this Lease. For greater clarity, the restrictions applicable to the Landlord during any Signage Restriction Period shall not apply to rights which are granted by the Landlord to a different tenant of the Building at a time which is not a Signage Restriction Period, even if the time when such rights are first exercised or implemented, or continue to be exercised or implemented by such tenant, is again a Signage Restriction Period.
26.2.5     By notice to the Landlord given no more often than one time in each successive twenty-four (24) month period commencing on the Commencement Date, the Tenant may submit a substitute Competitor List which replaces up to two (2) of the Persons on the Competitor List as then comprised with up to two (2) other Persons, so long as the Tenant demonstrates to the Landlord’s reasonable satisfaction that such other Persons qualify as Competitors in accordance with the definition thereof.
ARTICLE TWENTY-SEVEN
Brokerage Commission
27.1.    Each of the Tenant and the Landlord represents that the only brokers with which it has dealt in connection with this Lease are CBRE, Inc., having an office at 200 Park Avenue, New York, NY 10166 representing the Landlord (“Landlord’s Broker”), and CBRE, Inc. having an office at 200 Park Avenue, New York, NY 10166 representing the Tenant (“Tenant’s Broker”). The CBRE team members who comprise Landlord’s Broker are different persons than the CBRE team members who comprise the Tenant’s Broker. The Tenant shall indemnify, defend (with legal counsel reasonably acceptable to the Landlord) and hold harmless the Indemnitees from and against all liability, claims, suits, demands, judgments, costs, interest and expenses (including reasonable counsel fees and disbursements incurred in the defense thereof) to which the Indemnitees may be subject or suffer by reason of any claim made by any Person (other than Tenant’s Broker and Landlord’s Broker) for any commission, expense or other compensation as a result of the execution and delivery of this Lease or the demising of the Premises by the Landlord to the Tenant pursuant to this Lease and making a claim for the same by virtue of its relationship or involvement with the Tenant. The Landlord shall indemnify, defend (with legal counsel reasonably acceptable to the Tenant) and hold harmless the Tenant from and against all liability, claims, suits, demands, judgments, costs, interest and expenses (including reasonable counsel fees and disbursements incurred in the defense thereof) to which the Tenant may be subject or suffer by reason of any claim made by any Person (including Tenant’s Broker and Landlord’s Broker) for any commission, expense or other compensation as a result of the execution and delivery of this Lease or the demising of the Premises by the Landlord to the Tenant pursuant to this Lease and making a claim for the same by virtue of its relationship or involvement with the Landlord. The Landlord shall pay each of Tenant’s Broker and Landlord’s Broker the respective commissions owed in connection with this Lease as and when due pursuant to separate agreements between the Landlord and each of Tenant’s Broker and Landlord’s Broker, as applicable.
ARTICLE TWENTY-EIGHT
Quiet Enjoyment
28.1.    If, and so long as, the Tenant is not in default under this Lease beyond any applicable notice and cure period, the Tenant shall quietly enjoy the Premises and the Licensed Areas without hindrance or molestation by the Landlord or by any other person lawfully claiming the same, subject, however, to the provisions of this Lease and to the Qualified Encumbrances.
ARTICLE TWENTY-NINE
Hazardous Substances
29.1.    The Tenant shall not (i) cause or permit to be brought to the Premises or otherwise to the Building or the Land any Hazardous Substances, (ii) cause or permit the storage or use of Hazardous Substances in any manner not permitted by any Requirements applicable to the Land, the Building or the Premises or any part thereof, to the Tenant’s use thereof or to the Tenant’s observance of any provision of this Lease, or (iii) cause or permit the escape, disposal or release of any Hazardous Substances in, on or in the vicinity of the Building or Land; provided, that nothing herein shall prevent the Tenant’s use of any Hazardous Substances in connection with the Office Uses if of a type and quantity customarily used by tenants of office space similar to the Premises in the ordinary course of Office Uses and is in compliance with all Building Regulations and with all Requirements applicable to the Land, the Building or the Premises or any part thereof, to the Tenant’s use thereof or to the Tenant’s observance of any provision of this Lease, and is otherwise in a safe and secure manner. Without limiting the generality of Section 6.1(j) hereof, the Tenant agrees that its obligations contained in this Article Twenty Nine are included within the matters as to which the Indemnitees shall be indemnified pursuant to said Section 6.1(j).
29.2.    “Hazardous Substances” are (i) any “hazardous wastes” as defined by the Resource, Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended, and regulations promulgated thereunder; (ii) any “hazardous, toxic or dangerous waste, substance or material” specifically defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended, and regulations promulgated thereunder; and (iii) any hazardous, toxic or dangerous chemical, biological or other waste, substance or material as defined in any so-called “superfund” or “superlien” law or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning such waste, substance or material; including, without limiting the generality of the foregoing, asbestos, asbestos-containing materials, radon, urea formaldehyde, polychlorinated biphenyls, and petroleum products including gasoline, fuel oil, crude oil and various constituents of such products.
29.3     The covenants contained in this Article Twenty Nine shall survive the expiration or earlier termination of this Lease.
ARTICLE THIRTY
 Alterations by Tenant
30.1 The Tenant shall not make or permit any alteration, installation, change, addition, improvement, betterment, repair or replacement (each, an “Alteration”) in, to, or about, the Premises or the Licensed Areas, and shall do no work in such connection, without in each case the prior review and consent of the Landlord, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the Landlord’s consent shall not be required for (1) merely decorative Alterations (such as painting, wallpapering or carpeting) to the Premises as to which (x) the Tenant shall have notified the Landlord of such decorative Alterations at least five (5) Business Days prior to commencing the same and (y) such decorative Alterations are not visible from outside the Premises, and (2) non-structural Alterations to the Premises as to which all of the following are true: they (i) do not affect areas outside of the Premises or affect the structure of the Building or any of the Building systems, (ii) do not require any building department permit, (iii) cost less than Four Hundred Thousand and 00/100 Dollars ($400,000.00) in the aggregate for all non-structural Alterations then being undertaken or planned (and such $400,000.00 amount shall increase by $8,000.00 on each anniversary of the Commencement Date) and (iv) the Tenant shall have notified the Landlord of such non-structural Alterations at least five (5) Business Days prior to commencing the same and provide to the Landlord the Working Drawings, if any, regarding such Alterations. All Alterations, whether or not the Landlord’s consent is required therefor, shall be subject to, and undertaken and completed by the Tenant in accordance with all applicable Requirements, Building Regulations and the other provisions of this Lease applicable to Alterations.
30.2 The Tenant’s initial Alterations in connection with its initial move-in to the Premises (“Initial Alterations”) shall include (i) installation by the Tenant of the Tenant’s fire alarm system (by the Landlord’s fire alarm system contractor, at commercially reasonable rates) (and the Landlord shall separately provide, as part of the Premises Delivery Work, a fire alarm data gathering panel (DGP) with synchronizing strobe feature with thirty (30) points of connection per Office Premises Full Floor), and (ii) installation by the Tenant of new core bathrooms on each Office Premises Full Floor. In addition, the Landlord hereby agrees in concept, subject to review and approval of the proposed plans and Working Drawings therefor, that the Initial Alterations may include (i) reasonably-sized internal staircases in contiguous portions of the Office Premises, in locations reasonably approved by the Landlord; (ii) reasonable structural reinforcement of the floors in the Premises which does not interfere with the use and enjoyment of any other occupant of the Building; (iii) non-core bathrooms, (iv) supplemental air conditioning units in accordance with Section 20.3.1, (v) Tenant’s BMS, in accordance with Section 5.6, (vi) UPS system in accordance with Section 20.3.2 and/or (vii) a reasonable number of reasonably sized “poke throughs” between spaces leased by the Tenant hereunder, in locations reasonably approved by the Landlord (each of (i)-(vii) being further subject to and in accordance with the provisions of this Lease applicable to Alterations and each is hereby deemed to be a Qualified Fixture).
30.3 Any labor in connection with Alterations and in connection with the maintenance, cleaning or other servicing of the Premises or the Licensed Areas (a “Tenant Service”) shall be performed only by workmen, contractors, subcontractors, architects and engineers of the Landlord, or by workmen, contractors, subcontractors, architects and engineers of the Tenant reasonably acceptable to the Landlord; provided, that (x) the Landlord shall in all cases have the right to require the Tenant to use the Building’s fire alarm system contractors for connection to and programming of the Building’s fire alarm system, provided that the cost charged by such fire alarm system contractors is commercially reasonable, (y) the only cleaning service provider permitted shall be as set forth in Article Twenty and (z) the Landlord shall in all cases have the right to require the Tenant to use the Building’s standard contractor for any service requested by the Tenant which is a service available under the Rate Schedule. The Tenant shall not permit the use of any contractors, workmen, labor, material or equipment in the performance of any Alteration or Tenant Service if the use thereof, in the Landlord’s reasonable good faith judgment, will disturb harmony with any trade engaged in performing any other work, labor or service in or about the Building or result in or contribute to any labor dispute at the Building (the Tenant’s obligations under this sentence, “Labor Harmony Requirements”). All Alterations shall be, and shall be installed in a manner which is, consistent with the First Class Standard.
30.4 Prior to commencing Alterations for which the Landlord consent is required, the Tenant shall submit to the Landlord, for the Landlord’s review and consent, Working Drawings showing the proposed Alterations as desired by the Tenant, all in such form and in such detail as may be reasonably required by the Landlord (a “Tenant Alteration Request”). The Landlord shall respond to such request (and to the extent the Landlord responds by denying such consent, such denial shall include reasonably detailed explanations for such denial) within twelve (12) Business Days following the Tenant’s request with respect to any original submission and eight (8) Business Days following the Tenant’s request with respect to any submission of revisions, so long as the Tenant has provided a complete submission package, including Working Drawings. If the Landlord fails to respond to such Tenant Alteration Request within such twelve (12) Business Day period or eight (8) Business Day period, as applicable, then the Tenant shall have the right to give the Landlord a second request notice (a “Second Tenant Alteration Request”), which second notice with respect to any initial submission shall prominently include in bold type and capital letters the following: “THIS IS A SECOND REQUEST FOR CONSENT TO A PROPOSED ALTERATION. THE LANDLORD’S RESPONSE IS REQUIRED TO BE GIVEN NOT LATER THAN THREE (3) BUSINESS DAYS AFTER RECEIPT OF THIS SECOND REQUEST OR THE LANDLORD’S CONSENT TO THE PROPOSED ALTERATION WILL BE DEEMED GIVEN”, and which notice with respect to any submission of revisions shall prominently include in bold type and capital letters the following: “THIS IS A SECOND REQUEST FOR CONSENT TO A PROPOSED ALTERATION. THE LANDLORD’S RESPONSE IS REQUIRED TO BE GIVEN NOT LATER THAN TWO (2) BUSINESS DAYS AFTER RECEIPT OF THIS SECOND REQUEST OR THE LANDLORD’S CONSENT TO THE PROPOSED ALTERATION WILL BE DEEMED GIVEN.” If the Landlord fails to respond to a Second Tenant Alteration Request within three (3) Business Days (with respect to any initial submission) or two (2) Business Days (with respect to any submission of revisions) after the Second Tenant Alteration Request has been given, then the Landlord shall be deemed to have approved the subject Alteration. “Working Drawings” means a coordinated set of architectural, mechanical, electrical and plumbing plans, working drawings and specifications prepared and/or coordinated by a competent architect licensed in the State of New York reasonably satisfactory to the Landlord (and where required by the nature of the Alteration, in consultation with competent mechanical, electrical, plumbing and structural engineers licensed in the State of New York reasonably satisfactory to the Landlord; Gensler is satisfactory to the Landlord as of the date hereof for the architectural services for which it is licensed), and in such detail as shall be necessary so that any consents as may be required from the Department of Buildings of the City of New York and any other governmental or quasi-governmental authorities, can be obtained. The Tenant’s licensed architects and engineers who are approved in accordance with the foregoing shall also be entitled to ‘self-certify’ completed work with respect to the Tenant’s Alterations, subject to their compliance with the applicable ‘self-certification’ qualifications and procedures under Requirements. If the Landlord shall not consent to any request by the Tenant for a proposed Alteration, then the Tenant may, at the Tenant’s written election, submit to an Expedited Arbitration Proceeding the question of whether the Landlord reasonably or unreasonably withheld such consent.
30.5 No consent to Alterations or Working Drawings by the Landlord shall be or be deemed to be a representation or warranty by the Landlord that the same is properly designed to perform the function for which it is intended or complies with any applicable Requirement. The Tenant shall reimburse the Landlord for Landlord Expenses for third-party review of the Working Drawings (but there shall be no supervision fee, alteration fee or similar fee payable to the Landlord in addition to such third-party reimbursements). With respect to modifications to the Building’s structure, mechanical systems, HVAC systems and electrical systems (collectively, the “Technical Systems”), the Landlord, at its election, shall have the right to perform such Alterations or modification to the Technical Systems on behalf of the Tenant using unaffiliated contractors at commercially reasonable pricing, and the Tenant shall pay to the Landlord within thirty (30) days of demand therefor, Landlord Expenses in performing such Alterations or modifications.
30.6 The Landlord shall reasonably cooperate with the Tenant, at the Tenant’s sole cost and expense, in connection with any permit application or filings with respect to a proposed Alteration to which the Landlord shall have consented, including signing reasonable materials, provided that the Tenant shall not commence any work associated with respect to such proposed Alteration until the Landlord has consented to the Working Drawings of such proposed Alteration in accordance with (and to the extent required by) the terms contained in this Lease. The Landlord will execute such permit applications for Working Drawings for which the Landlord has theretofore granted consent within five (5) Business Days after the Landlord receives such permit application from the Tenant. The Tenant’s Alterations shall be undertaken at those times of day as are required under the Building Regulations.
30.7 In the event that during the course of Alterations by the Tenant there is discovered asbestos (and/or asbestos-containing materials) or other Hazardous Materials which under the provisions of Section 2.3 would be an obligation of the Landlord to treat and/or remove, and the presence, removal and/or treatment of such asbestos (and/or asbestos-containing materials) or other Hazardous Substances which under the provisions of Section 2.3 would be an obligation of the Landlord to treat and/or remove is the cause of the Tenant being delayed or prevented from occupying for the operation of its business any area of the Premises which is affected by such asbestos (and/or asbestos-containing materials) or other Hazardous Substances which under the provisions of Section 2.3 would be an obligation of the Landlord to treat and/or remove, then the Rent allocable to the affected area shall be abated one day for each day of such delay or prevention (but no such abatement shall be duplicative of any abatement applicable to the same area of the Premises for the same day(s) in respect of concurrent delays under Section 30.8).

30.8 To the extent the Tenant is delayed or prevented from occupying the Premises or affected portions thereof for the operation of its business (including being delayed or prevented from such occupancy because of being delayed or prevented in obtaining permits for Alterations and/or the ability to start, continue and/or complete Alterations), in all cases due to violations of Requirements with respect to the Building, including violations with the NYC Department of Buildings, or due to open work permits with respect to the Building (other than any such violations or open permits caused or exacerbated by a Tenant Party), then, to the extent of such delay or prevention, but subject to the Tenant having provided to the Landlord reasonable substantiation of such delay or prevention and the causes thereof, the Fixed Rent allocable to the affected portions shall be abated one day for each day of such delay or prevention (but no such abatement shall be duplicative of any abatement applicable to the same area of the Premises for the same day(s) in respect of concurrent delays under Section 30.7).
30.9 The Tenant shall not make or permit any Alteration or Tenant Service unless insurance protecting the Tenant and each of the Tenant’s consultants, contractors and subcontractors, and the Landlord and its affiliates and the Superior Parties and their respective affiliates and the Landlord’s contractors and consultants, against liability for worker’s compensation and for bodily injuries and death, as well as for property damage arising out of or in connection with the performance and completion of such Alteration, shall be procured and maintained in full force and effect throughout the prosecution thereof, at the sole cost and expense of the Tenant and/or its consultants, contractors and subcontractors; all such insurance to be commercially reasonable as to form, amounts and insurers and reasonably acceptable to the Landlord and consistent with the First Class Standard. The Tenant will furnish to the Landlord certificates of such insurance prior to the commencement of such Alteration or Tenant Service.
30.10 The Tenant shall deliver, within sixty (60) days after completion of any Alteration (unless a filing with the Department of Buildings of New York City was not required for such Alteration), record drawings and specifications of the Premises reflecting the Alteration prepared on an Autocad Computer Assisted Drafting and Design System (or such other system or medium as the Landlord may accept) using the most current naming conventions issued by the American Institute of Architects (or such other naming convention the Landlord may reasonably accept).
30.11 [Reserved.]
30.12 Promptly after Substantial Completion of any Alteration, the Tenant shall deliver to the Landlord (i) general releases and waivers of lien from all contractors, subcontractors and materialmen involved in the performance of the Alteration and the materials furnished in connection therewith (although no such waiver or release shall be necessary for any one vendor whose services or supplies cost less than $50,000.00 so long as a paid invoice is supplied and so long as the total amount of charges for which there is no waiver or release does not exceed $100,000.00 in the aggregate), and (ii) a certificate from the Tenant’s architect in a form customarily given in accordance with industry standards certifying that the work has been completed substantially in accordance with all Requirements and the Working Drawings. If any notice or claim of any lien be given or filed by or against the Building or the Land for any work, labor or services performed, or for any materials, products or equipment used, furnished or manufactured for use, therein or thereon or in connection with the performance of any Alteration or Tenant Service, promptly, but in all events within ten (10) days after the Tenant receives notice of the lien, Tenant shall discharge or remove the same by payment, bonding or otherwise.

30.13     All of the hard and soft costs of Tenant’s Alterations shall be incurred at the Tenant’s sole cost and expense, and no reimbursement from the Landlord shall occur other than to the extent of the TI Allowance as set forth below. Subject to satisfaction of the Reimbursement Conditions, with respect to the Initial Alterations completed on or prior to the date which is two (2) years after the Commencement Date, the Landlord shall reimburse to the Tenant a maximum aggregate amount equal to One Hundred Fifty-Two and 75/100 Dollars ($152.75) per rentable square foot of the Office Premises for hard and soft costs expended by the Tenant for such Initial Alterations in such space, or such lesser amount as shall be the actual paid cost of such work (the “TI Allowance”); provided, that (x) no more than Thirty and 55/100 Dollars ($30.55) per rentable square foot of the Office Premises shall be reimbursed as part of the TI Allowance for soft costs, and (y) no more than Ten and 00/100 ($10.00) per rentable square foot of the Office Premises shall be reimbursed as the part of the TI Allowance for the hard and soft costs expended by the Tenant in constructing new core bathrooms on each such Office Premises Full Floor (which core bathrooms the Tenant hereby agrees to construct as part of the Initial Alterations in accordance with the Working Drawings approved therefor), or such lesser amount as shall be the actual paid cost of all such work. As the Initial Alterations progress, the Tenant may request draws for the TI Allowance; provided that such draw requests may be made no more often than once a month and must be for a minimum amount of One Hundred Thousand and 00/100 ($100,000.00) for any one monthly draw request (other than the final draw request). Such TI Allowance draw requests shall only be with respect to ninety percent (90%) of the cost of the work covered by each subject contract for which reimbursement is then being sought (i.e., there shall be ten percent (10%) retainage, calculated separately for each subject contract), and subject in any event to the maximum aggregate amounts set forth above; and the retainage amounts of the cost of such work covered by any subject contract may be requested for reimbursement only when final completion of all of the Initial Alterations covered by such subject contract shall have occurred and have been paid in full (or paid concurrently with the final draw request). Each request for TI Allowance shall be directed to the Landlord, Attention: Director of Billing & Cash Applications, and shall be accompanied by (x) a copy of the applicable requisition from the general contractor and an AIA Form G702 Certificate (or such other form as may be acceptable to the Landlord), (y) a certificate executed by the Tenant’s architect stating that the work for which payment is requested has been completed in a good and workmanlike manner and in accordance with the Working Drawings and all Requirements and identifying the work for which reimbursement is requested, and (z) evidence reasonably satisfactory to the Landlord that all contractors, subcontractors and materialmen have waived and released any lien theretofore filed by them against the Premises or the Building and, further, have conditionally waived and released their right to file any such lien with respect to the portion of the work for which reimbursement is requested (subject, however, to the thresholds set forth in Section 30.12). Within thirty (30) days after receipt of such draw request, and provided that the Reimbursement Conditions are satisfied, the Landlord shall reimburse to the Tenant the amount set forth in the approved requisition except to the extent in excess of the limitations on the aggregate reimbursement referred to above. “Reimbursement Conditions” means that (a) there is no uncured monetary or material non-monetary default under this Lease for which a default notice has been provided to the Tenant, and the Tenant is not insolvent, and (b) such Initial Alterations shall have been made in accordance with the provisions of this Lease applicable thereto. If the Landlord shall fail to pay the Tenant a TI Allowance amount due and payable under this Section 30.13 within such 30-day period, then the Tenant may deliver a notice to the Landlord describing such failure, and if such failure by the Landlord shall continue for five (5) Business Days after such notice from the Tenant, then such amounts not paid shall be offset as a credit against Rent as and when Rent becomes due and payable.
30.14 The TI Allowance is available only for the Tenant’s Alterations completed on or prior to the date which is the second (2nd) anniversary of the Commencement Date, and which are requisitioned in accordance with terms hereof by the 90th day after such anniversary. If any portion of the TI Allowance has not been requisitioned by the 90th day after such second anniversary, then at any time within thirty (30) days after such 90th day, so long as there is no monetary or material non-monetary default under this Lease, in each case, beyond the expiration of applicable notice and/or cure periods and the Tenant is not insolvent, the Tenant may by notice to the Landlord elect to apply any un-requisitioned balance of the TI Allowance existing at the time of the notice to be applied as a credit against the next installment(s) of Fixed Rent payable by the Tenant, and if such notice is given, such balance shall be applied against the next installments of Fixed Rent so long as the Tenant is not in such default at the time such amount is to be so credited (or, if the Tenant is then in such default under this Lease but thereafter cures such default prior to the Landlord terminating this Lease as a result of such default). If such notice is not given, then any un-requisitioned portion shall be forfeited.
30.15 If the Tenant pursues LEED Certification with respect to its Alterations in or with respect to the Premises, or if the Tenant pursues municipal or state incentives with respect to its Alterations or use and occupancy of the Premises, then the Landlord shall reasonably cooperate with the Tenant, at the Tenant’s sole cost and expense (including the Tenant paying the Landlord Expense in connection with such cooperation), as needed for the Tenant to pursue such certification or incentives. The Landlord shall endeavor to cause the Building to be eligible for LEED-Gold certification upon completion of the Present Renovations.
ARTICLE THIRTY-ONE
Equipment Licensed Areas
31.1     (a) As used herein the following capitalized terms shall have the following respective meanings:
“Equipment Licensed Areas” means, collectively, the Satellite Licensed Area and any other area on which Supplemental Equipment may be located in accordance with the terms of this Lease.
“Satellite Equipment” means a satellite dish having a diameter which does not exceed 36”.
“Satellite Licensed Area” means an area for Satellite Equipment use on the rooftop of the Building to be reasonably designated by the Landlord within thirty (30) days after the Tenant’s request therefor.
“Supplemental Equipment” means the Satellite Equipment and any other equipment hereafter installed by or for the Tenant in the Equipment Licensed Areas.
(b) [Reserved.]
(c)Effective as of the Commencement Date, the Landlord hereby grants to the Tenant, and the Tenant hereby takes from the Landlord, subject and subordinate to the Qualified Encumbrances, and upon and subject to the terms and conditions of this Lease (including Section 31.2) for the term hereinafter stated, a license (at no additional charge) to use the Equipment Licensed Areas for installation, operation, repair and maintenance of the Supplemental Equipment (the “Equipment License”), all such uses to be at the Tenant’s sole cost and expense; provided that the Equipment Licenses as to each component of the Equipment Licensed Areas are limited to the use of the specific Supplemental Equipment contemplated to be used as set forth herein. All Supplemental Equipment, and all replacements of or additions thereto (whether or not installed as of the date hereof), shall be subject to the Landlord’s reasonable approval of the Working Drawings therefor, or, if such equipment is not typically the subject of full Working Drawings, reasonably detailed plans and specifications therefor, and shall be subject to the terms and conditions for Alterations as set forth in Article Thirty or elsewhere in this Lease. The Equipment Licensed Areas are licensed to the Tenant in their “as-is” condition. The location of the Supplemental Equipment within the Equipment Licensed Areas, to the extent not specified above, shall be subject to the Landlord’s reasonable consent prior to its installation pursuant to field coordination between the Tenant and the Landlord. The Tenant’s right to have a license for any other Equipment Licensed Area (and the location thereof) and to install any other any Supplemental Equipment therein, is and shall be subject to the Landlord’s prior written consent, which consent shall not be unreasonably withheld (taking into account the availability of space and capacity in the Building, the Landlord’s legal and contractual obligations, the commercially reasonably anticipated needs of the Landlord for itself with respect to the current and future operation of the Building and the needs of current and future tenants of the Building. In connection with the rights granted under this Article Thirty-One:
(d) the Tenant shall (i) install, operate, maintain and repair at its sole cost and expense the Supplemental Equipment in accordance with best industry practices to the First Class Standard (including, for Supplemental Equipment which is in close proximity to installations of other parties, best industry practices applicable thereto, including odor control, vibration minimization and sound attenuation and in accordance with all Requirements and Building Regulations, (ii) otherwise use and maintain at its sole cost and expense the Equipment Licensed Areas in accordance with best industry practices to the First Class Standard, and in accordance with all Requirements and Building Regulations, and, without limiting the Tenant’s obligations under Section 6.1(a) or Section 31.3, the Tenant shall, to the extent repairs are needed due to the acts or wrongful omissions of a Tenant Party, promptly repair at its sole cost and expense any water leaks from those portions which are part of the Equipment Licensed Areas (using the services of a roofing contractor approved by the Landlord) and caused by such equipment or the Tenant’s use thereof or presence in such area, (iii) not damage or permit damage to the Equipment Licensed Area or take or fail to take any action which if taken or not taken would reasonably be expected to cause the roof warranty or any other warranty or guaranty for the Equipment Licensed Area to be revoked, negated, impaired or limited, and, if there is a violation of this clause (iii) the Tenant shall be responsible for and shall reimburse the Landlord for all present and future repair costs and other loss or damage which otherwise would have been covered by such roof warranty or other warranty or guaranty (in addition to any other rights and remedies of the Landlord), and (iv) the

Tenant shall be responsible for all Landlord Expenses incurred as a result of any violation or breach of the foregoing clauses (i)-(iii) (in addition to any other rights and remedies of the Landlord).
(e) prior to the expiration or termination of the Equipment License, the Tenant shall with respect to Supplemental Equipment comply with the requirements applicable to Qualified Fixtures at the end of term of this Lease (unless otherwise directed by the Landlord);
(f)any and all work which may or shall be required in connection with the installation, maintenance, repair and/or removal of the Supplemental Equipment or in making good any damage to the Building or its appurtenances, shall be performed (i) in accordance with all the terms and conditions of this Lease; (ii) in a fashion as to not violate or void the Landlord’s roof warranty (a copy of which the Landlord shall have provided to the Tenant) and (iii) by workers reasonably approved by the Landlord. Landlord Expenses incurred in making any required reinforcements or similar preparations of the Equipment Licensed Areas for the Tenant’s use shall be promptly reimbursed by the Tenant to the Landlord;
(g)the Landlord assumes no responsibility relating to the installation, maintenance, repair or operation of the Supplemental Equipment or for the safeguarding thereof, nor for any surges in or interruption of power, nor shall the Landlord be under any other obligation or liability of any kind whatsoever in connection therewith, financially or otherwise, and the Tenant hereby waives and shall make no claim against the Landlord for any loss or damage however caused, other than to the extent of the Landlord’s gross negligence or willful misconduct;
(h) in the event the relocation of Supplemental Equipment is required under any Requirements, or if otherwise reasonably required by the Landlord, the Landlord may relocate the Supplemental Equipment to a different location which permits substantially similar use by the Tenant, and the Landlord shall remove such Supplemental Equipment from the original location(s)and shall relocate the same to the new location(s) mutually reasonably satisfactory to the Landlord and the Tenant, and shall be based upon plans prepared by the Landlord and reasonably approved by the Tenant (such approval not to be unreasonably withheld or delayed). Any such new location shall then be deemed part of the Equipment Licensed Areas and the old location shall no longer be part of the Equipment Licensed Areas. If such relocation is required by Requirements which come into effect after the date of this Lease (or regardless of when coming into effect, which become applicable due to any act or omission of a Tenant Party), all of the costs associated therewith (including design) shall be at the sole cost and expense of the Tenant, and in all other instances of such relocation the relocation costs associated therewith (including design costs and the reasonable costs incurred by the Tenant for its consultants to review such design) shall be paid by the Landlord. All such relocation shall be upon at least thirty (30) days’ notice (unless a shorter period is necessary due to Requirements). With respect to relocations not required under Requirements, as to each individual Licensed Area comprising the Equipment Licensed Areas the Landlord agrees not to request the relocation thereof more than one time in any five-year period.
(i)the Tenant acknowledges that no portion of the setback area on the 8th Floor is part of the Premises or a Licensed Area under this Lease, and all of such setback area is fully reserved to the Landlord for any use thereof and/or installations thereon. The Tenant acknowledges that no portion of the rooftop of the Building is a Licensed Area under this Lease other than Equipment Licensed Areas, and no portion of the rooftop of the Building is part of the Premises under this Lease. The rooftop of the Building (other than Equipment Licensed Areas thereof) is fully reserved to the Landlord for any use thereof and/or installations thereon; and
(j)no sale, re-sale or sub-license or other third party use of any Supplemental Equipment or any service provided by Supplemental Equipment shall be permitted (but the foregoing shall not prohibit a permitted assignee or subtenant from directly utilizing Supplemental Equipment in the conduct of its own business if otherwise permitted under this Lease).
31.2. “Unutilized Area” means any portion of the Equipment Licensed Area which the Tenant is not then utilizing for purposes permitted hereunder. If (x) with respect to the Satellite Licensed Area, on the second anniversary of the date of the Tenant’s initial move-in to the Premises, or (y) with respect to all other Equipment Licensed Areas, on the first anniversary of the date of the Tenant’s initial move-in to the Premises, there is any Unutilized Area , then, upon such first or second anniversary, as applicable, the Equipment License shall automatically terminate and expire with respect to such Unutilized Area; provided, that if the Tenant is prevented due to Force Majeure events from commencing such utilization of the Unutilized Area prior to such applicable anniversary date, then, with respect to the affected portions, such anniversary date shall be postponed one day for each day that the Tenant was so prevented due to Force Majeure from commencing such utilization, but in no event shall such postponement be greater than 180 days. If after the applicable anniversary of the date of the Tenant’s initial move-in to the Premises there is any Unutilized Area for a consecutive period of twelve months (other than periods during which such utilization is prevented due to Force Majeure events), then, upon the expiration of such twelve-month period the Equipment License shall automatically terminate and expire with respect to such Unutilized Area.
31.3. The Equipment License and the use of all Supplemental Equipment is subject to the Building Regulations and all applicable provisions of this Lease including Section 3.4, Section 11.1 and Article Thirty, and the insurance requirements (Section 6.1(k) and indemnities (Section 6.1(j)) provided under this Lease shall apply also to the Supplemental Equipment and Equipment Licensed Areas and the Tenant’s obligations hereunder. The installation, operation and maintenance of Supplemental Equipment shall be at the Tenant’s sole cost and expense. In addition, the Tenant shall (a) be solely responsible for any damage caused as a result of the use of the Supplemental Equipment, (b) promptly pay any tax, license, permit or other fees or charges imposed pursuant to any Requirements relating to the construction, installation, maintenance, repair, operation or use of such equipment, (c) at its sole cost and expense, promptly comply with the precautions and safeguards required by the Landlord’s insurance company and all Requirements with respect to such equipment and (d) at its sole cost and expense, make all necessary repairs or replacements to such equipment.
31.4. As to all Supplemental Equipment, the Tenant agrees that (i) same will be designed and installed in accordance with the best industry practices then currently used in First Class Buildings, including sound attenuation, in which installations by multiple parties are in close proximity and (ii) the Tenant will not install any Supplemental Equipment that the Tenant knows or reasonably should know, will result in such Supplemental Equipment interfering with, any other equipment that is then or may be reasonably be expected to be located in close proximity of the Equipment Licensed Areas. The Landlord shall obtain from future tenants in the Building a covenant from such tenants to the effect that (i) their equipment on the rooftop of the Building will likewise be designed and installed in accordance with best industry practices then currently used in First Class Buildings (including, for equipment which is in close proximity to installations of other parties, best industry practices applicable to installations by multiple parties which are in close proximity) and (ii) they will not install in such areas any equipment that they know, or should reasonably know, will result in such equipment interfering with any other equipment that is then located in close proximity of their equipment. In the event of any such interference by another tenant’s equipment with the Tenant’s Supplemental Equipment which shall have been installed, operated, maintained and repaired in accordance with the requirements of this Article Thirty-One, then the Landlord shall cause reasonable corrective steps to be taken to eliminate and prevent such interference. In the event the Tenant does not use best industry practice in the installation of the Supplemental Equipment and/or if there is interference by the Tenant’s Supplemental Equipment with another tenant’s equipment, then, without limiting any other rights or remedies of the Landlord, the Tenant agrees to take reasonable corrective steps as reasonably requested by the Landlord to eliminate and prevent the Tenant’s Supplemental Equipment from interfering with other tenants’ equipment, and any such corrective steps taken under this sentence shall be at the Tenant’s sole cost and expense to the extent that such corrective steps are needed because the Tenant’s Supplemental Equipment was not installed, operated, maintained or repaired in accordance with the requirements of this Article Thirty-One.
31.5    With respect to Equipment Licensed Areas, access by the Tenant shall be permitted to the Satellite Licensed Area only, and such access shall be subject to all Requirements, Building Regulations and the following terms and conditions: (a) before being permitted to gain such access, the Tenant must call the Landlord’s property management office at (212) 282-1800 to make an appointment for such access; (b) only employees, contractors, agents and professional consultants of the Tenant who are qualified and trained Persons required to address the matter for which such access is needed (“Qualified Personnel”) shall be permitted to gain access to such areas; and (c) such Qualified Personnel shall be accompanied by a representative of the Landlord (which representative the Landlord shall make available reasonably promptly). The Tenant shall not have access to any other Equipment Licensed Areas.
ARTICLE THIRTY-TWO
Riser and Shaft Space
32.1    (a) As used herein:
“Shaft Space Licensed Area” means, collectively, (i) shaft and other pathways spaces to be reasonably designated by the Landlord to accommodate the Shaft Space Equipment described in clause (i) of the definition thereof, and which is not otherwise Shaft Space Licensed Area under this definition, (ii) two (2) separate pathways to be reasonably designated by the Landlord from the Building’s meet-me room(s) to the Premises to accommodate the Shaft Space Equipment described in clause (ii) of the definition thereof and (iii) the Shaft Space Licensed Area described as such elsewhere in this Lease.
“Shaft Space Equipment” means, (i) as to the Shaft Space Licensed Area described in clause (i) of the definition thereof, reasonably-sized and reasonable amounts of risers, conduit, cable, wiring, piping, fresh air and exhaust ventilation ductwork reasonably required by the Tenant (taking into account the amount of space covered by this Lease, the Tenant’s Permitted Uses, the Building’s capacities for the areas and equipment in question and the needs of other tenants and reasonably anticipated future tenants for the capacities and areas in question, all as determined by the Landlord in its reasonable discretion), and which is not otherwise Shaft Space Equipment under this definition, (ii) as to each of the two (2) pathways comprising the Shaft Space Licensed Area described in clause (ii) of the definition thereof, two (2) two-inch (2”) conduits to be installed by the Tenant containing the telecom wiring and cabling to be installed by the Tenant (i.e., a total of four such conduits, two in each one of the pathways) and (iii) as to the Shaft Space Licensed Area described in clause (iii) of the definition thereof, the Shaft Space Equipment described as such elsewhere in this Lease.
(b)The Landlord does hereby grant to the Tenant, and the Tenant does hereby take from the Landlord, subject and subordinate to the Qualified Encumbrances, for the term of this Lease and upon and subject to the terms and conditions of this Lease, a non-exclusive license (the “Shaft Space License”) to use the Shaft Space Licensed Area for the Shaft Space Equipment. Such Shaft Space Licensed Area is licensed to the Tenant in its “as-is” condition; provided that the Landlord shall be responsible to (x) provide an ACP-5 and (y) remove or treat asbestos and/or asbestos-containing materials (and other items that are Hazardous Substances as of the date of this Lease, if any, which are present within the specific areas of the Shaft Space Licensed Area where the Tenant intends to install ‘hangers’ to secure the Shaft Space Equipment being installed in accordance with the terms hereof, but only if and to the extent that pursuant to Requirements such asbestos and/or asbestos-containing materials (and other items that are Hazardous Substances as of the date of this Lease) must be removed or treated to permit the Tenant to install such ‘hangers’. The location of the Shaft Space Equipment within the Shaft Space Licensed Area shall be subject to the Landlord’s reasonable consent prior to its installation pursuant to field coordination between the Tenant and the Landlord. In connection with the rights granted under this Article Thirty-Two the following clauses (c)-(h) shall also apply:
(c) At all times the Tenant agrees to (i) keep and maintain at its sole cost and expense the Shaft Space Equipment in a safe condition and proper state of repair, (ii) comply with all Requirements and (iii) take reasonable precautions so that such Shaft Space Equipment shall be operated or used in a manner causing no interference with any other installations of the Landlord or any of its tenants and if such interference occurs, the Tenant shall take adequate corrective steps to eliminate and prevent such interference. In the event of any such interference by another tenant’s equipment with the Tenant’s Shaft Space Equipment which shall have been installed, operated, maintained and repaired in accordance with the requirements of this Article Thirty-Two, then the Landlord shall cause reasonable corrective steps promptly to be taken to eliminate and prevent such interference;
(d) (i) the rights granted by the Shaft Space License shall not be Transferred except to an assignee of this Lease permitted in accordance with the terms of this Lease and (ii) the services provided by the Shaft Space Equipment shall be for the benefit of the Tenant and/or any Successor Entity and their permitted subtenants in connection with its and their normal business activities and the Tenant shall not use or permit the use of the Shaft Space Equipment by or for the benefit of any Person other than the Tenant and/or any Successor Entity and their permitted subtenants;
(e) the Shaft Space Equipment shall constitute Qualified Fixtures and is subject to the terms and conditions of this Lease applicable thereto;
(f) any and all work which may or shall be required in connection with the installation, maintenance and/or removal of the Shaft Space Equipment or in making good any damage to the Building or its appurtenances, shall be performed (i) in accordance with all the terms and conditions of this Lease and (ii) by workers approved by the Landlord in accordance therewith, which approval shall not be unreasonably withheld, and the removal and/or treatment of any Hazardous Substances required to be done by the Landlord under Section 32.1(b) shall be done at the Landlord’s sole cost and expense;

(g) the Landlord assumes no responsibility either for or in connection with the installation, maintenance or operation of the Shaft Space Equipment or for the safeguarding thereof, nor for any surges in or interruption of power, nor shall the Landlord be under any other obligation or liability of any kind whatsoever in connection with this arrangement either financially or otherwise and, to the extent permitted by law, the Tenant hereby waives and shall make no claim against the Landlord for any loss or damage hereunder, except to the extent caused by the gross negligence or willful misconduct of the Landlord; and
(h) in the event the relocation of the Shaft Space Equipment is required under any Requirements, or if otherwise reasonably required by the Landlord, the Landlord may relocate the Shaft Space Equipment to a different location which permits substantially comparable use by the Tenant without interruption of service, and the Landlord shall complete such relocation and remove such Shaft Space Equipment from the original location or locations and shall relocate the same to the new location or locations mutually reasonably satisfactory to the Landlord and the Tenant based upon plans prepared by the Landlord and reasonably approved by the Tenant (such approval not to be unreasonably withheld). Any such new location shall then be deemed part of the Shaft Space Licensed Area and the old location shall no longer be part of the Shaft Space Licensed Area. If such relocation is undertaken due to Requirements which come into effect after the date of this Lease (or regardless of when coming into effect, which become applicable due to any act or omission of a Tenant Party), all of the costs associated therewith (including design) shall be paid by the Tenant, and in all other instances of such relocation the relocation costs associated therewith (including design) shall be paid by the Landlord.
32.2. The Tenant agrees that Building Regulations and the other applicable provisions of this Lease, including Alterations (Article Thirty) and the insurance requirements (Section 6.1(k)) and indemnities (Section 6.1(j)) provided under this Lease shall extend also to the Shaft Space Equipment and the Shaft Space Licensed Area.
32.3. The installation, operation and maintenance of Shaft Space Equipment shall be at the Tenant’s sole cost and expense (other than to the extent reimbursable as TI Allowance in accordance with the terms of this Lease). In addition, the Tenant shall (a) be solely responsible for any damage caused as a result of the Tenant’s use of the Shaft Space Equipment, (b) promptly pay any tax, license, permit or other fees or charges imposed pursuant to any Requirements relating to the construction, installation, maintenance, repair, operation or use of such equipment, (c) at its sole cost and expense, promptly comply with the precautions and safeguards required by the Landlord’s insurance company and all Requirements with respect to such equipment and (d) at its sole cost and expense, make all necessary repairs or replacements to such equipment.
32.4. The Tenant agrees that the Shaft Space Equipment will be designed and installed in accordance with the best industry practices then currently used in First Class Buildings in which installations by multiple parties are in close proximity. The Tenant will not install any Shaft Space Equipment that the Tenant knows, or should reasonably know, will result in such Shaft Space Equipment interfering with, or being subject to interference from, any other equipment that is located in close proximity of the Shaft Space Licensed Area.
32.5. Access to the Shaft Space Licensed Area shall be in accordance with Requirements, Building Regulations and the following terms and conditions: (a) before being permitted to gain such access to the Shaft Space Licensed Area, the Tenant must call the Landlord’s property management office at (212) 282-1800; (b) only Qualified Personnel shall be permitted to gain access to the Shaft Space Licensed Area; and (c) such Qualified Personnel shall be accompanied by a representative of the Landlord (which representative the Landlord shall make available reasonably promptly).
32.6 On every Full Floor or Partial Floor in which conduits are installed in the Shaft Space Licensed Area, the Tenant shall mark “Greenhill Conduit” on all such conduits. Any additional shaft space or riser rights not covered as part of the Shaft Space License on the date of this Lease shall be available to the Tenant only if approved by the Landlord in its sole discretion, and all such additional riser rights shall be subject to the charges therefor in accordance with the Rate Schedule; provided that the Landlord shall comply with reasonable requests for additional shaft space or riser rights made by the Tenant, at no additional charge, in order to provide connectivity to portions of the Premises which are expanded in accordance with the terms of this Lease. All locations and pathways for additional shaft space rights which hereafter are provided pursuant to this Section 32.6 shall be Shaft Space Licensed Areas under and in accordance with this Lease, and all items installed by the Tenant in such locations and pathways shall be Shaft Space Equipment under and in accordance with this Lease.

ARTICLE THIRTY-THREE
Renewal Option
33.1.1 The Tenant shall have the right to extend the term of this Lease for two (2) periods of five (5) years each, in all respects subject to and in accordance with the terms of this Article Thirty-Three. If this Lease is renewed for less than the entire Premises (as could be permitted if in accordance with the terms hereof), the term of this Lease with respect to any portion of the Premises which is not renewed shall expire on the date otherwise then set for the expiration of this Lease without the effect of such partial renewal (or such earlier date as may be applicable in accordance with the terms hereof), and all of the provisions of Article Nineteen with respect to the Tenant’s obligations with respect to the end of the term shall apply with respect to the end of the term for such portions of the Premises not being renewed.
33.1.2 As used herein, the following capitalized terms shall have the following respective meanings:
“Additional Office Premises” means, collectively, all additional Full Floor(s) and/or Partial Floor(s) (all in their respective entirety), if any, which are then part of the Office Premises covered under this Lease (but excluding therefrom than any premises which is subject to Superior Occupancy Rights),
“Initial Office Premises” means, collectively, the 20 Premises and the 21 Premises.
“Overall Premises” means, as of any time of reference, (x) the Initial Office Premises, plus (y) the Additional Office Premises, plus (z) all of the Below Grade Premises, if any, then covered by this Lease.
“Renewal Conditions” means that as of the date of the Renewal Notice (x) the Tenant is not then in monetary default or material non-monetary default beyond applicable notice and cure periods under the terms of this Lease and is not insolvent, and (y) named Tenant and/or any Successor Entity (including Tenant Affiliates) with respect to whom a Permitted Transfer has occurred are in the aggregate in occupancy of not less than 80% of the Renewal Premises as comprised as of the date of the Renewal Notice and (z) Tenant has not executed a binding agreement to lease space in any other building with the intention of relocating from the Premises to such other building a majority of its personnel who have been located at the Building.
“Renewal Premises” means the First Renewal Premises and/or the Second Renewal Premises, as the context requires, in its then as-is condition, with no work to be done by the Landlord, no free rent period or other concessions by the Landlord, and no tenant improvement allowances or payments made by the Landlord.
“Superior Occupancy Rights” means, with respect to a lease at the Building entered into prior to the date of this Lease, an expansion of the premises covered by such lease to include all or a portion of the Additional Office Premises, and subsequent renewal rights with respect thereto.
33.1.3 Provided that as of the date of the First Renewal Notice the Renewal Conditions are satisfied, the Tenant shall have the right to elect to extend and renew the term of this Lease for the First Renewal Term for any one of the following, to the extent applicable (the space so specified by the Tenant in accordance with the terms hereof in its Renewal Notice for the First Renewal Term is referred to as the “First Renewal Premises”):

(1)
all (but not less than all) of the Initial Office Premises, together with all of the Below Grade Premises, if any, covered by this Lease as of the date of the Renewal Notice for the First Renewal Term; or

(2)	all (but not less than all) of the Overall Premises as comprised on the date of the Renewal Notice for the First Renewal Term; or

(3)
two (2) or more contiguous Office Premises Full Floors which are part of the Overall Premises, together with all of the Below Grade Premises, if any, then covered by this Lease; provided that such Renewal Premises under this clause (3) shall be on a Bottom-up or Top-down contiguous basis (and the Tenant shall be entitled to make the decision as to whether it shall be Bottom-up versus Top-down).

As used in this Lease (x) “Bottom-up” means starting from the lowest Floor of the Office Premises prior to the contraction and then moving up one Floor from the lowest Floor, and continuing in such upward direction (and otherwise in compliance with the applicable contiguity requirements), and (y) “Top-down” means starting from the highest Floor of the Office Premises prior to the contraction and then moving down one Floor from the highest Floor, and continuing in such downward direction (and otherwise in compliance with the applicable contiguity requirements). For all purposes of determining contiguity under this Lease, it is acknowledged that the 10th and 36th Floors are mechanical floors not available for lease by tenants, and, accordingly, the Floors immediately above and below each such mechanical floor are deemed to be contiguous to each other. In addition, it is acknowledged that the Building’s floor-numbering system skips the number 13, and, accordingly, the 12th Floor and the 14th Floor are contiguous to each other.
Such renewal for the First Renewal Premises shall be effectuated by the Tenant giving Notice to the Landlord of such election and the First Renewal Premises to be covered thereby (“First Renewal Notice”), which First Renewal Notice shall be given not less than twenty-one (21) months prior to the expiration of the initial term of this Lease, time of the essence. Upon and in the event of the giving of the First Renewal Notice, the term of this Lease for the First Renewal Premises shall (unless said term shall sooner have expired or terminated pursuant to any of the conditions of limitation or other provisions of this Lease or pursuant to law) be deemed extended and renewed for a period of five (5) years (subject to earlier termination pursuant to any of the conditions of limitation or provisions of this Lease or pursuant to law, the “First Renewal Term”).
33.1.4 The Tenant’s rights under this Lease with respect to Licensed Areas shall continue in effect during any Renewal Term, subject to and in accordance with any terms and conditions for such continued use applicable to each Licensed Area, respectively, as set forth in this Lease. Both Renewal Terms shall be subject to and upon all of the terms and conditions of this Lease (including Article Twenty-Four hereof) except that the Fixed Rent payable hereunder in respect of a Renewal Term shall be the Fair Market Rental Value determined in accordance with the provisions of this Article Thirty-Three. The Tenant shall not have the right to rescind its delivery of any Renewal Notice.
33.2 The Tenant shall have no rights to a Second Renewal Term unless it shall have properly exercised its option to extend the term for the First Renewal Term. If the Tenant shall have exercised its option to extend the term for a First Renewal Term, then the renewal for the Second Renewal Term shall be effectuated by the Tenant giving Notice to the Landlord of such election and the Second Renewal Premises to be covered thereby (“Second Renewal Notice”; each of the First Renewal Notice and the Second Renewal Notice is referred to herein as a “Renewal Notice”), which Second Renewal Notice shall be given not less than twenty-one (21) months prior to the expiration of the First Renewal Term, time of the essence. Upon and in the event of the giving of the Second Renewal Notice, the term of this Lease for the Second Renewal Premises shall (unless said term shall sooner have expired or terminated pursuant to any of the conditions of limitation or other provisions of this Lease or pursuant to law) be deemed extended and renewed for an additional period of five (5) years (subject to earlier termination pursuant to any of the conditions of limitation or provisions of this Lease or pursuant to law, the “Second Renewal Term”; each of the First Renewal Term and Second Renewal Term is referred to herein as a “Renewal Term”). If as of the date of the Second Renewal Notice the Renewal Conditions are satisfied, the Tenant shall have the right to elect to so further extend and renew the term of this Lease for the Second Renewal Term commencing immediately upon the expiration of the First Renewal Term for any one of the following, to the extent applicable (the space so specified by the Tenant in accordance with the terms hereof in its Renewal Notice for the Second Renewal Term is referred to as the “Second Renewal Premises”):
(1) all (but not less than all) of the First Renewal Premises; or
(2) all (but not less than all) of the Overall Premises as comprised on the date of the Renewal Notice for the Second Renewal Term; or
(3) two (2) or more contiguous Office Premises Full Floors which are part of the Overall Premises as of the date of the Renewal Notice for the Second Renewal Term, together with all of the Below Grade Premises, if any, then covered by this Lease; provided that all Renewal Premises under this clause (3) shall be on a Bottom-up or Top-down contiguous basis (and the Tenant shall be entitled to make the decision as to whether it shall be Bottom-up versus Top-down).
The Tenant shall have no further right to extend or renew the term hereof for any period subsequent to the expiration of the Second Renewal Term.

33.3 After the Tenant exercises a renewal option by delivering a Renewal Notice, but not earlier than fifteen (15) months and not later than fourteen (14) months prior to the date which would be the expiration date of this Lease but for the renewal in question, the Landlord shall notify the Tenant of the amount that the Landlord estimates to be the Fair Market Rental Value for the applicable Renewal Term pursuant to Article 34 hereof. If the Tenant does not dispute such amount within thirty (30) days thereafter, such amount shall become the Fixed Rent for such Renewal Term. If the Tenant disputes such amount, the Tenant shall notify the Landlord of the Tenant’s estimate of the Fair Market Rental Value within such thirty (30) days, and the parties shall thereupon negotiate in good faith a mutually agreeable Fair Market Rental Value. If the Landlord and the Tenant cannot agree on the Fair Market Rental Value by the date which is twelve (12) months prior to the date which would be the expiration date of this Lease but for the renewal in question, then the Fair Market Rental Value shall be determined by arbitration pursuant to Section 34.2 hereof.
33.4    If the Fixed Rent for the applicable Renewal Term shall not be determined prior to the first day of such Renewal Term, then, for the period commencing on the first day of such Renewal Term and ending on the last day of the month in which such Fixed Rent is determined, the Tenant shall pay an interim Fixed Rent at an annual rate per rentable square foot equal to 110% of the annual rate per rentable square foot for the Fixed Rent as in effect hereunder on the day preceding the first day of such Renewal Term, or, if higher, the Tenant’s Proposed Determination shall be the interim Fixed Rent. When the Fixed Rent for such Renewal Term is determined, the Fixed Rent for such period shall be recomputed upon the basis of such Fixed Rent so determined and if such recomputed Fixed Rent for such period is in excess of such interim Fixed Rent so paid for such period, the Tenant shall promptly pay to the Landlord an amount equal to such excess. Conversely, if such recomputed Fixed Rent for such period is less than such interim Fixed Rent so paid for such period, the Landlord shall apply such amount against Rent due and payable under this Lease.
33.5    When the Fair Market Rental Value shall be agreed upon or established as herein provided, the Landlord and the Tenant shall execute and deliver an amendment to this Lease specifying the applicable Renewal Term and the Rent payable therefor, and that any reference in this Lease to the term hereof shall be deemed to include such Renewal Term; provided, however, that the failure of the parties hereto to execute and deliver any such Lease amendment shall not affect the respective rights and obligations of the parties hereunder with respect to such Renewal Term, including the obligation of the Tenant to pay Fixed Rent at the rate established hereunder for the applicable Renewal Term.
33.6    The renewal rights granted herein to the Tenant are personal to the named Tenant and any Successor Entity and may not be Transferred to or enforced by any other Person, even if this Lease or occupancy of all or a portion of the Premises otherwise is Transferred to such other Person in accordance with the terms of this Lease.
ARTICLE THIRTY-FOUR
Fair Market Value
34.1     The term “Fair Market Rental Value” as used herein with respect to any period of time, shall mean the annual market Fixed Rental value for such period for comparable space in First Class Buildings, but only those located on or between Avenue of the Americas and Lexington Avenue and which are also on or between 42nd Street and 57th Street, and taking into account the Relevant Factors. “Relevant Factors” means all relevant factors to the Fair Market Rental Value determination in question, including that the space will be in as-is condition with no work to be done by the Landlord; that there will be no free rent period or other concessions by the Landlord; that there will be no tenant improvement allowances or payments made by the Landlord; that the Computation Year for Base Real Estate Taxes and Base COM for the space in question will be re-set as set forth in Section 35.4 (for ROFO Space); and whether there have been any changes in the leasing market for the loss factor utilized for determining rentable square footage as referred to in Section 1.6.
34.2     If the Fair Market Rental Value is to be determined by arbitration, the same shall be conducted in accordance with the commercial rules and regulations of the American Arbitration Association (“AAA”). The parties hereto shall attempt to agree on a single arbitrator (the “Referee”). The Referee must be a real estate broker licensed by the State of New York who is a member of the Real Estate Board of New York, Inc. or a senior commercial appraiser of The Appraisal Institute, and in any event with at least ten (10) years of experience in the leasing of office space in major midtown office buildings in the Borough of Manhattan, in the City of New York. If the parties hereto cannot agree on the appointment of the Referee within fifteen (15) days after their failure to agree on Fair Market Rental Value, either party may request the AAA to appoint a Referee meeting the foregoing requirements. If the AAA shall refuse to appoint such Referee or fail to do so within ten (10) days of the request, or if the AAA shall then no longer be in existence, either party hereto, on behalf of both, may apply to the Supreme Court in the County of New York for the appointment of such Referee, and the other party shall not raise any objection as to the Court’s full power and jurisdiction to entertain the application and make such appointment. Within ten (10) days after the selection of the Referee, each of the parties shall submit to the Referee its respective position as to the Fair Market Rental Value (each, a “Proposed Determination”). After submission of a Proposed Determination to the Referee, the submitting party may not change its Proposed Determination, but may, together with such submission, submit to the Referee such evidence as it may deem relevant. Within twenty (20) days following his/her receipt of such submissions, the Referee shall decide and select which one of the two Proposed Determinations most closely approximates the Referee’s own estimate of the Fair Market Rental Value and shall notify both parties as to such decision and as to both parties’ Proposed Determinations previously submitted. The Referee, in rendering his or her decision, shall not add to, subtract from or otherwise modify the provisions of this Lease or either Proposed Determination. The Referee’s decision, determined in accordance herewith, shall be the Fair Market Rental Value hereunder, shall be conclusive and binding on the parties, shall constitute an “award” by the Referee within the meaning of AAA rules and judgment may be entered thereon in any court of competent jurisdiction. Each party shall be responsible for the payment of its own fees and expenses relating to the arbitration, and shall each bear one-half of the fees and expenses of the AAA and of the Referee in connection therewith.
ARTICLE THIRTY-FIVE
Right of First Offer
35.1.     As used in this Lease, the following terms shall be defined as follows:
“ROFO Conditions” shall mean that (I) as of the date of the ROFO Acceptance Notice, (x) the named Tenant and/or any Successor Entity (including Tenant Affiliates) are in occupancy of not less than 80% of the Office Premises (and the Tenant is not then seeking to enter into any sublease(s) and/or assignment, which, if consummated after the date of the ROFO Acceptance Notice, would bring such occupancy level below 80%), (y) the Tenant is not in monetary default or material non-monetary default, in either case beyond applicable notice and cure periods under the terms of this Lease and is not insolvent and (II) the leasing of the Accepted ROFO Space by the Tenant will not violate the Leasing Restrictions.
“ROFO Floor” means the 17th, 18th, 19th and 22nd Floors of the Building.
“ROFO Space” shall mean any tenantable space on a ROFO Floor which (x) (i) if leased as of the date hereof, becomes available upon the expiration or earlier termination of the current existing lease(s) for such space, and (ii) if not leased as of the date hereof, becomes available upon the expiration or earlier termination of the first new lease for such space entered into by Landlord with a third party after the date of this Lease, and (y) is not subject to ROFO Superior Rights.
“ROFO Superior Rights” shall mean, with respect to ROFO Space, (i) any fixed renewal rights of any then-existing tenants in the Building under their leases then in effect, (ii) any fixed expansion rights of any then-existing tenants in the Building under their leases then in effect, (iii) any agreement (whenever entered into) with a then-existing tenant (or an affiliate thereof) or a then-existing occupant (or an affiliate thereof) to occupy space covered by such then-existing tenant’s lease or such then-existing occupant’s occupancy agreement, (iv) any first offer or other occupancy rights granted by the Landlord prior to the date of this Lease and/or (v) any Leasing Restrictions.
The Landlord represents that as of the date of this Lease only the following ROFO Superior Rights have been contracted for by the Landlord:
(i) with respect to a certain lease at the Building heretofore entered into by the Landlord with a financial firm, (a) fixed renewal rights for the 18th and 19th Floors, (b) first offer rights for the ROFO Space and subsequent renewal rights with respect thereto and (c) an expansion right for one of a specified set of floors in the Building, including the ROFO Space, and subsequent renewal rights with respect thereto;
(ii) with respect to a certain lease at the Building heretofore entered into by the Landlord with a law firm, (a) fixed renewal rights for the 17th Floor and (b) first offer rights for the 18th and 19th Floors and subsequent renewal rights with respect thereto;

(iii) with respect to a certain lease at the Building heretofore entered into by the Landlord with a financial firm, (a) a fixed renewal right for the 22nd Floor and (b) first offer rights for the space on the 22nd Floor not initially leased by such tenant and subsequent renewal rights with respect thereto; and

(iv) with respect to a certain lease at the Building heretofore entered into by the Landlord with a law firm, (a) first offer rights for the ROFO Space and subsequent renewal rights with respect thereto and (b) two expansion rights, each for one of a specified set of floors in the Building, including the 22nd Floor, and subsequent renewal rights with respect thereto.

35.2.     The first two (2) times during the term of this Lease that the ROFO Space becomes available for lease (such available ROFO Space, the “Offered Space”), the Landlord shall notify the Tenant in writing of the availability of the Offered Space (such notice being a “ROFO Space Notice”). The Landlord’s obligation to offer ROFO Space until the requirements of the previous sentence are satisfied is referred to herein as the “ROFO Right”. Notwithstanding anything to the contrary in this Article Thirty-Five, the parties’ rights and obligations with respect to space which becomes available for lease at a time when there are less than three (3) years remaining until the then scheduled expiration date of the term of this Lease shall be governed by the provisions of Section 35.3.2. The ROFO Space Notice shall:
(a)include an outline floor plan of the Offered Space;
(b)specify the rentable square footage thereof; and
(c)specify the date designated by the Landlord as the date on which the Accepted ROFO Space is scheduled be added to, and become part of, the Premises (the “ROFO Space Target Delivery Date”) , which date, (i)(a) shall not be more thirty-six months after the date of such notice and (b) except as otherwise specified in clause (ii) or (iii) below, shall not be less than twelve (12) months after the date of such notice, (ii) if such Offered Space shall have been the subject of good faith negotiations by the Landlord to extend or renew the term of an existing lease therefor, shall be not less than six (6) months after the date of such notice (and the Landlord shall nonetheless endeavor to provide the ROFO Space Notice not less than twelve (12) months’ prior to the date the Offered Space will be added to the Premises, but shall not be obligated to do so) and (iii) in the case of the Offered Space becoming available for lease due to the default or bankruptcy or insolvency of the tenant for such Offered Space, not less than three (3) months prior to the date the Offered Space will be added to the Premises; provided, as to this clause (c), that if a default or bankruptcy or insolvency with respect to the tenant in question occurs after a ROFO Space Notice has been delivered for such space and the Tenant has delivered a ROFO Acceptance Notice therefor, then the Landlord shall have the right to update the ROFO Space Notice and change the date the Offered Space will be added to the Premises to as soon as ninety (90) days from the date of such updated ROFO Space Notice.
35.3.1 If the Landlord shall deliver the ROFO Space Notice to the Tenant, then, if the ROFO Conditions are satisfied (it being agreed that the Landlord’s delivery of a ROFO Space Notice shall not be an admission or waiver by the Landlord as to such satisfaction or as to any default by the Tenant under this Lease), the Tenant shall have the option to lease all of the Offered Space (but not less than all) for the Fair Market Rental Value (determined in accordance with the provisions of Section 35.7) and otherwise upon all of the same terms and conditions contained in this Lease, including those set forth in this Article Thirty-Five. The Tenant shall exercise such option (if at all) only by notice to the Landlord (a “ROFO Acceptance Notice”) given within forty-five (45) days after the ROFO Space Notice is delivered to the Tenant. If a ROFO Acceptance Notice is not received by the Landlord within such forty-five (45) day period, time of the essence, then, in any such case, and notwithstanding the purported delivery of such ROFO Acceptance Notice, the Tenant will be deemed to have elected to not lease the Offered Space. The Tenant shall have no right to rescind a ROFO Acceptance Notice.
35.3.2 Notwithstanding anything to the contrary contained in Section 35.2, (a) the Landlord shall not be obligated to deliver any ROFO Space Notice to the Tenant (and the Tenant shall have no further rights under this Article Thirty-Five) at any time when (i) there are thirty-six (36) months or less until the then expiration date of this Lease and (ii) the Tenant has not theretofore elected (or the Tenant has no right to elect) to renew this Lease for the entire Overall Premises in accordance with the terms contained in Article Thirty-Three, or (b) if the Landlord is otherwise obligated to deliver a ROFO Space Notice to the Tenant under Section 35.2 (as qualified by clause (a) of this Section 35.3.2), and if in response to such ROFO Space Notice the Tenant delivers a ROFO Acceptance Notice to the Landlord less than thirty-six (36) months prior to the then expiration date of this Lease, then such ROFO Acceptance Notice by the Tenant shall not be valid or of any force or effect, unless the Tenant concurrently therewith has the right to elect and validly elects (or prior thereto has validly elected) to renew this Lease for the entire Overall Premises in accordance with the terms contained in Article Thirty-Three.
35.4. If the Tenant shall have timely exercised the option to add the Offered Space (the space so accepted is referred to as the “Accepted ROFO Space”) to the Premises, then, on and after the ROFO Space Commencement Date (a) the Accepted ROFO Space shall be added to the Premises (and, thereafter, the term “Premises” as used in this Lease shall be deemed to include the Accepted ROFO Space subject to the other applicable provisions of this Article Thirty-Five, and such Accepted ROFO Space shall be coterminous with the Term), (b) the Fixed Rent reserved under this Lease shall be increased by an amount which is equal to the Fair Market Rental Value for the Accepted ROFO Space (determined in accordance with the provisions of Section 35.7), (c) in applying the provisions of Article Twenty-Four to the Accepted ROFO Space, subparagraphs (h) and (i) of Section 24.3 shall be deemed to read, respectively, (i) “Base Real Estate Taxes” shall mean the R.E. Tax Share of the Real Estate Taxes for the Computation Year which is the calendar year in which the ROFO Space Commencement Date shall occur and (ii) “Base COM” shall mean the O.E. Share of the Cost of Operation and Maintenance for the Computation Year which is the calendar year in which the ROFO Space Commencement Date shall occur; and (d) the Tenant shall accept the Accepted ROFO Space absolutely “as is” in its then existing condition and state of repair on the ROFO Space Commencement Date. It is expressly agreed that no work is to be performed by the Landlord in connection with the Accepted ROFO Space, and that no tenant improvement allowance or free rent period will be provided (and, as contemplated under the definition thereof, the foregoing shall be Relevant Factors considered in determining the Fair Market Rental Value). “ROFO Space Commencement Date” means the date on which the Landlord delivers to the Tenant possession of the Accepted ROFO Space vacant, broom clean and free of liens (other than the Qualified Encumbrances) and otherwise in its then “as is” condition; provided that such date shall not be earlier than the ROFO Space Target Delivery Date. The Landlord shall deliver to the Tenant an ACP-5 covering such Accepted ROFO Space at the time that the Landlord delivers to the Tenant possession of such Accepted ROFO Space.
35.5.1     If the Landlord is unable to deliver possession of the Accepted ROFO Space on the scheduled ROFO Space Target Delivery Date because of the holding over or retention of possession of any tenant, undertenant or occupant in the Accepted ROFO Space or any Force Majeure cause, then, subject to Section 35.5.2 (i) the Landlord shall not be subject to any liability for the Landlord’s failure to give possession on said date, (ii) the validity of this Lease shall not be impaired under such circumstances, nor shall the same be construed to extend the term of this Lease with respect to such Accepted ROFO Space or otherwise, (iii) the Tenant waives any right to rescind this Lease under Section 223a of the New York Real Property Law or any successor statute of similar nature and purpose then in force and further waives the right to recover any damages which may result from the Landlord’s failure to deliver possession of the Accepted ROFO Space to the Tenant on the scheduled ROFO Space Target Delivery Date, and agrees that the provisions of this paragraph shall constitute an “express provision to the contrary” within the meaning of Section 223a of the New York Real Property Law, (iv) provided Tenant Delay is not the cause for such inability to deliver possession the ROFO Space Commencement Date shall be postponed, at the Tenant’s election, for up to twenty (20) days after the Landlord delivers to the Tenant notice that the Accepted ROFO Space is vacant and available for the Tenant’s occupancy or will be vacant and available for occupancy at the end of such period of twenty (20) days and (v) the Landlord will use commercially reasonable efforts to obtain possession of the Accepted ROFO Space and to cause the ROFO Space Commencement Date to occur as soon as practical.
35.5.2     If as of the end of the 270th day after the ROFO Space Target Delivery Date the ROFO Space Commencement Date shall not have occurred, then, notwithstanding anything to the contrary set forth herein, the Tenant shall have the right to terminate this Lease with respect to the ROFO Space, effective as of the last day of the 30-day period which immediately follows the end of such 270-day period, by delivering notice to the Landlord of such termination during the first ten (10) days of such 30-day period; provided, however, that if the Landlord nonetheless delivers possession of the Accepted ROFO Space in the condition called for hereunder on or prior to the end of such 30-day period then, notwithstanding the Tenant’s termination notice, such termination shall not be effective and this Lease shall continue in full force and effect with respect to such Accepted ROFO Space. If the Landlord is unable to deliver the Accepted ROFO Space to the Tenant within the foregoing time periods under this Section 35.5.2 and the Tenant does not exercise, or waives, its termination right with respect thereto, then, the Landlord shall pay to the Tenant (as liquidated damages for the Tenant’s inconvenience), within thirty (30) days after the occurrence of the ROFO Space Commencement Date for such space, (x) one hundred percent (100%) of the amount (if any) by which the rentals, if any, paid to the Landlord by any holdover tenant, undertenant or occupant for the Accepted ROFO Space for the period from the ROFO Space Target Delivery Date until the ROFO Space Commencement Date exceed the amount of rental which would be applicable to such space for such period if paid at the rate payable by such holdover tenant, undertenant or occupant immediately prior to the expiration of its lease, minus (y) any Landlord Expense, to the extent not otherwise reimbursed to the Landlord by other parties, incurred in connection with causing the Accepted ROFO Space to be delivered to the Tenant free and clear of occupants and rights of others. The Landlord shall use commercially reasonable efforts to enforce the holdover provisions under the subject leases (which may include, if commercially reasonable in the circumstances, instituting a suit or proceeding).
35.6 The Landlord’s obligation to offer ROFO Space shall apply only until the ROFO Right is satisfied, regardless of whether the Tenant accepts or rejects the Landlord’s offers or satisfies or fails to satisfy the ROFO Conditions with respect thereto. Offered Space which is the subject of a ROFO Space Notice as to which the Tenant elects (or is deemed to have elected) not to exercise its right of first offer may be the subject of another ROFO Space Notice if delivered twelve (12) months or more after the date of the prior ROFO Space Notice offering such Offered Space.
35.7. Within thirty (30) days after the date of the Tenant’s ROFO Acceptance Notice for Offered Space, the Landlord shall notify the Tenant as to the Landlord’s estimate of the Fair Market Rental Value for such Offered Space (the “ROFO FMV Notice”). If the Tenant does not dispute the Landlord’s estimate of the Fair Market Rental Value for the Offered Space within thirty (30) days after the Landlord gives the ROFO FMV Notice to the Tenant, such estimate shall become the Fixed Rent for the Offered Space. If the Tenant wishes to dispute the Landlord’s estimate, the Tenant shall give a notice to the Landlord of the Tenant’s estimate of the Fair Market Rental Value within such thirty (30) days after the date of the ROFO FMV Notice to the Tenant and, if the Landlord and the Tenant fail to reach agreement on the Fair Market Rental Value within sixty (60) days after the date of the ROFO FMV Notice, the Fair Market Rental Value shall be determined by arbitration substantially in accordance with the procedures set forth in Section 34.2.
35.8. If the Fixed Rent for the Accepted ROFO Space shall not be determined prior to the ROFO Space Commencement Date, the Tenant shall pay an interim Fixed Rent for the period commencing on the ROFO Space Commencement Date and ending on the last day of the month in which such Fixed Rent is determined, at 105% of the average annual rate per square foot in effect for the remainder of the Premises on the day preceding the ROFO Space Commencement Date. When the Fixed Rent for the Accepted ROFO Space is determined, the Fixed Rent for such period shall be recomputed upon the basis of such Fixed Rent so determined and if such recomputed Fixed Rent for such period is in excess of such interim Fixed Rent so paid for such period, the Tenant shall promptly pay to the Landlord an amount equal to such excess. Conversely, if such recomputed Fixed Rent for such period is less than such interim Fixed Rent so paid for such period, the Landlord shall apply such amount against the next installment or installments of Rent coming due under this Lease.
35.9. With reasonable promptness after the Accepted ROFO Space is added to and made a part of the Premises and the final determination of the Fixed Rent payable with regard to the Accepted ROFO Space, the Landlord and the Tenant shall execute an amendment to this Lease confirming that the Accepted ROFO Space is part of the Premises and the Rent payable in respect thereof; provided, however, that the failure to execute and deliver any such Lease amendment shall not affect the obligation of the Tenant to pay Fixed Rent at the rental rate established hereunder for the Accepted ROFO Space for the balance of the term.
35.10 The rights of first offer granted herein to the Tenant are personal to the named Tenant and any Successor Entity, and may not be Transferred to or enforced by any other Person, notwithstanding that this Lease or occupancy of all or a portion of the Premises is Transferred to such other Person pursuant to the terms contained in this Lease; provided, that if, after named Tenant or a Successor Entity exercises a right of first offer hereunder, this Lease is Transferred to another Person in accordance with the provisions hereof, then such other Person shall retain the benefit of such right of first offer which was previously exercised prior to the date of such Transfer.
ARTICLE THIRTY-SIX
Security Deposit
36.1        The Tenant shall, on or before the thirtieth (30th) day after the date hereof (such date, the “Initial Security Date”), and at all times thereafter, maintain on deposit with the Landlord security (the “Security Deposit”) in the then applicable Required Amount, as security for the full and faithful keeping, observance and performance of all of the provisions of this Lease provided to be kept, observed or performed by the Tenant (expressly including, without being limited to, the payment as and when due of the Rent and any other sums or damages payable by the Tenant under this Lease) and the payment of any and all other damages for which the Tenant shall be liable by reason of any act or omission contrary to any of said provisions. If at any time the Tenant shall be in default in the payment of any Rent and/or any other sums or damages or shall otherwise be in default in the keeping, observance or performance of any of the provisions of this Lease, in each instance, beyond the expiration of any applicable notice or cure period, then at the Landlord’s election, the Security Deposit may be drawn and applied by the Landlord to the payment of the Rent, other sums or damages in respect to which the Tenant is so in default and/or, if the Tenant is otherwise in default in the keeping, observing or performing as aforesaid of any of the provisions of this Lease, said Security Deposit shall, if drawn, be applied by the Landlord to the payment of such costs and expenses as the Landlord shall incur in curing any such default without relieving the Tenant of its obligation to the extent such amount applied is inadequate. If at any time the Landlord is required to return or repay to the Tenant, for any reason in connection with a bankruptcy or insolvency similar proceeding or event in respect of the Tenant, any Rent and/or any other sums paid by the Tenant to the Landlord under this Lease, then, at the Landlord’s election, the Security Deposit may be applied by the Landlord to offset such return or repayment. If, at the expiration or earlier termination of this Lease, all of said Rent, other sums or damages, costs and expenses shall have been paid by the Tenant to the Landlord, the Tenant shall not be in monetary default or material non-monetary default under this Lease and the Tenant shall have surrendered and vacated the Premises and the Licensed Areas in the condition required under this Lease in respect of the end of the term, then the Landlord shall not later than thirty (30) days following such expiration or termination return to the Tenant all, or such part of the Security Deposit, if any, then held by or on behalf of the Landlord under this Article Thirty-Six. If the Tenant is so in default at the expiration of this Lease and subsequently cures such default, then the Landlord shall return to the Tenant all, or such part of the Security Deposit, if any, then on deposit with the Landlord pursuant to this Section 36.1.
36.2     The Tenant shall maintain such Security Deposit with the Landlord in the form of an unconditional, irrevocable, stand-by commercial letter of credit (the “Deposit L/C”) substantially in the form attached hereto as Exhibit 16 in the Required Amount, naming the Landlord as beneficiary and authorizing the beneficiary to draw on the Bank in such amount as permitted under Section 36.1, available by the beneficiary’s sight draft (including the certifications contained therein), without presentation of any other documents, statements or authorizations. Every Deposit L/C shall be issued by a bank which is a member of the New York Clearing House Association that qualifies as a Qualified L/C Issuer (a “Bank”). “Qualified L/C Issuer” means a commercial bank having a net worth of at least $5,000,000,000.00 and a Standard & Poor’s long-term credit rating of its unsecured debt of at least BBB+ (or the equivalent rating by Moody’s). The parties acknowledge that based on publicly-available information First Republic Bank (NYSE: FRC) is a Qualified L/C Issuer as of the date hereof. Each Deposit L/C shall provide, among other things, that it shall be drawable, either in partial draws or in one draw for the full amount of the Deposit L/C, upon the delivery to the Bank of the Landlord’s certificate to such effect. The Deposit L/C shall be transferable, and the transfer fees shall be paid by the Landlord, except that the transfer fees shall be paid by the Tenant with respect to transfers occurring at a time when the Tenant is in monetary or material non-monetary default of this Lease after the expiration of applicable notice and cure periods. The Bank shall further agree with drawers, endorsers, and all bona fide holders that drafts drawn under and in compliance with the terms of the Deposit L/C will be duly honored upon presentation to the Bank at an office location in Manhattan (or by facsimile or overnight delivery). The Deposit L/C shall also be subject to the International Standby Practices (ICC Publication No. 590).
36.3        If at any time the Bank issuing a Deposit L/C held hereunder no longer qualifies as a Qualified L/C Issuer because of a downgrade in its credit rating or a reduction in its net worth, then the Tenant shall, within thirty (30) days after the Landlord’s request, provide a substitute Deposit L/C from a different Bank which does qualify as a Qualified L/C Issuer (and contemporaneously therewith the existing Deposit L/C shall be returned to the Tenant). If the Tenant fails to provide on a timely basis such substitute Deposit L/C from a qualifying Bank, then the Landlord shall have the right to draw on the full amount of the Deposit L/C being held hereunder and apply or hold the proceeds as provided in this Article Thirty-Six.
36.4        If at any time the sum of the undrawn amount(s) of all Deposit L/C(s) then held by the Landlord shall be less than the applicable Required Amount (whether due to application by the Landlord to cover amounts owed, as set forth above, or due to the Required Amount having increased as set forth below), the Tenant shall forthwith deposit with the Landlord an additional Deposit L/C equal to such deficiency in the Required Amount or provide the Landlord with a substitute Deposit L/C (or amend the existing Deposit L/C) so that the same is in the Required Amount.

36.5     The Deposit L/C shall have a term of at least twelve (12) months, and it shall by its terms be renewed, automatically, each year until the date which is sixty (60) days after the expiration or earlier termination of this Lease, by the Bank, unless the Bank gives written notice to the beneficiary, at least sixty (60) days prior to the expiration date of the then-existing Deposit L/C that the Bank elects that it not be renewed. If any Deposit L/C provides that the amount drawable thereunder shall cease to be available on a date which is earlier than sixty (60) days after the expiration of the term of this Lease or, in the case of a Renewal Term the expiration of such Renewal Term, the Tenant shall, at least thirty (30) days prior to the date specified in said Deposit L/C as being the date on which such drawable amount will cease to be available, either furnish to the Landlord a renewal or extension of said Deposit L/C or a new Deposit L/C, as shall, when added to any Security Deposit then held by the Landlord, equal the Required Amount. If the Tenant fails to comply with the provisions of the preceding sentence prior to the commencement of said thirty (30) days, the Landlord may, at any time during said thirty (30) day period, draw upon such Deposit L/C and retain as a cash Security Deposit hereunder, the amount so drawn. The Landlord shall not be entitled to any administrative fee with respect to any portion of the Security Deposit.
36.6     As used herein the following capitalized terms shall have the following respective meanings:
“Financial Test” means, at any time of reference, that all of the following are true: (i) the Year-End Statement for the most recent fiscal year for which a Year-End Statement was required to have been provided was provided, and (ii) the Year-End Statement referred to in clause (i) substantiated that the Tenant’s total revenues for the year covered thereby exceeded the Minimum Total Revenues.
“Minimum Total Revenue” means total revenues of $232,000,000.00.
“Reduction Requirements” means that all of the following are true on the date in question when the Reduction Requirements are required to be satisfied in order for the Required Amount to be lowered: (i) there is no monetary default or material non-monetary default of the Tenant’s obligations beyond applicable notice and cure periods under the terms of this Lease and the Tenant is not insolvent, and (ii) the Financial Test is satisfied.
“Required Amount” shall mean the following minimum amount of Security Deposit required hereunder from time to time, subject to the provisions of Section 36.7 and Section 36.8:
(a)    from the Initial Security Date until the day preceding the second (2nd) anniversary of the Rent     Commencement Date, an amount equal to ten (10) months of Fixed Rent payable under this     Lease at the Fixed Rent rate applicable during the First Rent Period;

(b)
from the second (2nd) anniversary of the Rent Commencement Date until the day preceding the fifth (5th) anniversary of the Rent Commencement Date, an amount equal to eight (8) months of Fixed Rent payable under this Lease at the Fixed Rent rate applicable during the First Rent Period; and

(c)
from and after the fifth (5th) anniversary of the Rent Commencement Date, an amount equal to six (6) months of Fixed Rent payable under this Lease at the Fixed Rent rate applicable during the First Rent Period.

36.7    The Required Amount shall be (x) increased as a result of increases in the Fixed Rent due to the exercise of ROFO rights under this Lease in accordance with the terms hereof (i.e., by adding to the Required Amount the applicable number of months of Fixed Rent applicable to such ROFO space based on the Fixed Rent established therefor under Section 35.7) and (y) reduced as a result of reductions in the Fixed Rent due to the exercise of renewal rights for less space than previously covered by this Lease in accordance with the terms hereof (but such reduction in the Required Amount upon a reduction in the Fixed Rent shall be permitted only from and after a date which is on or after such reduction in Fixed Rent and when, for the preceding twelve month period, there shall have been no monetary default or material non-monetary default under this Lease which remained uncured after the expiration of applicable notice and cure periods). The Tenant shall forthwith deposit with the Landlord additional security in an amount equal to any deficiency in the Required Amount or provide Landlord with a substitute Deposit L/C (or amend the existing Deposit L/C so that the same is in the increased Required Amount) in accordance with the procedures set forth in Section 36.4. If the amount of Security Deposit with the Landlord shall at any time be more than the Required Amount, the Tenant shall forthwith be entitled to amend the existing

Deposit L/C so that the same is in the decreased Required Amount in accordance with the procedures set forth in Section 36.10 (and any excess amount held as cash security by the Landlord shall be refunded to the Tenant).
36.8     Notwithstanding anything to the contrary set forth herein, there shall be no reduction in the Required Amount if, as of the time otherwise scheduled for reduction in the Required Amount, the Reduction Requirements are not satisfied. If the Required Amount is not reduced due to a failure to satisfy the Reduction Requirements, then, upon subsequent satisfaction of the Reduction Requirements for an uninterrupted period of two years, the Required Amount shall be reduced to its then current amount in accordance with the definition thereof.
36.9        The Tenant represents and warrants that the Tenant’s fiscal year ends on December 31st. Within 120 days after the end of each fiscal year of the Tenant, the Tenant shall deliver to the Landlord the audited financial statement (“Year-End Statement”) of the Tenant for such fiscal year examined and certified by a nationally recognized public accounting firm as shall be selected by the Tenant. Each Year-End Statement shall include reasonably detailed information indicating the extent to which the Financial Test is satisfied for the most recent fiscal year. Each Year-End Statement, and any certified information covered by clause (iii) of the definition of “Financial Test”, shall be accompanied by a statement of the chief financial officer of the Tenant (who shall state therein that he or she is the chief financial officer and is authorized to execute and deliver such statement on behalf of the Tenant).
36.10 In connection with any reduction of the Deposit L/C as permitted hereunder, the Landlord shall (i) if requested by the Bank, countersign any amendment to the Deposit L/C which reduces the amount thereof as provided hereunder and (ii) if requested by the Bank, execute and deliver to the Bank such other instruments reasonably required by the Bank to effectuate such reduction or accept from the Bank a replacement Deposit L/C that reduces the amount of the Deposit L/C to the Required Amount as permitted hereunder, the Landlord agreeing that upon its receipt of such replacement Deposit L/C it shall simultaneously return the existing Deposit L/C then on deposit with the Landlord to the Tenant or to the Bank, as directed in writing by the Tenant.
ARTICLE THIRTY-SEVEN
Building Security
37.1    The Landlord shall staff the Building with security personnel, every day and 24 hours per day, and in all events consistent with the First Class Standard.
37.2    The Landlord and the Tenant shall reasonably cooperate to enable each of the Tenant’s employees to use one access card to gain access through the lobby turnstiles and to the Office Premises. Subject to the Landlord’s approval thereof (not to be unreasonably withheld) and subject to all of the provisions of this Lease applicable to Alterations (including, without limitation, Article Thirty) and all Requirements and the Building Regulations, the Tenant shall have the right to install (i) a security system for the Premises that is compatible with the Building’s access control security system card reader format (as of the date of this Lease, HID Thinline II) but which is separate and distinct from the Building’s access control security system and (ii) proximity card readers, converters or other equipment reasonably acceptable to the Landlord which enable the Tenant’s security system to interface with the Building’s security system with coordination of the Building’s security system integrator and thereby allow each of the Tenant’s employees to use the same access card to gain access through the lobby turnstiles and to the Office Premises ((i) and (ii), collectively, the “Tenant Security Systems”). The Tenant Security Systems shall be deemed Qualified Fixtures.
ARTICLE THIRTY-EIGHT
Fire Stairs; Bike Room
38.1     Provided that such use complies with all Requirements and the Building Regulations, the Landlord does hereby grant to the Tenant, and the Tenant does hereby take from the Landlord, subject and subordinate to the Qualified Encumbrances, and upon and subject to the terms and conditions of this Lease for the term hereinafter stated, a non-exclusive license to use the fire stairwells in the Building as convenience stairs for standard walking access only, and only between (x) contiguous portions of the Office Premises Full Floor(s) which are then actually occupied by the Tenant, and (y) if contiguous to the Office Premises Full Floor(s) described in clause (x), any Office Premises Partial Floor which is then actually occupied by the Tenant and from which Office Premises Partial Floor the same fire stairwell is accessible directly (without passing through any common areas) (the “Stairway License”; the portion of the fire stairwells which are the subject of the Stairway License are referred to as the “Fire Stairwells”). The insurance requirements (Section 6.1(k) and indemnities

(Section 6.1(j)) provided under this Lease shall apply also to the Stairway License and the Tenant’s use of the Fire Stairwells. The Fire Stairwells shall at no time be used for storage purposes or Fitness Use or any other purpose not expressly permitted in this Section 38.1. Subject to all Requirements and Article Thirty, the Tenant shall have the right, at the Tenant’s sole cost and expense, to (i) make cosmetic, decorative Alterations to the Fire Stairwells (but all Alterations made in the Fire Stairwells shall be deemed Qualified Fixtures for all purposes of this Lease), (ii) install a security system covering the Fire Stairwells with a tie-in to the Building’s security system and Class E system connections located on each contiguous Office Premises Full Floor which has a door opening to the Fire Stairwells which are part of the Stairway License and (iii) install a card-key access system for the Tenant’s employees on each such Floor to have access to and from the Fire Stairwells; provided that in each such instance under clauses (i) and (ii) the Landlord’s prior consent thereto shall be required (notwithstanding anything to the contrary contained in Article Thirty), such consent not to be unreasonably withheld; and provided further, with respect to clause (iii) that although the Landlord has heretofore consented to the installation of a card-key access system, the actual system and the installation thereof remain subject to the Landlord’s reasonable approval. The Tenant shall ensure that the Landlord’s master key continues to enable the Landlord to access the Premises from the doors located in the Fire Stairwells, and the Fire Stairwells remain free from obstructions. The Tenant shall pay all Landlord Expenses incrementally incurred as a result of the Stairway License granted hereunder. The Landlord shall have the right to revoke the Stairway License by notice to the Tenant if it is determined in the Landlord’s reasonable judgment that (a) a change in an applicable Requirement prohibits the use contemplated herein (but the Tenant shall be entitled to seek reinstatement of the Stairway License by effectuating changes to the Fire Stairwells at the Tenant’s sole cost and expense and which do not in Landlord’s reasonable judgment adversely affect the Building or Landlord), or (b) the Tenant’s use of the Fire Stairwells would increase the property or liability insurance rate on the Building or property therein (unless the Tenant agrees to and does reimburse the Landlord for such increased insurance costs as additional rent), or would result in insurance companies of good standing refusing to insure the Building or any such property in amounts and against risks as reasonably determined by the Landlord. Without limiting any of the provisions in this Section 38.1, as part of the security system which the Tenant installs pursuant to clause (i) above, the Tenant may also install security cameras, provided that together with such cameras the Tenant installs signs indicating that the areas are under video surveillance, the location and number of which cameras, and the location, number and style of which signs, are subject to the Landlord’s reasonable consent. If at any time during which such security cameras are installed the Landlord requests copies of any tapes or recordings from such security cameras, then, upon request by the Landlord, the Tenant shall provide to the Landlord such tapes and/or recordings to the extent in the Tenant’s possession or control. For greater clarity, the Fire Stairwells are not covered by the cleaning specifications referred to in Section 20.1. The Landlord shall undertake general cleaning of the Fire Stairwells consistent with the First Class Standard for fire stairwells generally. The Tenant shall be responsible for any cleaning necessitated by any wrongful acts or omissions of any Tenant Party with respect to the Fire Stairwells.
38.2     For greater clarity, (i) the Stairway License does not include any stairwells or stairways (x) to or from any Office Premises Partial Floor from which the fire stairwells are not accessible directly (without passing through any common areas, including other fire stairwells) or (y) to or from any portion of the Office Premises which is not contiguous to a different portion of the Office Premises, and (ii) the Tenant’s sole non-emergency access between the Office Premises and the lobby of the Building shall be via the Building’s elevators.
38.3    From and after the date the Tenant shall occupy any portion of the Premises for the conduct of its business, the Landlord shall provide a bicycle parking area (with shower and changing areas) in the Building (“Bike Room”) for bicycle parking use for tenants and permitted occupants of the Building. The Tenant and permitted occupants of the Premises shall have the right to use a number of bicycle parking spaces in the Bike Room equal to the Tenant’s proportionate share (based on the rentable square footage of the Office Premises relative to all rentable square footage of office space in the Building) of all bicycle parking spaces in the Bike Room (the “Bike Room License”). As of the date hereof, the Bike Room License is on an unreserved and ‘first-come, first-served’ basis as to any particular parking space, but the Landlord reserves the right to promulgate a Building Regulation implementing a system of reserved spaces. The Tenant’s use of the Bike Room License shall be at the Tenant’s sole risk, without any liability to the Landlord for any loss or damage, and the Landlord assumes no responsibility either for or in connection with the Bike Room License or the Bike Room or for the safeguarding thereof, nor shall the Landlord be under any other obligation or liability of any kind whatsoever in connection with this arrangement either financially or otherwise (except in all such cases to the extent caused by Landlord’s gross negligence or willful misconduct), and, to the extent permitted by law, the Tenant’s waiver under Section 6.1(d) as applicable to Licensed Areas shall apply to the Bike Room, the Bike Room License and matters arising therefrom. The Bike Room License is subject to Requirements and the Building Regulations and all applicable provisions of this Lease including Section 3.4, Article Thirty and Section 11.1, and the insurance requirements (Section 6.1(k)) and indemnities (Section 6.1(j)) under this Lease shall extend also to the Bike Room License and the Tenant’s use of the Bike Room.
ARTICLE THIRTY-NINE
[Reserved]

ARTICLE FOURTY
Representations and Covenants
40.1    The Landlord hereby makes the following representations to the Tenant: (i) the Landlord has full power and authority to enter into this Lease and to carry out the transactions contemplated herein; (ii) this Lease has been duly and validly executed and delivered by the Landlord and constitutes the legal, valid and enforceable obligation of the Landlord; (iii) the Landlord does not require any approval or consent to execute and deliver this Lease and all other agreements contemplated hereby, other than those approvals that have been obtained, and (iv) the execution, delivery and performance of this Lease, and all other agreements contemplated hereby, by the Landlord do not violate or conflict with any provision of the organizational documents of the Landlord or any law, document, instrument, agreement or understanding, oral or written, affecting the Landlord or any of its assets.
40.2    The Tenant hereby makes the following representations to the Landlord: (i) the Tenant has full power and authority to enter into this Lease and to carry out the transactions contemplated herein; (ii) this Lease has been duly and validly executed and delivered by the Tenant and constitutes the legal, valid and enforceable obligation of the Tenant; (iii) the Tenant does not require any approval or consent to execute and deliver this Lease and all other agreements contemplated hereby, other than those approvals that have been obtained, and (iv) the execution, delivery and performance of this Lease, and all other agreements contemplated hereby, by the Tenant do not violate or conflict with any provision of the organizational documents of the Tenant or any law, document, instrument, agreement or understanding, oral or written, affecting the Tenant or any of its assets.
40.3    Each of the Landlord and the Tenant hereby represents, warrants and covenants to the other that (i) it does not and shall not: (a) violate any Anti-Terrorism Law or Anti-Corruption Law; (b) knowingly conduct any business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person ; (c) deal in, or otherwise engage in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224 ; (d) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti-Terrorism Law or any Anti-Corruption Law; and (ii) to its knowledge, neither it nor are any of its partners, members, managers, officers or directors is a Prohibited Person. “Anti-Corruption Law” means The Foreign Corrupt Practices Act of 1977 (FCPA) (15 U.S.C. § 78dd-1, et seq.) and any other applicable anti-corruption or anti-bribery laws.
40.4    The Tenant represents and warrants that neither it nor its affiliates, nor either of their respective officers, directors, employee or agents have ever given, promised to give, received or solicited, anything of value, directly or indirectly, to or from any person for the purpose of inducing (directly or indirectly) any government official (domestic or foreign), to take any action to the benefit of the Tenant in connection with this Lease, or as an inducement for the Tenant to take any action to the benefit of such other person in connection with this Lease.
40.5 The Tenant covenants and agrees that it shall not give, promise to give, receive or solicit, anything of value, directly or indirectly, to or from any person for the purpose of inducing (directly or indirectly) any government official (domestic or foreign), to take any action for the benefit of the Tenant or its affiliates or their respective officers, directors, employees or agents in connection with this Lease, or as an inducement for the Tenant or its affiliates or their respective officers, directors, employee or agents to take any action to the benefit of such other person in connection with this Lease.

40.6 The Landlord represents and warrants that neither it nor its affiliates, nor either of their respective officers, directors, employee or agents have ever given, promised to give, received or solicited, anything of value, directly or indirectly, to or from any person for the purpose of inducing (directly or indirectly) any government official (domestic or foreign) to take any action to the benefit of the Landlord in connection with this Lease, or as an inducement for the Landlord to take any action to the benefit of such other person in connection with this Lease.
40.7 The Landlord covenants and agrees that it shall not give, promise to give, receive or solicit, anything of value, directly or indirectly, to or from any person for the purpose of inducing (directly or indirectly) any government official (domestic or foreign) to take any action for the benefit of the Landlord or its affiliates or their respective officers, directors, employees or agents in connection with this Lease, or as an inducement for the Landlord or its affiliates or their respective officers, directors, employee or agents to take any action to the benefit of such other person in connection with this Lease.

[Signatures on Following Page]

In Witness Whereof, the Landlord and the Tenant have duly executed this Lease as of the day and year first above written.
LANDLORD:
ROCKEFELLER CENTER NORTH, INC.

By:     /s/ Edward J. Guiltinan
Name: Edward J. Guiltinan
Title: Senior Vice President

TENANT:
GREENHILL & CO., INC.

By:     /s/ Harold J. Rodriguez, Jr.
Name: Harold J. Rodriguez, Jr.
Title: Chief Financial Officer